Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 277068

PROSPECTUS

TRUGOLF HOLDINGS, INC.

4,596,435 Shares of Class A Common Stock

29,245,684 Shares of Class A Common Stock Underlying Series A Warrants and Series B Warrants

40,185,185 Shares of Class A Common Stock Underlying Notes

632,500 Shares of Class A Common Stock Underlying Representative Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of an aggregate of: (a) up to 4,596,435 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (b) up to 40,185,185 shares of Class A Common Stock (the “Note Shares”) issuable upon the conversion of the convertible promissory note (the “Notes”); (c) up to 9,870,684 shares of Class A Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of Series A Warrants to purchase Class A Common Stock (the “Series A Warrant”) with an exercise price of $13 per share; (d) up to 19,375,000 shares of Class A Common Stock (the “Series B Warrant Shares”) issuable upon the exercise of Series B Warrants to purchase Class A Common Stock (the “Series B Warrant”) with an exercise price of $10 per share; and (e) up to 632,500 shares of Class A Common Stock the “Representative Warrant Shares,” together with the Series A Warrant Shares and the Series B Warrant Shares as the “Warrant Shares”) issuable upon the exercise of Representative Warrants to purchase Class A Common Stock (the “Representative Warrant,” together with the Series A Warrant and the Series B Warrant as the “Warrant”) with an exercise price of $12 per share.

The Common Stock being registered for resale was issued to, purchased by or will be purchased by the Selling Securityholders for the following consideration: (i) an aggregate of 3,162,500 shares of Class A Common Stock held by the founders of the Company, which were issued to them prior to the Business Combination, for a $0.02 per share cost; (ii) an aggregate of 280,000 shares of Class A Common Stock issued to the directors and officers of the Company at no cost and as consideration for their services to the Company; (iii) 40,185,185 shares of Class A Common Stock issuable upon the conversion of the Notes, issued to the holders under a securities purchase agreement dated February 2, 2024 (the “Purchase Agreement”) pursuant to which the Notes were issued for an aggregate purchase price of $15,500,000 which equates to a price of $0.3857 per share; (iv) 9,870,684 shares of Class A Common Stock issuable upon the exercise of the Series A Warrants, issued to the holders under the Purchase Agreement for aggregate proceeds of $39,482,736 assuming an exercise price of $4.00, for which the Company shall issue the Series A Warrant Shares; (v) 19,375,000 shares of Class A Common Stock issuable upon the exercise of the Series B Warrants, issued to the holders under the Purchase Agreement for aggregate proceeds of $77,500,000 assuming an exercise price of $4.00, pursuant which the Company shall issue the Series B Warrant Shares; and (vi) 632,500 shares of Class A Common Stock issuable upon the exercise of the Representative Warrants, issued to I-Bankers (the “Representative”), at no cost, in connection with the initial public offering of the Company which Representative Warrants are exercisable at $12 per share; (v) up to 519,500 shares of Class A Common Stock issuable under the private placement units (the “Private Units”) with each unit comprised of one share of Class A Common Stock and one right to receive one-tenth of one share of Class A Common Stock, which were purchased for a purchase price of $10.00 per unit; (vi) up to 51,950 shares of Class A Common Stock issuable upon the conversion of rights issued under the Private Units; (vii) up to 20,000 shares of Class A Common Stock issued to Ellenoff Grossman & Schole LLP as fees for their services; (viii) up to 212,752 shares of Class A Common Stock issued to the Representative at no cost and as marketing fees in relation to the Business Combination; and (ix) 349,733 shares of Class A Common Stock issued to the certain Selling Securityholders pursuant to a waiver of the certain terms and conditions of the Purchase Agreement and the Note, entered into by the Company and the Selling Shareholders on August 13, 2024. Please see the sections entitled “Private Placement of Notes and Warrants” on page 74 and the “Selling Securityholders” of prospectus for more information. We may receive up to an aggregate of $39,482,736 from the exercise of the Series A Warrants issued and outstanding, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We may receive up to an aggregate of $77,500,000 from the exercise of the Series B Warrants issued and outstanding, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises.

As of August 20, 2024, the closing price of our Common Stock was $1.45 per share. We believe that the likelihood that the Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease To the extent that the Warrants are not exercised it will have a negative effect on the Company’s liquidity. See “Management’s Discussion and Analysis-Liquidity and Capital Resources.

On January 31, 2024, we completed the business combination and transactions contemplated thereby (the “Business Combination”) as set forth in that certain Amended and Restated Agreement and Plan of Merger (as amended), dated July 21, 2023, as amended (the “Merger Agreement”), by and among Deep Medicine Acquisition Corp. , a Delaware corporation (“DMA”), DMAC Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of Deep Medicine our predecessor company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the representative for the stockholders of Deep Medicine in accordance with the terms and conditions of the Merger Agreement (the “Purchaser Representative”), Christopher Jones, an individual, in the capacity as the representative from and after the Effective Time for the TruGolf Stockholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Merger Agreement (the “Seller Representative”), and TruGolf, Inc., a Nevada corporation (“TruGolf Nevada”). As contemplated by the Merger Agreement, DMA changed its name to TruGolf Holdings, Inc. Prior to and in connection with the completion of the Business Combination and the extension of DMA’s existence, existing DMA stockholders elected to redeem approximately 379,687, or approximately 8.71% of the then-outstanding shares of 4,357,964.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A Common Stock, except with respect to amounts received by us upon the exercise of the Warrants for cash. We will bear all costs, expenses, and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants. See the section entitled “Plan of Distribution” of this prospectus for additional information.

Our Class A Common Stock are listed on The Nasdaq Global Market, of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “TRUG”. On August 20, 2024, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $1.45 per share. Any cash proceeds associated with the exercise of the Warrants are dependent on the stock price. Whether any holders of Warrants determine to exercise such Warrants, which would result in cash proceeds to the Company, will likely depend upon the market price of our Class A Common Stock at the time of any such holder’s determination.

Given the current market price of the Company’s Common Stock, certain of the Selling Securityholders who paid less for their shares than such current market price will receive a higher rate of return on any such sales than the public securityholders who purchased Common Stock in the SPAC IPO or any Selling Securityholder who paid more for their shares than the current market price.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2024

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities Exchange Commission (the “SEC”), under which the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Class A Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants. We will receive proceeds to the extent there are any cash exercises of the Warrants.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this registration statement to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless expressly indicated or the context otherwise requires, references in this prospectus to the “Company,” the “Registrant,” “we,” “us,” and “our” refer to the Company (and the business of TruGolf Nevada which became the business of the Company after giving effect to the Business Combination).

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. This includes, without limitation, statements regarding the financial position and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against us;

●	the ability to maintain the listing of our securities on Nasdaq, and the potential liquidity and trading of our securities;

●	the risk of disruption to our current plans and operations;

●	the ability to recognize the anticipated benefits of our business and the Business Combination, which may be affected by, among other things, competition and the ability to grow, manage growth profitably, and retain key employees;

●	costs related to our business;

●	changes in applicable laws or regulations;

●	our ability to meet its future capital requirements to fund our operations, which may involve debt and/or equity financing, and to obtain such debt and/or equity financing on favorable terms, and our sources and uses of cash;

●	our ability to execute on our plans to develop and commercialize our current clinical assets, as well as any future clinical assets that we license, and the timing of any such commercialization;

●	our ability to maintain existing license agreements;

●	our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;

●	our ability to achieve and maintain profitability in the future;

●	our financial performance; and

●	other factors disclosed under the section entitled “Risk Factors” in this prospectus.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that should be considered before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” section and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing any of our securities. Unless expressly indicated or the context requires otherwise, the terms the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the Company (and the business of TrueGolf Nevada, which became the business of the Company after giving effect to the Business Combination).

Corporate History

Trugolf Holdings, Inc. (the “Company” or “TruGolf”, “we”, “us”) was incorporated on July 8, 2020 as a Delaware corporation and formed for the purpose of effecting a business combination, with no material operation of its own. Our operations are conducted through our subsidiary TruGolf, Inc., a Nevada Corporation (“TruGolf Nevada”).TruGolf Nevada was formed as a Utah corporation on October 4, 1995, under the name “TruGolf, Incorporated”. TruGolf Nevada’s original business plan was the creation of golfing video games. On June 9, 1999, the TruGolf Nevada changed its name to “TruGolf, Inc.” Effective on April 26, 2016, TruGolf Nevada filed Articles of Merger with the State of Utah, Department of Commerce, and on April 28, 2016, TruGolf Nevada filed Articles of Merger with the Secretary of State of Nevada, pursuant to which TruGolf, Inc., a Utah corporation, merged with and into TruGolf Nevada, pursuant to a Plan of Merger. TruGolf Nevada was the surviving corporation in the merger. In connection with the Plan of Merger, TruGolf Nevada affected a four-for-one forward stock split of its outstanding common stock.

TruGolf Nevada has been creating indoor golf software for 40 years. We began as a subsidiary of Access Software, Inc., a video game developer based in Salt Lake City, Utah (“Access Software”), which was co-founded in November 1982, by Christopher Jones, TruGolf Nevada’s largest stockholder, Chief Executive Officer, President and Chairman. In April 1999, Access Software was purchased by Microsoft Corp., for its expertise in golf software development. Following the acquisition, the core programming and graphics team of Links™, which created Links LS 1999, one of the bestselling PC sports games of 1999, were spun out to TruGolf Nevada.

Since 1999, we have focused on establishing residential and commercial golf simulation as a viable industry, and since 2007, we have focused on fabricating custom golf simulators for luxury clients. Part of our initial strategy included partnering with hardware inventors to provide them world class software. Over time, we found that it was not viable to rely on these early hardware inventors alone, we also began building and selling our own hardware. In addition, we are working with a video game company to utilize their new dynamic graphics engine which will enable us to bring photorealistic golf courses to life through our E6 software (discussed below). In addition, we have developed multiple sources and 3rd party manufacturers for the raw materials or parts for our products, including but not limited to, steel or aluminum frames, fabric, turf, screens, projectors, PCs, cameras, lasers, infrared sensors, and supporting subsystems. The availability of the frames and fabric from our principal provider, Allied ES&A, has been increased as they have moved into a much larger facility directly located in a large employee base community and we have entered into negotiations with a second supplier in order to provide alternative sourcing if needed. A third supplier, Impact Signs, has also been used in the past and TruGolf Nevada believes that it could purchase turf, and screen supplies from them as well if needed. Both turf (Controlled Products), and screen suppliers (Allied), are so specialized that we have come to rely on one vendor for each, respectively. Turf particularly experienced some delivery delays in 2022 that have been rectified, additional inventory has been secured locally, and our highest volume portable simulators have been redesigned to use less raw materials from that vendor, while adding an improved hitting surface from a second vendor, Real Feel, to mitigate risk. Negotiations with a second supplier of screen materials is in progress. Projectors (TV Specialists), PCs, lasers, IR sensors and other systems come from multiple suppliers with no historical delay in supply. We have 2 primary suppliers of cameras, IDS and Basler, and have integrated products from both in the new Apogee unit to ensure the greatest availability possible.

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Market For Indoor Golf

We believe that it is important to understand the macro-economic trends of indoor golf as a sport, as a culture, and as a movement, to better understand the market for our indoor golfing simulators and software. According to the National Golf Foundation (the “NGF”), golf is the largest participation sport in America, with 41 million active golfers over six years old, and has had a growth rate of adding 3 million net new golfers in each of the 2021 and 2022. However, according to the NGF, in 2022, there were over 15.5 million golfers that participated exclusively in off-course golf activities, such as driving ranges, indoor golf simulators, or golf entertainment venues, and only 13 million people who played exclusively on a golf course. According to the NGF, a total of 17.8 million people who did not play golf in 2021 said they are “very interested” in playing golf on a golf course. According to a January 26, 2023 article from the NGF, the off-course golfers have increased more significantly, with a 13% year-over-year jump, compared with a 2% rise in on-course participation. As reported, the total off-course market in 2022 of approximately $27.9 million has for the first time eclipsed on-course play.

The total addressable market for golf products in 2022 was an estimated $1.4 USD Billion, and with a CAGR of 11.05% is forecast to reach $3.8 USD Billion by 2031. Econ Market Research estimates that North America represents 36%, Europe 28%, Asia Pacific 22%, and Middle East and Africa 7% of total Capital Market share in 2022. In this same report they have found that TruGolf Nevada currently maintains a 4.28% market share. They also noted that 69% of the total market is from Indoor Golf Simulators, while 31% is from Outdoor Golf Simulators in 2022 with a slight shift of 1% towards Outdoor Golf Simulators by 2031. In additional the report found that only 21% of sales were for Residential application, and 78% sold for Commercial applications, with a small increase in Residential to 22% by 2031. While it is not directly stated in the Econ Market Research study, we consider revenue from both SaaS software and Data Analytics to be included in the overall total addressable market for golf products. Our planned products are aligned directly with these findings as our Apogee launch monitor is an indoor only, and ceiling mounted device ideally for commercial facilities, yet equally beneficial to residential use. Our software, both E6 CONNECT, and APEX have power tools for commercial facilities to make playing, improving and enjoying golf easier than ever. While our software is available on 90% of hardware in the market this allows us to access customers for use indoor, outdoor, and residential, as well as commercial. In addition to these hardware and software solutions targeting directly the market segments we will be launching a franchise solution to capitalize on the powerful demand for commercial offerings.

We believe there are many reasons for the decline in outdoor rounds of golf being played and the simultaneous increase of indoor rounds of golf, including (i) the major costs of running a golf course (and consequently the costs of playing outdoor golf), including environmental factors making outdoor golf increasingly costly and requiring more and more water for vegetation, as temperatures across the United States increase, even as available water has generally decreased, (ii) the closing of over 100 golf courses every year (NGF) and (iii) the challenge in finding available daylight hours with so many golfers and so few golf courses , especially in light of the lengthy time period required to play a full outdoor course. We believe that all of these factors combine to create a significant opportunity to capitalize on a growing sport, a growing segment of that sport, and a convergence of demand and popularity seldom seen in virtual participation athletics — indoor golf.

Current Operations

We currently leverage a bifurcated branding strategy by both (1) selling indoor golf simulator hardware under our TruGolf Nevada brand, which hardware includes our E6 Connect software; and (2) selling our E6 Connect software separately for use on other companies’ hardware. In the future, we also intend to franchise indoor golf simulation facilities, create a “Virtual Golf Association” of online players, and leverage our access to swing data, each as discussed in greater detail below.

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Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” which illuminate challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our securities and result in a loss of all or a portion of your investment:

●	The COVID-19 pandemic or similar outbreaks could have an adverse impact on our business and operations, and the markets and communities in which we, our partners and customers operate, and the impact of the pandemic is difficult to assess or predict.

●	We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on the terms and in the manner previously obtained.

●	If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of TruGolf Common Stock may decline.

●	TruGolf may be required to take actions that could have a significant negative effect on TruGolf’s financial condition, results of operations and the price of TruGolf’s securities, which could cause you to lose some or all of your investment.

●	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.

●	The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

●	TruGolf Nevada has a limited operating history and has been growing rapidly over the last several years, which makes it difficult to forecast our future results of operations and increases the risk of your investment.

●	We may be unable to successfully close potential acquisitions, or successfully integrate the operations of such target businesses, if acquired, which could have an adverse impact on our business.

●	TruGolf Nevada relies heavily on the services of our senior management team, and if we are not successful in attracting or retaining senior management personnel, we may not be able to successfully implement our business strategy.

●	Adverse or weakened general economic and market conditions may reduce spending on technology and information, which could harm our revenue, results of operations, and cash flows.

●	TruGolf Nevada relies heavily on the services of our senior management team, and if we are not successful in attracting or retaining senior management personnel, we may not be able to successfully implement our business strategy.

Corporate Information

On January 31, 2024, we completed the previously announced Business Combination pursuant to the terms of that Amended and Restated Agreement and Plan of Merger (as amended), dated July 21, 2023, as amended (the “Merger Agreement”) by and among DMA, TrueGolf Nevada, Purchaser Representative, Seller Representative and Merger Sub. Pursuant to the terms of the Merger Agreement (and upon all other conditions pursuant to the Merger Agreement being satisfied or waived), (i) Merger Sub merged with and into TrueGolf Nevada, with TrueGolf Nevada surviving the merger as a wholly-owned subsidiary of DMA, and (ii) DMA changed its name to TruGolf Holdings, Inc.

Our principal executive offices are located at 60 North 1400 West Centerville, Utah 84014, and our telephone number is (801) 298-1997. Our website address is https://TruGolf.com. The information contained on or otherwise accessible through our website is not part of this prospectus.

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The Offering

Issuer – Issuance of Common Stock	TruGolf Holdings, Inc.

Shares of Class A Common Stock to be Issued by Us	Up to (a) 4,596,435 shares of Class A Common Stock, (b) 29,245,684 shares of Class A Common Stock issuable upon exercise of the Warrants, consisting of (i) up to 9,870,684 Series A Warrant Shares, (ii) up to 19,375,000 Series B Warrant Shares, and (iii) up to 632,500 Representative Warrant Shares; and (c) up to 40,185,185 Note Shares.

Shares of Class A Common Stock Outstanding as of the Date of this Prospectus	11,610,084 shares.

Shares of Class A Common Stock Outstanding after this Offering	86,269,888

Exercise Price of Warrants

$13.00 per share for Series A Warrants, $10.00 for Series B Warrants, and $12.00 for Representative Warrants. Please see “Private Placement of Warrants and Notes” on page 74 for further details.

On August 20, 2024, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $1.45 per share.

Resale of Common Stock

Shares of Class A Common Stock Offered by the Selling Securityholders	An aggregate of: (a) up to 4,596,435 shares of Class A Common Stock; (b) up to 40,185,185 Note Shares; and (c) up to 10,568,182 Warrant Shares.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. In the event any Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Common Stock and the spread between the exercise price of such securities and the market price of our Class A Common Stock at the time of exercise. It is possible that we may never generate any cash proceeds from the exercise of such Warrants.

Lock-up Restrictions	Certain of our stockholders, as well as an officer and a director, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Securities Act Restrictions on Resale of our Securities — Lock-up Agreements.”

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Nasdaq Symbols	Our Class A Common Stock is listed on The Nasdaq Global Market under the symbol “TRUG”.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to TruGolf’s Business and Industry

Our growth initiatives require significant capital investments and there can be no assurance that we will realize a positive return on these investments.

Initiatives to upgrade our business processes and invest in technological improvements to our manufacturing facility, and our plans to expand into franchising, involve many risks which could result in, among other things, business interruptions and increased costs, any of which may result in our inability to realize returns on our capital investments. If we have insufficient sales or are unable to realize the full potential of our capital investments, we may not realize a positive return on our investment, which could impact our margins and have a significant adverse effect on our results of operations, financial condition and cash flows.

If we are not able to keep pace with technological and competitive developments or fail to integrate our products with a variety of technologies that are developed by others, our products may become less marketable, less competitive, or obsolete, and our results of operations may be adversely affected.

The success of our new product introductions depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, our ability to manage the risks associated with new product releases, the effective management of development and other spending in connection with anticipated demand for new products, and the availability of newly developed products. We have in the past experienced bugs, errors, or other defects or deficiencies in new products and product updates and delays in releasing new products, deployment options, and product enhancements and may have similar experiences in the future. As a result, some of our customers may either defer purchasing our products until the next upgrade is released or switch to a competitor.

To keep pace with technological and competitive developments we have in the past invested, and may continue to invest, in technologies, services, products and other assets that expand the products that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers or that will achieve market acceptance. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and use cases of our products, develop new products, quickly resolve security vulnerabilities, or if our efforts to increase the use cases of our products are more expensive than we expect, then our business, results of operations and financial condition would be adversely affected.

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In addition, our success depends on our ability to integrate our products with a variety of third-party technologies. Our technology partnership ecosystem powers significant extensibility of our products and offers our customers the ability to use external tools of their choice with our products and to deploy our products in their preferred environments and successfully support new technologies as they arise. Changes in our relationship with any provider, the instability or vulnerability of any third-party technology, or the inability of our products to successfully integrate with third-party technology may adversely affect our business and results of operations. Any losses or shifts in the market position of these providers in general, in relation to one another or to new competitors or new technologies, could lead to losses in our relationships or customers, or to our need to identify and develop integrations with new third-party technologies. Such changes could consume substantial resources and may not be effective. Further, any expansion into new geographies may require us to integrate our products with new third-party technology and invest in developing new relationships with providers. If we are unable to respond to changes in a cost-effective manner, our products may become less marketable, less competitive, or obsolete and our results of operations may be negatively impacted.

Our indoor golf simulators and the software E6 Connect are at the core of our business and any decline in demand for our E6 Connect, our simulators due to malfunction, inferior performance, increased competition or otherwise, will impact our business, results of operations, and financial condition.

Our products are adapted to rely on our software E6 Connect, which is at the core of our business and all of our subscriptions and products, including our indoor golf simulators. Accordingly, market acceptance and performance of E6 Connect is critical to our success, as well as acceptance and sale of our indoor golf simulators. If demand for E6 Connect declines, the demand for our golf simulators may also decline. Demand for E6 Connect may be affected by a number of factors, many of which are beyond our control, such as continued market acceptance of E6 Connect and products by customers, the timing of development and release of new features, functionality, and lower cost alternatives introduced by our competitors, technological changes and developments within the markets we serve, and growth or contraction in our addressable markets. If we are unable to continue to meet customer demand, if our products fail to compete with the products of our competitors, if we fail to achieve more widespread market acceptance of E6 Connect and our golf simulators or if our products fail to meet statutory, regulatory, contractual, or other applicable requirements, then our business, results of operations, and financial condition would be harmed.

The market for our products is rapidly growing and we expect to face intense competition, and we may not be able to compete successfully against current and future competitors, some of whom have greater financial, technical, and other resources than we do.

The simulator industry is highly competitive and is also rapidly growing and changing. The industry continues to expand and evolve as an increasing number of competitors and potential competitors enter the market. Many of these competitors and potential competitors may have substantially greater financial, technological and managerial resources and experience than we have. In addition, our products compete with product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we or the parties with which we contract have. If we are unable to compete successfully, we may be unable to grow and sustain our revenue.

We believe that our ability to compete depends upon many factors both within and beyond our control, including:

●	our marketing efforts;

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●	the flexibility and variety of our product offerings relative to our competitors, and our ability to timely launch new product initiatives;

●	the quality and price of products offered by us and our competitors;

●	our reputation and brand strength relative to our competitors;

●	customer satisfaction;

●	the size and composition of our customer base;

●	our ability to comply with, and manage the costs of complying with, laws and regulations applicable to our business; and

●	our ability to cost-effectively source and distribute the products we offer and to manage our operation.

Many competitors also have longer operating histories, and have greater technical capabilities, greater financial, marketing, institutional and other resources and larger consumer bases than we do. These factors may also allow our competitors to derive greater revenue and profits from their existing consumer bases, acquire consumers at lower costs or respond more quickly than we will be able to, to new or emerging technologies and changes in product trends and consumer shopping behavior. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies, which may allow them to build larger consumer bases or generate revenue from their existing consumer bases more effectively than we will be able to. As a result, these competitors may be able to offer comparable or substitute products to consumers at similar or lower costs. This could put pressure on us to lower our prices, resulting in lower revenue and margins or cause us to lose market share even if we lower prices.

Furthermore, companies with greater resources or more well-known brand names may attempt to compete with us, and as a result, we may lose current or potential customers and may be unable to generate sufficient revenues to support our operations, any one of which could have a material adverse effect on our ability to grow and our results of operations.

We cannot be certain that we will successfully compete with larger competitors that have greater financial, sales, technical and other resources. Companies with greater resources may acquire our competitors or launch new products, and they may be able to use their resources and scale to respond to competitive pressures and changes in consumer preferences by reducing prices or increasing promotional activities, among other things.

We may be subject to product warranty claims that require the replacement or repair of products sold. Such warranty claims could adversely affect our results of operations and relationships with customers.

We offer 2-year limited warranties on all of our golf simulator products. From time to time, such products may contain manufacturing defects or design flaws that are not detected prior to sale, particularly in the case of new product introductions or upon design changes to existing products. The failure to identify and correct manufacturing defects and product design issues prior to the sale of those products could result in product warranty claims that result in costs to replace or repair any such defective products. There could be significant costs associated with such product warranty claims, including the potential for customer dissatisfaction that may adversely affect our reputation and relationships with customers, which may result in lost or reduced sales.

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Product quality issues and a higher-than-expected number of warranty claims or returns could harm our business and operating results.

The products that we sell could contain defects in design or manufacture. Defects could also occur in the products or components that are supplied to us. There can be no assurance we will be able to detect and remedy all defects in the hardware and software we sell, which could result in product recalls, product redesign efforts, loss of revenue, reputational damage and significant warranty and other remediation expenses. Similar to other electronics, our products have a risk of overheating and fire in the course of usage or upon malfunction. Any such defect could result in harm to property or in personal injury. If we determine that a product does not meet product quality standards or may contain a defect, the launch of such product could be delayed until we remedy the quality issue or defect. The costs associated with any protracted delay necessary to remedy a quality issue or defect in a new product could be substantial.

The occurrence of any material defects in our products could expose us to liability for warranty claims in excess of our current reserves, and we could incur significant costs to correct any defects, warranty claims or other problems. In addition, our failure to comply with past, present and future laws regulating extended warranties and accidental damage coverage could result in reduced sales of our products, reputational damage, penalties and other sanctions, which could harm our business and financial condition.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage, if any.

Our products are subject to risks for product liability claims. A product liability claim in excess of, or excluded from, our insurance coverage would have to be paid out of cash reserves and could have a material adverse effect upon our business, financial condition and results of operations. Product liability insurance is expensive even with large self-insured retentions or deductibles, difficult to maintain, and current or increased coverage may not continue to be available on acceptable terms, if at all.

If we cannot successfully defend ourselves against a product liability claim, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	injury to our reputation;
●	costs of defending the claim and/or related litigation;
●	cost of any potential adverse verdict;
●	substantial monetary awards to patients or other claimants.

Damages awarded in a product liability action could be substantial and could have a negative impact on our financial condition. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business.

We may be unable to scale our operations fast enough to reduce our cost of sales and generate revenues sufficient to support our operations.

We believe that in general, the faster we are able to scale up our operations, the lower our cost of sales, as a percentage of revenue, will be, as we believe that certain economics of scale exist with our operations. If we are unable to grow our business fast enough to take advantage of these economies of scale, our operations may suffer, and we may not be profitable.

We plan to continue expanding our international operations, which could subject us to additional costs and risks, and our continued expansion internationally may not be successful.

We plan to further expand our operations internationally in the future. We have entered into or are in the process of entering into distribution agreements with parties outside of the United States. There are significant costs and risks inherent in conducting business in international markets, including:

●	establishing and maintaining effective controls at foreign locations and the associated increased costs;

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●	adapting our technologies, products, and services to non-U.S. consumers’ preferences and customs;
●	increased competition from local providers;
●	compliance with foreign laws and regulations;
●	adapting to doing business in other languages and/or cultures;
●	compliance with the laws of numerous taxing jurisdictions where we conduct business, potential double taxation of our international earnings, and potentially adverse tax consequences due to U.S. and foreign tax laws as they relate to our international operations;
●	compliance with anti-bribery laws, by us, our team members, our service providers, and our business partners;
●	difficulties in staffing and managing global operations and the increased travel, infrastructure, and compliance costs associated with multiple international locations;
●	complexity and other risks associated with current and future foreign legal requirements, including legal requirements related to data privacy frameworks, such as the E.U. GDPR;
●	currency exchange rate fluctuations and related effects on our operating results;
●	economic and political instability in some countries, including the potential effects of the current COVID-19 pandemic;
●	the uncertainty of protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and
●	other costs of doing business internationally.

These factors and other factors could harm our international operations and, consequently, materially impact our business, operating results, and financial condition. Further, we may incur significant operating expenses as a result of our international expansion, and it may not be successful. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in new markets. If we are unable to continue to expand internationally and manage the complexity of our global operations successfully, our financial condition and operating results could be adversely affected.

Our growth initiatives require significant capital investments and there can be no assurance that we will realize a positive return on these investments.

Initiatives to upgrade our business processes and invest in technological improvements to our manufacturing facility involve many risks which could result in, among other things, business interruptions and increased costs, any of which may result in our inability to realize returns on its capital investment. Expansion of business processes or facilities, requires significant capital investment. If we have insufficient sales or are unable to realize the full potential of our capital investments, we may not realize a positive return on investments, which could impact our margins and have a significant adverse effect on our results of operations, financial condition and cash flows.

We may need financing in the future, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire complementary businesses or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, reducing our product-development efforts or foregoing acquisitions. If we succeed in raising additional funds through the issuance of equity or convertible securities, it could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences, and privileges senior to those of the holders of our Class A Common Stock. The terms of these securities, as well as any borrowings under our current loan and security agreement, could impose restrictions on our operations.

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To remain competitive and stimulate customer demand, we must successfully manage frequent introductions and transitions of products and services.

Due to the highly volatile and competitive nature of the markets and industries in which we compete, we must continually introduce new products, services and technologies, enhance existing products and services, effectively stimulate customer demand for new and upgraded products and services, and successfully manage the transition to these new and upgraded products and services. The success of new product and service introductions depends on a number of factors, including timely and successful development, market acceptance, our ability to manage the risks associated with production ramp-up issues, the availability of application software for our products, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of products in appropriate quantities and at expected costs to meet anticipated demand, and the risk that new products and services may have quality or other defects or deficiencies. There can be no assurance we will successfully manage future introductions and transitions of products and services.

We have and may in the future discontinue support for older versions of our products and software, resulting in customer dissatisfaction that could negatively affect our business and operating results.

We have historically maintained, and we believe our customers may expect, extensive backward compatibility for our older products and the software that supports them and software, allowing older products to continue to benefit from new software updates. We expect that as we continue to improve and enhance our software platform, this backward compatibility will no longer be practical or cost-effective, and we may decrease or discontinue service for our older products. For example, certain of our legacy products continue to work but no longer receive software updates. To the extent we no longer provide extensive backward capability for our products, we may damage our relationship with our existing customers, as well as our reputation, brand loyalty and ability to attract new customers.

For these reasons, any decision to decrease or discontinue backward capability may decrease sales, generate legal claims and adversely affect our business, operating results and financial condition.

We may not be able to continue to shift our revenue towards subscriptions and away from annual software licensing.

Currently, our revenue is largely dependent on the sales of our indoor golf simulators and the annual software licenses. We plan to strategically introduce annual subscription plans for use of our software. This shift in revenue towards subscriptions may or may not result in an increase in revenues and our profits. Our strategic focus will be to grow subscriptions revenue more than the current annual licensing model to perpetuate this trend.

Notwithstanding, there can be no guarantee that our revenue will shift towards subscriptions, and away from annual licensing model. Our customers may demand more annual licenses from us, or demand for our subscriptions may grow slower than we anticipate. Should we fail to make expected revenues from subscriptions, our earnings may suffer and our stock price may decline.

We rely upon independent third-party transportation providers for substantially all of our product shipments and are subject to potential increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for substantially all of our product shipments, including shipments to and from customers. Our utilization of these delivery services for shipments is subject to risks which may impact a shipping company’s ability to provide delivery services that adequately meet our shipping needs, including risks related to employee strikes, labor and capacity constraints, port security considerations, trade policy changes or restrictions, military conflicts, acts of terrorism, accidents, natural disasters and inclement weather. Any interruption in service provided by these transportation companies could cause temporary disruptions in our business, a loss of sales and profits, and other material adverse effects. In addition, we are subject to increased shipping costs due to inflation, increases in fuel prices, as we use expedited means of transportation such as air freight and various other inputs. If we change the shipping company we use, we could face logistical difficulties that could adversely affect deliveries, and we would incur costs and expend resources in connection with such transition. Moreover, we may not be able to obtain terms as favorable as those received from our current independent third-party transportation provider which, in turn, would increase our costs.

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Our business depends on our brand, and any failure to maintain, protect or enhance our brand, including as a result of events outside our control, could materially adversely affect our business.

We believe our future success depends on our ability to maintain and grow the value of the “TruGolf” brand. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our marketing efforts and our ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could materially adversely affect our business. Brand value is based in large part on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expense. If not managed properly, this expense could impact our profitability. Failure to manage or train our own or outsourced customer support representatives properly, or our inability to hire sufficient customer support representatives could result in lower-quality customer support and/or increased customer response times, compromising our ability to handle customer complaints effectively.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our inventions. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees and/or reputational harm to us. Such litigation or proceedings could increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to devote significantly more resources to intellectual property proceedings, and may have significantly broader intellectual property portfolios to assert against us if we assert our rights against them. Further, because of the substantial discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be disclosed or otherwise compromised leading to others making, using, importing or selling products that are the same or substantially the same as ours, which could adversely affect our ability to compete in the market.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights in the software industry. Companies providing software are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims. We do not have a significant patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. The risk of patent litigation has been amplified by the increase in the number of patent holders of a certain type, whose sole business is to assert such claims and against whom our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the resulting litigation could be expensive and could divert our management resources.

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In addition, in most instances, we have agreed to indemnify our customers against claims that our solutions infringe the intellectual property rights of third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

●	cease selling or using solutions that incorporate the intellectual property that we allegedly infringe;
●	make substantial payments for legal fees, settlement payments or other costs or damages;
●	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or
●	redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or actions could materially harm our business.

We could incur substantial costs in protecting our intellectual property from infringement, and any failure to protect our intellectual property could impair our business.

We seek to protect the source code for our proprietary software and other proprietary technology and information under a combination of copyright, trade secrets and patent law, and we seek to protect our brand through trademark law. Our policy is to enter into confidentiality agreements, or agreements with confidentiality provisions, with our employees, consultants, vendors and customers and to control access to our software, documentation and other proprietary information. Despite these precautions, it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our solutions or to obtain and use information that we regard as proprietary. Policing unauthorized use of our solutions, especially the on-premise, installed version of our solutions, is difficult, and we are unable to determine the extent to which piracy of our software exists or will occur in the future. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the narrowing or invalidation of portions of our intellectual property and have a material adverse effect on our business, operating results and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. These steps may be inadequate to protect our intellectual property. Third parties may challenge the validity or ownership of our intellectual property, and these challenges could cause us to lose our rights, in whole or in part, to such intellectual property or narrow its scope such that it no longer provides meaningful protection. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our products and use information that we regard as proprietary to create products and services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solutions may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our solutions and proprietary technology or information may increase.

There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property, our business, brand, operating results and financial condition could be materially harmed.

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Failure to adequately enforce and protect our intellectual property rights could materially adversely affect our business, financial condition and results of operations.

We own certain patents, trademarks, copyrights, trade secrets, and other intellectual property and hold licenses to intellectual property owned by others, which in the aggregate are important to our business. We rely on a combination of patent, trademark, copyright and trade secret laws in our core geographic markets and other jurisdictions, to protect the innovations, brands, proprietary trade secrets and know how related to certain aspects of our business. Certain of our intellectual property rights, such as patents, are time limited, and the technology underlying our patents can be used by any third party, including competitors, once the applicable patent terms expire.

In order to protect our confidential proprietary information, in part, we seek to enter into confidentiality and invention assignment agreements with our employees, consultants, contractors, suppliers and others. While these agreements are designed to protect our proprietary information, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. We also seek to preserve the integrity and confidentiality of our proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If we are unable to prevent disclosure to third parties of our material proprietary and confidential know-how and trade secrets, our ability to establish or maintain a competitive advantage in our markets may be adversely affected.

We selectively and strategically pursue patent and trademark protection in our core geographic markets, but our strategy has been to not perfect certain patent and trademark rights in some countries. Accordingly, we may not be able to prevent others, including competitors, from practicing our patented inventions, including by manufacturing and selling competing products, in those countries where we have not obtained patent protection. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting, enforcing and defending our intellectual property outside of the United States. In some foreign countries, where intellectual property laws or law enforcement practices do not protect our intellectual property rights as fully as in the United States, third party manufacturers may be able to manufacture and sell imitation products and diminish the value of our brands as well as infringe our rights, despite our efforts to prevent such activity.

If we fail to obtain enforceable patents, trademarks and trade secrets, fail to maintain our existing patent, trademark and trade secret rights, or fail to prevent substantial unauthorized use of our patents, trademarks and trade secrets, we risk the loss of our intellectual property rights and competitive advantages we have developed, which may result in lost sales. Accordingly, we devote substantial resources to the establishment and protection of our trademarks, patents and trade secrets or know how, and we continuously evaluate the utility of our existing intellectual property rights and the new registration of additional trademarks and patents, as appropriate. However, we cannot guarantee that we will have adequate resources to continue to effectively establish, maintain and enforce our intellectual property rights. We also cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications will be registered during the registration process, third parties may seek to oppose, limit, or otherwise challenge these applications or registrations.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of the patents. In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the U.S. Patent and Trademark Office and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

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If the Company’s information systems fail to perform adequately or if the Company experiences an interruption in operation, including a breach in cyber security, its business and results of operations could suffer.

All of the Company’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon the Company’s complex information systems. The Company’s information systems are vulnerable to damage or interruption from:

●	Earthquake, fire, flood, hurricane and other natural disasters;
●	Power loss, computer systems failure, Internet and telecommunications or data network failure; and
●	Hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems, the failure of the Company’s or the Company’s IT vendors’ information systems to perform as expected or any security breach to the information systems (including financial or credit/payment frauds) would disrupt the Company’s business, which may result in decreased sales, increased overhead costs, excess inventory and product shortages and otherwise adversely affect the Company’s reputation, operations, financial performance and condition.

Cyber-attacks, unauthorized access to, or accidental disclosure of, consumer personally-identifiable information including payment card information, that the Company or the Company’s vendors collects through its websites or stores on its servers may result in significant expense and negatively impact the Company’s reputation and business.

There is heightened concern and awareness over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. In the ordinary course of our business, we collect, store, use and disclose sensitive data. We also process and store, and use additional third parties to process and store, confidential and proprietary information such as intellectual property and other proprietary business information, including that of our customers, providers and contracting parties.

While the Company has implemented security measures, the Company’s computer systems and those of its third party vendors of IT and data security systems and services, may nevertheless be susceptible to electronic or physical computer break-ins, viruses, fraud, and other disruptions and security compromises involving the loss or unauthorized access of confidential information because technologies used to obtain unauthorized access to or sabotage systems are constantly evolving, change frequently, and generally are not recognized until they are launched against a target. Any perceived or actual unauthorized or inadvertent disclosure of personally-identifiable information, whether through a compromise of the Company’s or its third party vendors’ networks by an unauthorized party, employee theft, misuse or error or otherwise, could harm the Company’s reputation, impair the Company’s ability to attract website visitors, require us to notify payment brands if payment card information is accessed or compromised, compel us to comply with federal and/or state breach notification laws and foreign equivalents, subject the Company to costly mandatory corrective action, or subject the Company to claims or litigation arising from damages suffered by consumers, all of which could adversely affect the Company’s operations, financial performance and condition.

Additionally, any actual or suspected security breach or other compromise of the Company’s security measures or those of the Company’s third-party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm the Company’s reputation and business, damage our brand and make it harder to retain existing customers or acquire new ones, require the Company to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations. the Company’s insurance policies may not cover, or may not be adequate to reimburse us for, losses caused by any such security breach.

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The Company relies on email and other messaging services to connect with the Company’s existing and potential customers. the Company’s customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through such customers’ computers, smartphones, tablets or other devices, including due to the possibility that the ongoing conflict between Russia and Ukraine and the escalating tensions between China and Taiwan could result in increased cyber-attacks or cybersecurity incidents by state actors or others. Cyberattacks, including, but not limited to, ransomware events, computer viruses or other malware, phishing attacks, denial of service attacks, illegal hacking and credential stuffing, or other malicious attempts to compromise and/or interrupt the operation of information technology systems continue to increase in frequency, magnitude and sophistication. These increasing threats are being driven by a variety of sources, including nation-state sponsored espionage and hacking activities, industrial espionage, organized crime, sophisticated organizations and hacking by groups and individuals. These sources can also implement social engineering techniques to induce our third-party partners, users, employees or customers to disclose passwords or other sensitive information or take other actions to gain access to our or our third-party partners’ data or our users’ data. Techniques used to obtain unauthorized access to, or to sabotage, systems or networks are constantly evolving and may not be recognized until launched against a target. Therefore, we may be unable to anticipate these techniques, react in a timely manner, or implement adequate preventive measures, and we may face delays in our detection or remediation of, or other responses to, such cyberattacks, security breaches and other similar incidents. Geopolitical instability, such as the war between Russia and Ukraine, may increase the likelihood that we or our third-party partners and customers could experience direct or collateral consequences from cyber conflicts between nation-states or other politically motivated actors targeting critical technology infrastructure. As we increase our customer base and our brand becomes more widely known and recognized, and as our products are used in more heavily regulated industries where there may be a greater concentration of sensitive and protected data, we and our third-party partners may become more of a target for these malicious third parties. Despite the Company’s efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage the Company’s brand and increase our costs. Any of these events or circumstances could materially adversely affect the Company’s business, financial condition and operating results.

Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.

Our systems will be vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our systems. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to provide future products to customers would be impaired or we could lose critical data. We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.

The Company relies on its IT systems and any material disruption to such IT systems could have a material and adverse effect on the Company.

The availability and effectiveness of TruGolf’s services depend on the continued operation of its information technology and communications systems. The Company relies on its IT systems, and such systems are vulnerable to damage or interruption from, among other adverse effects, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm its systems. TruGolf’s products and services are also highly technical and complex and may contain errors or vulnerabilities that could result in interruptions in its services or the failure of its systems or the systems on which it relies.

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Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad that are continuously evolving and developing and are costly to comply with, can require significant management time and effort and can subject us to claims or other remedies. These laws may conflict with each other and if we comply with the laws of one jurisdiction, we may find that we are violating the rules of another jurisdiction. Additionally, our ability to provide a specific target audience to advertisers is a significant competitive advantage. Any legislation reducing this ability would have a negative impact on our business and operating results.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which could negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations.

We will collect, store, process, and use personal information and other customer data, and will rely on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Our customers’ personal information may include names, addresses, phone numbers, email addresses, payment card data, and payment account information, as well as other information. Due to the volume and sensitivity of the personal information and data we and these third parties will manage, the security features of our information systems are critical. If our security measures, some of which will be managed by third parties, are breached or fail, unauthorized persons may be able to access sensitive customer data, including payment card data. If we or our independent service providers or business partners experience a breach of systems that collect, store or process our members’ and customers’ sensitive data, our brand could be harmed, sales of our products could decrease, and we could be exposed to claims, losses, administrative fines, litigation or regulatory and governmental investigations and proceedings. Any such claim, investigation, proceeding or action could hurt our reputation, brand and business, force us to incur significant expenses in defense of such proceedings, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties and administrative fines. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

Privacy laws, rules, and regulations are constantly evolving in the United States and abroad and may be inconsistent from one jurisdiction to another. We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the California Consumer Privacy Act of 2018, which went effective January 1, 2020, the California Consumer Privacy Rights Act, which went into effect on January 1, 2023, The states of Colorado, Connecticut, Utah and Virginia each enacted comprehensive privacy laws that will become effective at various times throughout 2023.

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We are also subject to non-U.S. privacy rules and regulations, such as the European Union’s (“E.U.”) General Data Protection Regulation (“GDPR”), the European e-Privacy Regulation and national laws supplementing GDPR, the Data Protection Act of 2018 (“DPA 18”) in the United Kingdom, and the E.U. Privacy and Electronic Communications Regulation. GDPR and DPA 18 require companies to meet stringent requirements regarding the processing of personal data of individuals located in the European Economic Area (“EEA”). GDPR and DPA 18 also include significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide revenue for the preceding financial year for the most serious violations. The GDPR, DPA 18, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR also imposes additional conditions in order to satisfy such consent, such as bundled consents.

We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the EEA and elsewhere may increase our compliance costs and other liability. Any failure to comply could give rise to unwanted media attention and other negative publicity, damage our customer and consumer relationships and reputation, and result in lost sales, claims, administrative fines, lawsuits or regulatory and governmental investigations and proceedings and may harm our business and results of operations.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulations and changes in industry practices.

Our business could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our products, software, features or our privacy policy. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of our user data.

Evolving government regulations and enforcement activities may require increased costs or adversely affect our results of operations.

Our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these evolving laws, regulations and interpretations may require us to change our practices at an undeterminable and possibly significant initial and continued expense. These additional expenditures may increase future overhead, which could have a material adverse effect on our results of operations. There could also be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

Additionally, the introduction of new products may require us to comply with additional, yet undetermined, laws and regulations. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our products from being offered to customers, which could have a material adverse effect on our business, financial condition, and results of operations.

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We may become party to litigation, mediation and/or arbitration from time to time.

We may become party to regulatory proceedings, litigation, mediation and/or arbitration from time to time in the ordinary course of business, which could adversely affect our business. Monitoring and defending against legal actions, whether or not meritorious, can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. In addition, legal fees and costs incurred in connection with such activities may be significant and we could, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages. Substantial litigation costs or an adverse result in any litigation may adversely impact our business, operating results or financial condition.

A reduction in the number of rounds of golf played or in the number of golf participants could materially adversely affect our business, financial condition and results of operations.

We generate substantially all of our sales from the sale of golf-related products—namely, our in-home golfing simulators and related software. The demand for golf-related products in general, and golfing simulators in particular, is directly related to the number of golf participants and the number of rounds of golf being played by these participants. If golf participation or the number of rounds of golf played declines, sales of our products may be adversely impacted, which could materially adversely affect our business, financial condition and results of operations.

In addition, the demand for golf products and golfing simulators is directly related to the popularity of magazines, cable channels and other media dedicated to golf, television coverage of golf tournaments and attendance at golf events. The Company depends on the exposure of its products through advertising. Any significant reduction in television coverage of, or attendance at, golf tournaments and events (whether as a result of COVID-19-related restrictions or otherwise) or any significant reduction in the popularity of golf magazines or golf television channels, could reduce the demand for golf products and the Company’s sales.

Consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products.

Our products are recreational in nature, and are therefore discretionary purchases for consumers. Consumers are generally more willing to spend their time and money to play golf and make discretionary purchases of golf products when economic conditions are favorable and when consumers feel confident and prosperous. Discretionary spending on golf and the golf products we sell is affected by consumer spending habits as well as by many macroeconomic factors, including general business conditions, stock market prices and volatility, corporate spending, housing prices, interest rates, inflation, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Consumers may reduce or postpone purchases of our products as a result of shifts in consumer spending habits as well as during periods when economic uncertainty increases, disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. Consumers have started to, and may continue to, reduce or postpone purchases of our products as a result of shifts in consumer spending habits as well as during periods when economic uncertainty increases, disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. Economic slowing and general fear of our economic future has already started to impact our sales including operating results for Q4 2022, and Q1 2023. A future significant or prolonged decline in general economic conditions or uncertainties regarding future economic prospects that adversely affects consumer discretionary spending, whether in the United States or in our international markets, could result in reduced sales of our products, which could materially adversely affect our business, financial condition and results of operations.

Demographic and socioeconomic factors may affect the number of golf participants and related spending on our products.

Golf is a recreational activity that requires time and money, and different generations and socioeconomic and ethnic groups use their leisure time and discretionary funds in different ways. Golf participation among younger generations and certain socioeconomic and ethnic groups may not prove to be as popular as it is among the “gen x” and “baby boomer” generations. If golf participation or the number of rounds of golf played declines due to factors such as demographic changes in the United States and our international markets or lack of interest in the sport among young people or certain socioeconomic and ethnic groups, sales of our products could be negatively impacted, which could materially adversely affect our business, financial condition and results of operations.

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We depend heavily on our senior management, including our Chief Executive Officer. The ability of certain key employees to devote adequate time to us are critical to the success of our business, and failure to do so may adversely affect our revenues and as a result could materially adversely affect our business, financial condition and results of operations.

We must retain the services of our key employees and strategically recruit and hire new talented employees. Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, particularly our Chief Executive Officer and Chairman, Christopher Jones. If we lose Mr. Jones’ services or if Mr. Jones fails to perform in his current position, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing our operations, product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. Additionally, moving forward, should the services of such personnel, and in particular Mr. Jones, be lost for any reason, the Company will incur costs associated with recruiting replacements and any potential delays in operations which this may cause. We do not maintain “key person” insurance policies on the lives of our senior management or the lives of any of our other employees. If we are unable to replace such individual with a suitably trained alternative individual(s), we may be forced to scale back or curtail our business plan.

We do not currently have any key person life insurance policies on our executive officers. If our executive officers do not devote sufficient time towards our business, we may never be able to effectuate our business plan. Potential competition from our existing executive officers, after they leave their employment with us, could negatively impact our profitability.

Other than Christopher Jones, TruGolf’s CEO, Mr. Brenner Adams, TruGolf’s Chief Growth Officer, and Mr. Nathan E. Larsen, TruGolf’s Chief Experience Officer, none of our other executive officers are currently party to employment agreements with us and as a result, none are contractually prohibited from competing with us after their employment with us ends. Accordingly, any of these individuals could be in a position to use industry experience gained while working with us to compete with us. Such competition could distract or confuse customers, reduce the value of our intellectual property and trade secrets, or reduce our future revenues, earnings or growth prospects.

If our estimates or judgments relating to our critical accounting estimates prove to be incorrect, our financial condition and results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TruGolf.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to impairment of goodwill, pension and other post-retirement benefits, provisions for income taxes and valuation allowances for deferred tax assets. Our financial condition and results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the price of our stock.

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Economic downturns and adverse political and market conditions beyond the Company’s control could adversely negatively affect its business, financial condition and results of operations.

The Company’s financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by consumers and customers, particularly discretionary spending for entertainment, gaming and leisure activities. Economic recessions have had, and may continue to have, far-reaching adverse consequences across industries, including the global entertainment and gaming industries, which may adversely affect the Company’s business and financial condition. As a result of the ongoing COVID-19 pandemic, there is substantial uncertainty about the strength of the global economies, which may currently or in the near term be in a recession and have experienced rapid increases in uncertainty about the pace of potential recovery. A continued economic downturn or recession, or slowing or stalled recovery therefrom, may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy and inflation, as are being currently experienced, may reduce customers’ disposable income. Any one of these changes could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Additionally, our business depends on the overall demand for golfing simulators and other technology offerings, as well as the economic health of customers that benefit from our products. Economic downturns or unstable market conditions may cause customers to cease spending money on our products which would adversely affect our business, financial condition and results of operations. Similarly, economic downturns could also decrease the amount of disposable income end-users have available for our products.

Our insurance policies may not provide adequate levels of coverage against all claims and we may incur losses that are not covered by our insurance.

We maintain insurance of the type and in amounts that we believe is commercially reasonable and that is available to businesses in our industry. We carry various types of insurance, including general liability, auto liability, workers’ compensation, cyber and excess umbrella, from highly rated insurance carriers on all of our properties. We believe that the policy specifications and insured limits are adequate for foreseeable losses with terms and conditions that are reasonable and customary for similar businesses and are within industry standards. Nevertheless, market forces beyond our control could limit the scope of the insurance coverage that we can obtain in the future or restrict our ability to buy insurance coverage at reasonable rates. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any deductible and/or self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

In the event of a substantial loss, the insurance coverage that we carry may not be sufficient to compensate us for the losses we incur or any costs for which we are responsible. In addition, there are types of losses we may incur that cannot be insured against or that we believe are not commercially reasonable to insure. For example, we maintain business interruption insurance, but there can be no assurance that the coverage for a severe or prolonged business interruption would be adequate and the deductibles for such insurance may be high. These losses, if they occur, could materially adversely affect our business, financial condition and results of operations.

A reduction in discretionary consumer spending, from an economic downturn or disruption of financial markets or other factors, could negatively impact our financial performance.

Gaming and other leisure activities that our customers experience, often represent discretionary expenditures and an individual’s participation in those activities may decline if discretionary consumer spending declines, including during economic downturns, when consumers generally earn less disposable income. Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as:

●	perceived or actual general economic conditions;

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●	fears of recession and changes in consumer confidence in the economy;
●	high energy, fuel and other commodity costs;
●	the potential for bank failures or other financial crises;
●	a soft job market;
●	an actual or perceived decrease in disposable consumer income and wealth;
●	increases in taxes, including gaming taxes or fees; and
●	terrorist attacks or other global events.

During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.

We are subject to environmental, health and safety laws and regulations, which could subject us to liabilities, increase our costs or restrict our operations in the future.

Our properties and operations are subject to a number of environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations govern, among other things, air emissions, water discharges, handling and disposal of solid and hazardous substances and wastes, soil and groundwater contamination, product safety, advertising and employee health and safety. Our failure to comply with such environmental, health and safety laws and regulations could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions.

We may also be subject to liability for environmental investigations and cleanups, including at properties that we currently or previously owned or operated, even if such contamination was not caused by us, and we may face claims alleging harm to health or property or natural resource damages arising out of contamination or exposure to hazardous substances. We may also be subject to similar liabilities and claims in connection with locations at which hazardous substances or wastes we have generated have been stored, treated, otherwise managed, or disposed.

Environmental conditions at or related to our current or former properties or operations, and/or the costs of complying with current or future environmental, health and safety requirements (which have become more stringent and complex over time) could materially adversely affect our business, financial condition and results of operations.

Our failure to comply with certain environmental regulations could adversely affect our business, financial condition and results of operations.

The storage, distribution, transportation and disposal of some of the products that we sell are subject to a variety of federal and state environmental regulations. Our failure to comply with these regulations could have an adverse impact on our business, financial condition and results of operations.

International political instability and terrorist activities may decrease demand for the Company’s products and disrupt its business.

Terrorist activities and armed conflicts, including any escalation of hostility arising out of the conflict between Russia and the Ukraine, could have an adverse effect on the United States or worldwide economy and could cause decreased demand for the Company’s products as consumers’ attention and interests may be diverted from golf and become focused on issues relating to these events. If such events disrupt domestic or international air, ground or sea shipments, or the operation of the Company’s third party manufacturing facilities and suppliers, the Company’s ability to obtain the materials and components necessary to manufacture its products and to deliver customer orders would be harmed, which would have a significant adverse effect on the Company’s results of operations, financial condition and cash flows. In particular, escalating tensions between Russia and Ukraine and any military incursion by Russia into Ukraine could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic sanctions from the U.S. and the international community in a manner that adversely affects our business.

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Our industry and the broader U.S. economy have experienced higher than expected inflationary pressures in 2022 related to continued supply chain disruptions, labor shortages and geopolitical instability, and if these conditions persist, our business, results of operations and cash flows could be materially and adversely affected.

The year 2022 saw significant increases in the costs of labor and certain materials and equipment, and longer lead times for such materials and equipment, as a result of availability constraints, supply chain disruption, increased demand, labor shortages associated with a fully employed U.S. labor force, high inflation and other factors. Supply and demand fundamentals have been further aggravated by disruptions in global energy supply caused by multiple geopolitical events, including the ongoing conflict between Russia and the Ukraine. Recent supply chain constraints and inflationary pressures may in the future adversely impact our operating costs, as a result, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We may be adversely affected during periods of high inflation, primarily because of higher shipping and product manufacturing costs. While we will attempt to pass on increases in our costs through increased sales prices to our customers, market forces may limit our ability to do so. If we are unable to raise sales prices enough to compensate for higher costs, our future revenues, our profit margin and revenues could be adversely affected.

Economic uncertainty may affect our access to capital and/or increase the costs of such capital.

Global economic conditions continue to be volatile and uncertain due to, among other things, consumer confidence in future economic conditions, fears of recession and trade wars, the price of energy, fluctuating interest rates, the availability and cost of consumer credit, the availability and timing of government stimulus programs, levels of unemployment, increased inflation, tax rates, and the war between Ukraine and Russia, which began in February 2022. These conditions remain unpredictable and create uncertainties about our ability to raise capital in the future. In the event required capital becomes unavailable in the future, or more costly, it could have a material adverse effect on

We may experience fluctuations in our tax obligations and effective tax rate, which could adversely affect our business, results of operations, and financial condition.

We are subject to taxes in every jurisdiction in which we operate. We record tax expense based on current tax liabilities and our estimates of future tax liabilities, which may include reserves for estimates of probable settlements of tax audits. At any given time, multiple tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in tax laws, changes in the mix and level of earnings by taxing jurisdictions, or changes to existing accounting rules or regulations. Fluctuations in our tax obligations and effective tax rate could adversely affect our business, results of operations, and financial condition.

Changes in tax laws and unanticipated tax liabilities could adversely affect the Company’s effective income tax rate and profitability.

The Company is subject to income taxes in the United States and various foreign jurisdictions. The Company’s effective future income tax rates could be adversely affected by a number of factors, including: changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, the outcome of income tax audits in various jurisdictions around the world, and any repatriation of non-U.S. earnings for which the Company has not previously provided for U.S. taxes. The Company regularly assesses all of these matters to determine the adequacy of its tax provision.

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In addition, new income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to the Company, any of which could adversely affect the Company’s business operations and financial performance. In particular, the U.S. government may enact significant changes to the taxation of business entities including, among others, a permanent increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions, and the imposition of minimum taxes or surtaxes on certain types of income. The Company is currently unable to predict whether such changes will occur and, if so, the ultimate impact on its business. To the extent that such changes have a negative impact on the Company, or its suppliers or customers, including as a result of related uncertainty, these changes may materially and adversely impact the Company’s business, financial condition, results of operations and cash flows.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our clients would have to pay for our offering and adversely affect our operating results.

An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state retailers. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect additional taxes in a jurisdiction in which we currently do collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments of sales tax collection obligations on out-of-state retailers could also create additional administrative burdens for us, put us at a competitive disadvantage and decrease our future sales, which could have a material adverse impact on our business and operating results.

Our business, financial position, results of operations and cash flows have been, and could continue to be, negatively impacted by the COVID-19 pandemic.

The COVID-19 pandemic, and the various governmental, industry and consumer actions taken in response thereto, have impacted and could continue to impact our business. These impacts have included significant volatility in demand for our products; significant disruptions in or closures of our manufacturing operations or those of our suppliers; disruptions within our supply chain restricting our ability to import products or obtain the necessary raw materials or components to make products; limitations on our employees’ and consumers’ ability to work and travel; restrictions on public gatherings; potential financial difficulties of customers and suppliers; significant changes in economic or political conditions; and related volatility in financial and market conditions.

Given the uncertainty and evolving nature of the COVID-19 pandemic, we cannot predict the full extent of the impact of the pandemic and actions taken worldwide to address it on the economy, trade, our business and the businesses of our customers and suppliers. While it is impossible to quantify the impact of the COVID-19 pandemic, business disruptions as a result of the COVID-19 pandemic could continue to have a material impact on our business, results of operations, financial position and cash flows. The degree to which the COVID-19 pandemic and related actions ultimately impact our business, financial position, results of operations and cash flows will depend on factors beyond our control, including the spread, severity and duration of the pandemic; the actions taken to contain the spread of COVID-19, including any additional government ordered shutdowns; the pandemic’s impact on the global economy and demand for our products; and to what extent and how quickly normal economic and operating conditions resume, if at all. A prolonged decline in general economic conditions or uncertainties regarding future economic prospects as a result of the pandemic could adversely affect consumer confidence and discretionary spending, which in turn could result in further reduced sales of our products and could materially adversely affect our business, financial position, results of operations and cash flows.

Our business may be materially and adversely disrupted by epidemics or pandemics in the future, including COVID-19.

An epidemic, pandemic or similar serious public health issue, and the measures undertaken by governmental authorities to address it, could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period, and thereby, and/or along with any associated economic and/or social instability or distress, have a material adverse impact on our financial statements.

On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. On March 13, 2020, the United States declared a national emergency concerning the outbreak, and several states and municipalities have declared public health emergencies. Although COVID-19 has to date not had a material impact on our planned operations, should the COVID-19 public health effort re-intensify to such an extent that we cannot operate, if there are new government restrictions on our business and our customers, and/or an extended economic recession or significant inflation, we could be unable to produce revenues and cash flows sufficient to conduct our planned business. Such a circumstance could, among other things, exhaust our available liquidity (and ability to access liquidity sources) and/or trigger an acceleration to pay a significant portion or all of our then-outstanding debt obligations, which we may be unable to do.

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Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A Common Stock less attractive to investors.

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise applicable generally to public companies. Pursuant to these reduced disclosure requirements, emerging growth companies are not required to, among other things, comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, provide certain disclosures regarding executive compensation, holding stockholder advisory votes on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved. In addition, emerging growth companies have longer phase-in periods for the adoption of new or revised financial accounting. We will cease to be an emerging growth company upon the earliest of (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenues; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30); (iii) the date on which we issue more than $1.0 billion of non-convertible debt securities over a three-year period; or (iv) the last day of the fiscal year following the fifth anniversary of this offering.

We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act, until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our Class A Common Stock price may be more volatile. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

TruGolf has identified material weaknesses in its internal control over financial reporting. If TruGolf is unable to remediate these material weaknesses, or if TruGolf identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, TruGolf may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price. In addition, because of our status as a smaller reporting company, you will not be able to depend on any attestation report from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future.

Prior to the Closing of the Business Combination, TruGolf had been a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audit of TruGolf’s financial statements as of and for the year ended December 31, 2023, TruGolf identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TruGolf’s annual or interim financial statements will not be prevented or detected on a timely basis.

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TruGolf did not design and has not maintained an effective control environment as required under the rules and regulations of the SEC. Specifically, (i) management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity issuance transactions, income and sales taxes, & revenue recognition.

TruGolf has taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although TruGolf plans to complete this remediation process as quickly as possible, it cannot at this time estimate how long it will take. TruGolf cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

TruGolf cannot assure you that the measures it has taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses TruGolf has identified or avoid potential future material weaknesses. If the steps TruGolf takes do not correct the material weaknesses in a timely manner, TruGolf will be unable to conclude that it maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of TruGolf’s financial statements would not be prevented or detected on a timely basis.

Any failure to remediate existing material weaknesses, or to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm TruGolf’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods included in this registration statement. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of TruGolf’s internal control over financial reporting that it will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in TruGolf’s reported financial and other information, which would likely have a negative effect on the trading price of TruGolf Class A Shares. In addition, if TruGolf is unable to continue to meet these requirements, it may not be able to remain listed on Nasdaq. TruGolf will not be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and will therefore not be required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, TruGolf will be required to provide an annual management report on the effectiveness of its internal control over financial reporting. TruGolf’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until the later of (1) the year following our first annual report required to be filed with the SEC or (2) the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future. At such time, TruGolf’s independent registered public accounting firm may issue a report on our internal controls over financial reporting that is adverse in the event it is not satisfied with the level at which TruGolf’s internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on TruGolf’s business and results of operations, leads to a higher risk of financial statement restatements and could cause a decline in the price of TruGolf Class A Shares.

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Risks Related to TruGolf’s Dual Class Structure

The dual class structure of the TruGolf Common Stock will have the effect of concentrating voting power with TruGolf’s founders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

TruGolf Class B Shares have 25 votes per share, while TruGolf Class A Shares have one vote per share. The TruGolf Founders, Christopher Jones, Steven R. Johnson and David Ashby, hold all shares of TruGolf Class B Common Stock granting them each approximately 39.4%, 19.1% and 20.20%, respectively, of voting power and together approximately 78.7% of the voting power of TruGolf. As a result, if they act together, they will be able to control matters submitted to TruGolf’s shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions (although neither Founder will individually have a majority of the voting power). As long as the TruGolf Founders continue to hold greater than 5% of the TruGolf Class B Common Stock they may be able to control the outcome of matters submitted to stockholders for approval. TruGolf’s Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of TruGolf, could deprive its stockholders of an opportunity to receive a premium for their shares as part of a sale of TruGolf, and might ultimately affect the market price of shares of TruGolf Class A Common Stock. The Proposed Charter provides that each share of Class B common stock may be converted, at any time, into one share of Class A common stock at the option of the holder of Class B common stock, which, if issued in the future, could result in dilution to holders of Class A Shares. For information about its dual class structure, see the section titled “Description of TruGolf’s Securities.”

TruGolf cannot predict the impact TruGolf’s dual class structure may have on the stock price of TruGolf Common Stock.

TruGolf cannot predict whether TruGolf’s dual class structure will result in a lower or more volatile market price of the TruGolf Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, TruGolf’s dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in its shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of TruGolf’s dual class structure, TruGolf will likely be excluded from certain of these indexes and TruGolf cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make TruGolf Class A Common Stock less attractive to other investors. As a result, the market price of the TruGolf Class A common stock could be adversely affected.

TruGolf is a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, TruGolf stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

TruGolf’s Chief Executive Officer together with two other TruGolf Founders, beneficially own and control a majority of the combined voting power of TruGolf’s common stock. As a result, TruGolf is a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

●	a majority of the board of directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;

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●	its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities
●	its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	its board of directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, TruGolf may not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, TruGolf stockholders may not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

Risks Related to Ownership of TruGolf’s Securities

TruGolf’s stock may be volatile, and you may not be able to sell its securities at or above the price you paid..

The trading price of the TruGolf Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to TruGolf’s Business” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of TruGolf’s competitors;

●	the impact of the COVID-19 pandemic and its effect on TruGolf’s business and financial conditions;

●	changes in expectations as to TruGolf’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by TruGolf or its competitors;

●	announcements by TruGolf or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in TruGolf’s management;

●	changes in general economic or market conditions or trends in TruGolf’s industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to TruGolf’s business;

●	future sales of TruGolf Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with TruGolf Common Stock relative to other investment alternatives;

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●	the public’s response to press releases or other public announcements by TruGolf or third parties, including TruGolf’s filings with the SEC;

●	litigation involving TruGolf, TruGolf’s industry, or both, or investigations by regulators into TruGolf’s operations or those of TruGolf’s competitors;

●	guidance, if any, that TruGolf provides to the public, any changes in this guidance or TruGolf’s failure to meet this guidance;

●	the development and sustainability of an active trading market for TruGolf’s securities;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of TruGolf Class A Common Stock, regardless of TruGolf’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of TruGolf Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If TruGolf was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from TruGolf’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on TruGolf Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your TruGolf Common Stock for a price greater than that which you paid for it.

TruGolf intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of TruGolf Common Stock will be at the sole discretion of the TruGolf Board. The TruGolf Board may take into account general and economic conditions, TruGolf’s financial condition and results of operations, TruGolf’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by TruGolf to its stockholders or by its subsidiaries to it and such other factors as the TruGolf Board may deem relevant. In addition, TruGolf’s ability to pay dividends is limited by covenants of TruGolf’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness TruGolf incurs. As a result, you may not receive any return on an investment in TruGolf Common Stock unless you sell your TruGolf Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about TruGolf’s business or if they downgrade TruGolf’s securities or TruGolf’s sector, TruGolf’s stock price and trading volume could decline.

The trading market for TruGolf Common Stock will rely in part on the research and reports that industry or financial analysts publish about TruGolf or its business. TruGolf will not control these analysts. In addition, some financial analysts may have limited expertise with TruGolf’s model and operations. Furthermore, if one or more of the analysts who do cover TruGolf downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, TruGolf’s stock price could decline. If one or more of these analysts ceases coverage of TruGolf or fails to publish reports on it regularly, TruGolf could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

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Anti-takeover provisions in TruGolf’s governing documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the Proposed Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by TruGolf’s stockholders.

These provisions provide for, among other things:

●	a dual class common stock structure, which provides the TruGolf Founders with the ability to control the outcome of matters requiring stockholder approver, even if they own significantly less than a majority of the share of TruGolf Common Stock;

●	the ability of the TruGolf Board to issue one or more series of preferred stock;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at TruGolf’s annual meetings;

●	only the Chairman of the TruGolf Board, the Chief Executive Officer of TruGolf, or a majority of the TruGolf Board is authorized to call a special meeting of stockholders; and

●	limiting the ability of stockholders to act by written consent;

These anti-takeover provisions could make it more difficult for a third party to acquire TruGolf, even if the third party’s offer may be considered beneficial by many of TruGolf’s stockholders. As a result, TruGolf’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause TruGolf to take other corporate actions you desire. See “Description of our Securities.”

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our Common Stock and Warrants to decrease significantly.

The Selling Securityholders can resell, under this prospectus, up to 74,310,070 Class A Common Stock representing approximately 86% of our share capital on a fully diluted basis. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Common Stock, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock.

In addition, the Selling Securityholders acquired the Common Stock covered by this prospectus at prices ranging from $0.02 per share to $12 per share. By comparison, the offering price to public shareholders in the SPAC’s initial public offering was $10.00 per unit, which consisted of one share of Class A Common Stock and one right to receive one-tenth of one share of Class A Common Stock. Accordingly, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Class A Common Stock is below $10.00 per share.

For example, based on the closing price of our Class A Common Stock on August 15, 2024, (i) SandTrap Opportunities LLC may experience weighted average profit of $0.78 per share, or approximately $ 14,155,555 in the aggregate for selling the 18,148,148 shares Class A Common Stock it received, (ii) Greentree Financial Group, Inc. may experience profit of $0.78 per share, or approximately $ 11,122,222 in the aggregate for selling the 14,259,259 Class A Common Stock it received, (iii) the Sponsor, Bright Vision Sponsor LLC may experience weighted average profit of $0.25 per share, or approximately $724,436 in the aggregate for selling the 2,897,744 Class A Common Stock it received, and iv) I-Bankers may experience weighted average loss of $ 2.19 per share, or approximately $738,144 in the aggregate for selling the 337,052 Class A Common Stock it received.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the securities registered hereunder.

In the event any Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Class A Common Stock and the spread between the exercise price of such securities and the market price of our Class A Common Stock at the time of exercise. The current exercise price of the Series A Warrants is $13.00 per share of Class A Common Stock, Series B Warrant exercise price is $10.00 per share of Class A Common Stock, and Representative Warrants exercise price is $12.00 per share of Class A Common Stock. The market price of our Class A Common Stock as of August 21, 2024 was $1.45 per share. If the market price of our Common Stock is less than the exercise price of a holder’s warrants, it is unlikely that holders will exercise their warrants. There can be no assurance that all of the Warrants will be in the money prior to their expiration.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from such exercise. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

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The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax, legal services, or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET PRICE OF OUR CLASS A COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Our Class A Common Stock

Our Class A Common Stock are currently listed on The Nasdaq Global Market, of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “TRUG”. Prior to the completion of the Business Combination, the securities of DMA were listed on The Nasdaq Capital Market under the symbols “DMAQ,” and “DMAQR”, all of which are no longer listed on The Nasdaq Capital Market.

On August 21, 2024, the closing sale price of our Class A Common Stock was $1.45 per share.

As of August 21, 2024, there were approximately 26 holders of record of our Class A Common Stock. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Class A Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion, and other factors that our board of directors may deem relevant.

BUSINESS

Corporate History

TruGolf Holdings, Inc. (the “Company” or “TruGolf”, “we”, “us”) was formed on July 8, 2020 as a Delaware corporation and formed for the purpose of effecting a business combination, with no material operation of its own. Our operations are conducted through our subsidiary TruGolf, Inc., a Nevada Corporation (“TruGolf Nevada”).TruGolf Nevada was formed as a Utah corporation on October 4, 1995, under the name “TruGolf, Incorporated”. TruGolf Nevada’s original business plan was the creation of golfing video games. On June 9, 1999, the TruGolf Nevada changed its name to “TruGolf, Inc.” Effective on April 26, 2016, TruGolf Nevada filed Articles of Merger with the State of Utah, Department of Commerce, and on April 28, 2016, TruGolf Nevada filed Articles of Merger with the Secretary of State of Nevada, pursuant to which TruGolf, Inc., a Utah corporation, merged with and into TruGolf Nevada, pursuant to a Plan of Merger. TruGolf Nevada was the surviving corporation in the merger. In connection with the Plan of Merger, TruGolf Nevada affected a four-for-one forward stock split of its outstanding common stock.

TruGolf Nevada has been creating indoor golf software for 40 years. We began as a subsidiary of Access Software, Inc., a video game developer based in Salt Lake City, Utah (“Access Software”), which was co-founded in November 1982, by Christopher Jones, TruGolf Nevada’s largest stockholder, Chief Executive Officer, President and Chairman. In April 1999, Access Software was purchased by Microsoft Corp., for its expertise in golf software development. Following the acquisition, the core programming and graphics team of Links™, which created Links LS 1999, one of the bestselling PC sports games of 1999, were spun out to TruGolf Nevada.

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Since 1999, we have focused on establishing residential and commercial golf simulation as a viable industry, and since 2007, we have focused on fabricating custom golf simulators for luxury clients. Part of our initial strategy included partnering with hardware inventors to provide them world class software. Over time, we found that it was not viable to rely on these early hardware inventors alone, we also began building and selling our own hardware. In addition, we are working with a video game company to utilize their new dynamic graphics engine which will enable us to bring photorealistic golf courses to life through our E6 software (discussed below). In addition we have developed multiple sources and 3rd party manufacturers for the raw materials or parts for our products, including but not limited to, steel or aluminum frames, fabric, turf, screens, projectors, PCs, cameras, lasers, infrared sensors, and supporting subsystems. The availability of the frames and fabric from our principle provider, Allied ES&A, has been increased as they have moved into a much larger facility directly located in a large employee base community and we have entered into negotiations with a second supplier in order to provide alternative sourcing if needed. A third supplier, Impact Signs, has also been used in the past and TruGolf Nevada believes that it could purchase turf, and screen supplies from them as well if needed. Both turf (Controlled Products), and screen suppliers (Allied), are so specialized that we have come to rely on one vendor for each, respectively. Turf particularly experienced some delivery delays in 2022 that have been rectified, additional inventory has been secured locally, and our highest volume portable simulators have been redesigned to use less raw materials from that vendor, while adding an improved hitting surface from a second vendor, Real Feel, to mitigate risk. Negotiations with a second supplier of screen materials is in progress. Projectors (TV Specialists), PCs, lasers, IR sensors and other systems come from multiple suppliers with no historical delay in supply. We have 2 primary suppliers of cameras, IDS and Basler, and have integrated products from both in the new Apogee unit to ensure the greatest availability possible.

Market For Indoor Golf

We believe that it is important to understand the macro-economic trends of indoor golf as a sport, as a culture, and as a movement, to better understand the market for our indoor golfing simulators and software. According to the National Golf Foundation (the “NGF”), golf is the largest participation sport in America, with 41 million active golfers over six years old, and has had a growth rate of adding 3 million net new golfers in each of the 2021 and 2022. However, according to the NGF, in 2022, there were over 15.5 million golfers that participated exclusively in off-course golf activities, such as driving ranges, indoor golf simulators, or golf entertainment venues, and only 13 million people who played exclusively on a golf course. According to the NGF, a total of 17.8 million people who did not play golf in 2021 said they are “very interested” in playing golf on a golf course. According to a January 26, 2023 article from the NGF, the off-course golfers have increased more significantly, with a 13% year-over-year jump, compared with a 2% rise in on-course participation. As reported, the total off-course market in 2022 of approximately $27.9 million has for the first time eclipsed on-course play.

The total addressable market for golf products in 2022 was an estimated $1.4 USD Billion, and with a CAGR of 11.05% is forecast to reach $3.8 USD Billion by 2031. Econ Market Research estimates that North America represents 36%, Europe 28%, Asia Pacific 22%, and Middle East and Africa 7% of total global market share in 2022. In this same report they have found that TruGolf Nevada currently maintains a 4.28% market share. They also noted that 69% of the total market is from Indoor Golf Simulators, while 31% is from Outdoor Golf Simulators in 2022 with a slight shift of 1% towards Outdoor Golf Simulators by 2031. In additional the report found that only 21% of sales were for Residential application, and 78% sold for Commercial applications, with a small increase in Residential to 22% by 2031. While it is not directly stated in the Econ Market Research study, we consider revenue from both SaaS software and Data Analytics to be included in the overall total addressable market for golf products. Our planned products are aligned directly with these findings as our Apogee launch monitor is an indoor only, and ceiling mounted device ideally for commercial facilities, yet equally beneficial to residential use. Our software, both E6 CONNECT, and APEX have power tools for commercial facilities to make playing, improving and enjoying golf easier than ever. While our software is available on 90% of hardware in the market this allows us to access customers for use indoor, outdoor, and residential, as well as commercial. In addition to these hardware and software solutions targeting directly the market segments we will be launching a franchise solution to capitalize on the powerful demand for commercial offerings.

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We believe there are many reasons for the decline in outdoor rounds of golf being played and the simultaneous increase of indoor rounds of golf, including (i) the major costs of running a golf course (and consequently the costs of playing outdoor golf), including environmental factors making outdoor golf increasingly costly and requiring more and more water for vegetation, as temperatures across the United States increase, even as available water has generally decreased, (ii) the closing of over 100 golf courses every year (NGF) and (iii) the challenge in finding available daylight hours with so many golfers and so few golf courses , especially in light of the lengthy time period required to play a full outdoor course. We believe that all of these factors combine to create a significant opportunity to capitalize on a growing sport, a growing segment of that sport, and a convergence of demand and popularity seldom seen in virtual participation athletics — indoor golf.

Current Operations

We currently leverage a bifurcated branding strategy by both (1) selling indoor golf simulator hardware under our TruGolf Nevada brand, which hardware includes our E6 Connect software; and (2) selling our E6 Connect software separately for use on other companies’ hardware. In the future, we also intend to franchise indoor golf simulation facilities, create a “Virtual Golf Association” of online players, and leverage our access to swing data, each as discussed in greater detail below.

Our Products

Hardware

Portable – Our Vista Series, which are portable indoor golf simulators, immerse players in realistic gameplay and are designed to be easily assembled and disassembled. These portable lightweight aluminum frame indoor golf simulators use a matte-box design that blocks ambient light and gives the Vista Series the same image quality as high-end golf simulation units, but for a much lower price. Our Vista Series currently includes a High-Definition, 720p projector (upgradable to a 1080p version), as well as the option for a touch screen and a turf surface. All of our Vista Series products come with a two-year limited warranty This product has been discounted throughout 2023 in efforts to sell down inventory as we plan on launching a new portable series with a code name of MAX. Our Vista 12 model is shown below.

Professional – Our Signature and Premium indoor golf simulators include complete, permanent enclosures, including three high-speed cameras to capture ball flight with high accuracy. Our professional golf simulators include high-end projectors with high visual quality (1080 p) providing better visuals, built-in computers and touchscreen, premium turf and audio. These simulators use our TruFlight 2 ceiling mounted Launch Monitor that captures club and ball data for both right-handed and left-handed golfers. Utilizing three cameras, the TruFlight 2 system captures club and ball data simultaneously, for considerable accuracy, allowing users to shape their shots akin to how they would outdoors. Below are images of our Signature (left) and Premium (right) indoor golf simulators.

Commercial – We offer commercial software and hardware solutions, working with our commercial customers to help design their facilities and find the right audio/video solutions for their customers. Hardware solutions can include multiple simulators of varying sizes, as well as arcade-style games. Software solutions include a Product Launcher that prevents a user from accessing the PC interface, while making game selection and launching easier, a Clubhouse solution that allows clients to host and manage tournaments, and even commercial administration tools to manage multiple simulators from one networked PC.

Custom – We also offer custom indoor golf simulation products which can be designed for everything from luxury-residential applications to high volume commercial usage facilities. The customized products, with installation, may cost anywhere between $10,000 and $100,000, depending on the size, design, nature and volume of usage. We consult with clients on a design we can build from spec and then work with the customers’ contractors, through an installation supervisor, to install, calibrate and train customers on the use of their custom simulators. Historically we have completed most installations ourselves but have recently outsourced 30% of such installations to 3rd party installers. Below is an example of a custom installation.

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Leading our hardware offering, is our new Apogee Launch Monitor (“Apogee”). Many competitors use mobile launch monitors that must be set on the floor behind, or to the side of a golfer, leaving them prone to being kicked or bumped, often requiring a re-calibration and creating a generally unstable and unpredictable solution. Our launch monitor was designed from its inception to provide not only a highly accurate swing analysis and realistic golfing experience, but also an easy solution to install, play, and maintain, for indoor golf. The accuracy of Apogee is created through features like our patent pending club path measurement, stereoscopic resolution optimized camera system, and instant impact ball launch (“Instant Impact”) to digital display response. This Instant Impact allows golfers to see their virtual ball flight in less than 300 milliseconds, nearly 10 times faster than our competition. An equally vital ingredient to an accurate golf experience comes from our “Instant Impact Replay,” an in-game scrubbable video replay allowing users of any skill level to see exactly what their club did, including positive aspects and flaws, in order to achieve the ball path and spin portrayed on screen creating the ability to give instructions to users.

Another component of our hardware which we believe provides us a competitive advantage is based on ease-of-use, which begins with auto-calibration, and includes everyday usability, along with general troubleshooting and maintenance. Our hardware’s installation is simple, beginning with a proprietary mounting bracket that a layperson can drill in their ceiling or on a standard projector mount, then the Apogee device, which weighs less than 30 pounds and can easily be inserted onto rails securely holding the device to the bracket is attached. Once the hardware is in place, the user places a piece of paper on the ground under the device and pushes a button to begin the auto-calibration. What historically took approximately 20 to 30 minutes on our TruFlight 2 system (which is still used in our portable systems), and up to three days on competitors’ systems, can now be accomplished in less than five minutes. This auto-calibration function continues throughout the play on the system, as every time a player places a golf ball in the impact zone, there is a rapid calibration verification, again ensuring easy and accurate maintenance.

In the game of golf there is a concept known as Pace of Play, or “POP”. A normal 18-hole outdoor game of golf usually takes approximately three hours; such POP can be reduced to one hour indoors. We help our users reduce this time even more by use of our proprietary “Laser Launchpad,” which has a faster setup, and not only indicates exactly where a user should place the ball to ensure successful swing capture but also turns off as soon as the ball is placed in the right place and the software is ready to go, preventing a player from taking their eye off the ball to look at the screen to verify preparedness. This increases POP, and also increases the authenticity of the player experience by avoiding doubts as to whether or not the system is ready, and instead allowing a player to focus on their swing. The second innovative element in our product affecting POP is our Instant Impact ball flight processing system (as discussed above). Additionally, our proprietary on-board Apogee Voice Accelerator reduces POP by enabling players to avoid using a mouse or touchscreen, and allowing them to simply use their voice to execute the most common functions including taking a Mulligan, making club changes, effecting lateral pin adjustments, observing swing analysis, and even making environmental adjustments, such as time of day and cloud cover.

By providing our own Apogee launch monitor, we expect to be able to unlock exclusive features in the forthcoming version of our E6 Connect software, including dynamic course visuals, robust club path, ball reaction analysis, and visual enhancements, leveraging augmented reality and artificial intelligence breakthroughs.

Multi-Sport – We also offer a separate hardware device which allows users to play multiple games known as “Multi-Sport”. This allows users to play soccer, football, hockey, frisbee and Frisbee golf, zombie dodgeball and light gun target games through our hardware. These games are arcade-style mini games with fun simple challenges designed for any age or ability level. This also allows users of our hardware to purchase this additional hardware that goes with our golf simulators and offer different games for their customers.

Software

We pair our hardware with our internally developed E6 software, which may also be purchased separately. We believe that E6 Connect is the highest-quality, most lifelike and customizable golf simulator software ever created. It can be used with launch monitors to teach or train users on the driving range, to compete in leagues and online events at a commercial facility, or to just play fun indoor golf games at home with friends and family.

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E6 Connect offers traditional modes of play like: Stroke, Scramble, Best Ball, Stableford, and Match Play. In addition, we offer exciting mini games like Closest to the Pin, Demolition Driving Range, Long Drive, Blackout, Horse, and 301. We also have a Clubhouse Module designed to help run leagues and indoor facilities. The remote web-application lets users create leagues or events– while checking on the usage statistics of that simulator. Another powerful solution provided by E6 Connect is a web-enabled second screen data analytics performance portal enabling individual players to make the most of their longitudinal data.

Additionally, we have recognized that since golf is not the only sport of interest, and we have leveraged the power of our hardware and software platform to create a collection of multi-sport games including football, soccer, soccer golf, frisbee golf, zombie dodgeball, cowboy target practice, and more. We have found that not only does this drive family friendly value for residential installs, but dramatically expands the target audiences for commercial facilities.

The next iteration of our E6 software, which we have given the code named “APEX”, with the use of a powerful new graphics engine, allows us to recreate photo-realistic, and accurate recreations of actual world-class golf courses. The dramatic elements that bring these courses to life include: animated wildlife, trees, flowers and bushes that move in the wind and change with the seasons, dynamic time of day changes, including sun position, procedural shadows, cloud interaction with 3-D panoramic landscapes, and the resulting array of stunning lighting effects on some of the most beautiful golf courses in the world. We strive to provide pixel accurate versions of the golf courses we offer, including accuracy of within 2 inches on the fairways, and 2 centimeters on the greens. We have found that this level of accuracy enables golfers to become familiar with every hole and hazard on the course, and also unlocks our true handicapping system that can bridge the gap between indoor and outdoor play. This is something that lower quality, lower price point, fantasy simulator software solutions do not provide. In the future, we plan to also introduce with APEX a virtual simultaneous multiplayer driving range, an insightful new virtual club fitting suite and virtual course builder capabilities.

Our proprietary physics and gaming engine, which combines 40 years of innovation and experimentation, with countless hours of golfer collaboration and observation, may be even more impressive than our virtual courses and visual effects. Our painstakingly accurate ball flight, bounce, roll and object collision can be modified by customizable external factors including elevation, humidity, and wind. All of these variables come to life in the context of every swing of the club, which becomes relevant with our swing analyzer. We not only provide users critical statistics, but we also provide new video on demand replay options, thanks to Apogee. This allows any golfer to see exactly how their club generated each outcome, and unlike any competitor, is available with any and every single swing throughout the entirety of E6 Connect.

In addition to building our E6 Connect software into each of our hardware offerings, we also sell our E6 Software directly to customers and provide our competitors with authorized resale options of our E6 Software. E6 Connect is available for PC and iOS Users. E6 Connect offers more than 100 world-class golf courses, four driving ranges, and numerous mini-games (as discussed above).

Plans for Future Operations

Expansion into Franchises

Moving forward, we plan to franchise the right to build and create indoor golf entertainment venues, including customized indoor golf hardware and software (i.e., golfing bays and golf range bays), and the option to purchase food and beverage. We currently plan to sell branded and non-branded merchandise at these future locations, and allow for large group events, coaching, data driven club sales, and “gamified” tournaments. We have also already built a proprietary bay booking and food and beverage ordering app for use from our future commercial and franchise operators.

We believe that one of the benefits of our indoor golf franchises will be the reduced space and infrastructure required to create such facilities, which we anticipate being as small as 5,000 square feet and as large as 32,000 square feet, and requiring fairly minimal infrastructure and buildouts other than our custom indoor golf hardware. This is as compared to stand-alone driving ranges or golf courses which cost significantly more to build and implement and require a substantial amount of infrastructure and land.

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We also anticipate that these future franchises will act as resellers with showrooms, where we will provide a commission to such resellers on all hardware and software sales that we hope will naturally develop as users are able to experience our hardware and software at such franchise. We believe that one of the elements of our planned franchise program that will have the most financial impact on the fitness of our franchises, is the concept of pre-sales, which require a facility to be profitable before even opening their doors. This program will require franchisees to sign up enough monthly recurring subscriber revenue to cover the monthly operating costs of the planned facilities for an agreed upon period of time. We believe that this program will allow a location to be profitable from its opening and help reduce failed franchises.

Virtual Golf Association

Our Virtual Golf Association, or VGA, is expected to leverage our many years of network power and online play in order to develop our plans to utilize the ‘metaverse’. Our VGA concept will enable people around the world to play golf with each other, against each other, and even against real pros’ historical scoring data on real golf courses. The VGA is intended to be the governing body for digital golf events hosted on the E6 Connect network. These events are planned to eventually include: VGA tour events, professional video game tournaments, intercollegiate simulator competitions, and American Junior Golf Association tournaments. We plan to use a model similar to the PGA Tour’s FedEx Cup for the VGA, with players accruing points for participation, as well as finishing “in the money” in each event. Top players would compete in a VGA tour championship at the end of each season. The basic structure to host VGA events is currently in place, with a variety of stroke play, long drive and closest-to-the-pin games available to the 350,000+ E6 Connect users. The next phase of development will be to implement the structure of a VGA “season” to track accrued points over multiple events and to add a comparative data dashboard for all users.

Data Analysis

Lastly, we hope to leverage our access to swing data, which we have been collecting through our E6 software since 2017, relating to personal baseline, improvement, and even longitudinal analysis. We believe that this wealth of information provides tremendous value for users, equipment manufacturers, and other industries by uncovering patterns, purchase intent and geographical insights, for some of the wealthiest most active populations around the world. We are currently in preliminary discussions with a third party to monetize this data; however no definitive agreements have been entered into to date.

Sales Overview

Our sales team operates out of our corporate headquarters in Centerville, Utah. Our internal team manages both individual clients, along with consulting with commercial facility endeavors through predefined territories. These territories divide the United States into segments, enabling each sales representative to develop a center of influence in each state in their territory. In addition, each sales representative has 1 or 2 national channel partners that they work with to cultivate relationships in order to drive their own leads and augment those leads coming from the marketing team. These partnerships represent key industries and markets that align cohesively with our product offerings. We hope to leverage these relationships to eventually help us achieve our future growth goals from international sales. These markets include: home construction, golf courses (pro shops and private courses), audio/video integrators, commercial real estate (offices and malls), government, schools and municipalities, major accounts (chain and warehouse stores) and national fun centers.

Additionally, we have a historical network of resellers spanning several regions including Europe, Australia, and Africa. We have recently signed a joint venture in Asia. We also have an established domestic network of resellers in both the United States and Canada, as well as a limited presence in Latin America. Our global network of resellers has been built over the past decade, and we consistently work to strengthen that network. We plan to use a portion of the funding received in the Business Combination to open a TruGolf Nevada office in Europe to service Europe, the Middle East, and Africa as we transition from simple resellers to exclusive distributor partners.

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Growth Strategy

TruGolf Nevada expects to use the transaction proceeds to fund the development and production of its software and hardware businesses, with sales expected to increase as its new generation software and hardware are launched. TruGolf Nevada also plans to use a portion of the proceeds to expand its manufacturing capabilities in Salt Lake City, Utah. Currently we focus approximately 80% of our marketing and sales efforts to generating leads through online Search Engine Optimization, Pay per Click advertising, Social media organic posts and paid ads, and Public Relations with earned media and celebrity endorsements. The funding will be utilized to augment all of these activities to increase our social media presence. This plan will be customized to each product and service within our product portfolio as business/team resources and growth continues.

Our primary objective is to drive engagement, advocacy, and sales of our product portfolio, with an initial focus on expanding our Apogee hardware rollout and reinforcing E6 Connect’s market penetration, while also launching our planned franchise offering, the VGA and working to monetize our swing and other data.

Our secondary marketing objective will be to increase overall awareness and reputation of our collective products and brand in each vertical to drive consumer preference and adoption.

Our primary market is males over age 34, with females, young adults and new golfers also representing growing segments of our target market.

We plan to use blogs and social media to bolster our brand image, create more domain authority, and drive more organic traffic through our websites. We also hope that blogs and social media posts will funnel new users into our digital retargeting campaigns and will be used as a source to supply new newsletter subscriptions.

We may also offer promotional giveaways to drive subscribers to our blog and social media offerings, grow and replenish email lists, increase website traffic, and drive brand awareness.

Plan of Operations

Our immediate plan consists of heavily promoting the launch of our new hardware device, Apogee, and aligning marketing, sales, manufacturing, installation and service to be ready to address customer demand and issues typical with a new product adoption and demand, especially during the holiday season. We also plan on optimizing our service and installation teams with some re-alignment and additional resources to manage the seasonal spike in workload. Additionally, we are also planning some heavy new marketing initiatives, including an all new website, introduction of new paid social media, and advance existing PR projects, and engaging new ambassadors, including Ezekiel Elliot and Brice Butler, both former Dallas Cowboys football players. We also plan to commence the rollout of a new Professional Employment Organization, Insperity, to help improve all of our HR and Benefits programs company-wide, including the critical role of recruiting, hiring and onboarding. Finally, we are preparing for a move to a larger building as we are aggressively looking for more space.

In addition, the capital raised from the Business Combination will kick off a transition to NetSuite, and some enhancements to SalesForce, Jira and Zoho to ensure operational efficiency and transparency for our new quarterly reporting process. While we continue to push the roll out of Apogee with expanded marketing budgets and sales channels, including internationally, we will also debut our newest software offering code named Apex. Initially this would include the opening of our EMEA offices, and the formalizing two more international distributors, and also opening our joint venture office in Asia. We plan to kick off a few new VGA online tournaments along with some new partners, onboarding of whom is in progress. We also plan to launch E6 Apex as another revolution in software, and announce the launch dates of the next version of Apogee, the Mini Trainer, and portable frames to support Apogee, as we sunset other older launch monitors, such as TruTrack and TruFlight.

Historically, the last quarter of the year is our biggest quarter of the year with holiday sales, and winter preparation for golfers winding down their outdoor season. As such, our marketing and sales efforts kick into high gear, as do our infrastructure costs in manufacturing, logistics, installation and customer service. Generally, the first quarter of each year continues to be a critical part of our busy season, as we continue to ramp up installations to meet previously sold demand and wrap up training of our distributors to enable more sales and collections.

TruGolf Nevada plans to leverage seasonality and take advantage of its busy seasons to commence planning and executing for future growth, including ramping up hiring efforts in product development or R&D. Our target is to hire additional new employees in marketing, project management, development, engineering and customer experience.

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The capital raised in the Business Combination will provide critical growth funding that should span at very least 18 months, given that we are currently profitable and plan to continue to reinvest. We do not anticipate needing to raise any more funds during these 18 months. However, if our growth exceeds our forecasts, we may need more capital to support Apogee, Apex, and possibly even a new mobile launch monitor already on our road map.

Competition

We have many competitors, including those that sell competitive hardware, and also in many cases resell, our E6 software. These include Trackman, FullSwing, Foresight, GolfZon, Uneekor, Garmin, FlightScope, SkyTrack, and Voice Caddie. These competitors are split into two categories; the first is indoor or fixed launch monitors, including Uneekor, FullSwing, FlightScope and Foresight, which are typically sold by resellers with turf, frames, screens and technology that are required for the launch monitor to even function. These complete solutions range from $10,000 to $50,000. The second category consists of indoor/outdoor or portable launch monitors that can be placed on the ground behind, or to the side of the golfer whether they are indoors or out on the driving range or course and are provided Trackman, FullSwing, FlightScope, Foresight, Garmin, and Voice Caddie. These devices on their own range from $600 to $20,000.

Of these competitors, Trackman, GolfZon, Uneekor and FullSwing have started to sell their own software as well. All of these providers charge an additional fee for various levels of software from $300 to $5,000 and most are annually recurring. There are also software-only competitors, such as GSPro, The Golf Club, and World Golf Tour that tend to sell subscriptions to software on an annual basis from $200 to $1,000.

Our Competitive Strengths

Compared with its competitors, TruGolf Nevada believes it has superior advantages in its technology. Its executive team has extensive experience in the software industry, including Microsoft and Access Software. E6 Connect has become the de facto golf simulator operating system and can be purchased to run on or with nearly every other launch monitor in the industry. As we have been creating and selling golf simulation software for nearly 40 years, this has been, and continues to be our greatest competitive advantage. This adaptability of E6 also means that our VGA has a significantly more powerful reach that any of our hardware competition. As we have been designing, building and selling our own hardware for over 20 years, we have developed an advantage in this space as well, especially when bundled with our software. The upgrade of our manufacturing facilities and new corporate offices will strengthen and optimize TruGolf Nevada’s production capacity of its golf simulator products. In addition, TruGolf Nevada has established strong relationships with top institutions and suppliers from all over the world.

Seasonality

Our operations are subject to some inherent seasonality, as our products enable golfers to golf indoors, when they can’t go outdoors due to inclement or unfavorable weather (e.g., in the winter in mid-west, northeast and northwest of the United States). As a result, we have historically seen higher usage and resulting increases in sales in the first quarter and fourth quarter of each year. Consequently, we have historically increased our marketing, sales and service in the third and fourth quarter, while increasing our production, logistics and installations in the first quarter. We expect these seasonal trends to continue going forward despite any previous internal delays due to the release of Apogee, or non-seasonal economic factors that may change from time to time. The reason we believe Q4 and Q1 seasonality to continue moving forward is due to the consistent cold or wet weather conditions that apply across North America, most of Europe, and Asia.

Government Regulation

We are subject to various U.S. federal and state and foreign laws and regulations. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in manners that could harm our business. These regulations may involve user privacy, data protection and personal information, the privacy of consumer information and other laws regarding unfair and deceptive trade practices.

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U.S. federal and state laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

Our sales of golfing simulators are subject to regulation, including by the Federal Trade Commission and the Consumer Products Safety Commission (CPSC), as well as various other federal, state, local and foreign regulatory authorities. These laws and regulations principally relate to the proper labeling, advertising, marketing, manufacture, safety, shipment and disposal of our products. Because we import certain of the components that make up our products from abroad, we are also subject to import regulations and regulations relating to trade.

We, as are many other companies, are also subject to environmental laws, employment regulations, privacy and cybersecurity laws, environmental, health and human safety laws and regulations, laws and regulations related to licensing operations, the Foreign Corrupt Practices Act and other similar anti-bribery and anti-kickback laws. New laws and regulations or new interpretations of existing laws and regulations may also impact the business.

Historically, the costs of compliance with the rules and regulations described above have not had a material adverse effect on our operations and we believe that we are is in substantial compliance with all applicable laws. Due to the nature of our operations and the frequently changing nature of compliance regulation, we cannot predict with certainty that future material capital or operating expenditures will not be required in order to comply with applicable government regulations.

Intellectual Property

We regard our trademarks, service marks, copyrights, patents, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as critical to our success, and we rely on trademark, copyright, and patent law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights. We have registered, or applied for the registration of, a number of U.S. domain names, trademarks, service marks, and copyrights. Additionally, we have filed U.S. patent applications covering certain of our proprietary technology.

Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products are made available. We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, patents, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us. We have been subject to claims and expect to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Human Resources

We currently employ approximately 78 employees of which 72 are full-time and six are part-time, many of which started working remotely due to COVID-19 and continue to work remotely. In addition to the marketing and sales outlined above, we complete all product development of both hardware and software in house, including some light manufacturing and assembly, simulator installations, customer service, and logistics.

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Facilities

We currently lease two buildings, one with offices for over half of our staff, and room for research & development, manufacturing, assembly, returns and repairs. We assemble all of our proprietary hardware in this facility in Centerville, Utah, and combine other parts from local and domestic suppliers that provide the frames and fabric for our bays, turf and foam, and other technology. The other has offices for the rest of our staff and the majority of our finished good inventory and logistics.

We lease 19,831 square feet of space from Boulder Properties LLC. Pursuant to a lease entered into in December 2022. The lease is for a period of one year, and has been extended for an additional two years. The first year rent is $20,343 per month increasing to $24,615 per month in year three. We are also obligated to pay a proportionate share of the operating costs of the building, which approximate $3,000 per month. This lease also reflects add-on finish work. We have offices along with research and development and manufacturing and assembly in this facility.

In June 2023, we entered into a five-year, triple net lease for approximately 13,000 square feet. The facility is located in North Salt Lake, Utah. This location has offices for our customer support team and storage for our assembled simulators. The first-year lease payments are $10,457 per month with a three percent annual escalation in subsequent years.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows.

Insurance

We have an insurance policy in effect that includes customary coverage and protection for professional liability, general liability, employee benefits and protection against claims including technology products, services and against cyber security. Our insurance policy also covers exposure to product liability claims, including both technology product claims related to customer data breaches, copyright infringement and/or misrepresentation and fraud and any claims made in connection with any physical products and services sold through our website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations with our audited financial statements for the years ended December 31, 2023 and 2022, and six months ended June 30, 2024 and 2023, together with related notes thereto. The discussion and the analysis should also be read together with the section entitled “Business” and for the years ended December 31, 2023 and 2022, and six months ended June 30, 2024 and 2023, included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk factors” or in other parts of this document and our other filings with the SEC. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise specified, the terms “we”, “our”, “us”, the “Company” and “TruGolf” refer to TrueGolf Nevada. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

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Company Overview

Since 1983, TruGolf Nevada has been passionate about driving the golf industry with innovative, indoor golf solutions. We build products that capture the spirit of golf. Our mission is to help grow the game by making it more available, more approachable and more affordable, through technology – because we believe golf is for everyone.

Our team has built award-winning video games (including Links, a popular sports game for PC), innovative hardware solutions, and an all-new e-sports platform to connect golfers around the world with TruGolf E6 Connect Software, our premier software engine. Since TruGolf Nevada’s beginning, we have continued to define and redefine what is possible with golf technology.

In addition to offering a variety of custom, professional, and portable golf simulators, TruGolf Nevada’s latest launch monitor, Apogee, was created to improve accuracy and to make using the launch monitor easier. Features of Apogee include: a unique Apogee Voice Assistant, a voice command system that allows users to navigate their TruGolf E6 Connect Software gameplay within rounds and practice sessions; Laser Launchpad, a laser indicator that shows users where to place the ball and when the system is ready to record a swing and Point-of-Impact (POI) slow-motion replay video.

Our suite of hardware offerings in the golf technology space is expansive, offering something for virtually everyone from gamers to beginners to professionals, and all consumers in between. Hardware offerings are sold through a global network of authorized resellers, retail outlets and direct-to-consumer through a dedicated TruGolf Nevada sales team. Our suite of hardware offerings range from entry level pricing at just under $400, to well over $100,000 for custom projects, creating a wide range of pricing options for nearly all consumers, and providing TruGolf Nevada with a competitive advantage in creating a wide consumer base as compared to its competitors (who often only focus in a narrow consumer price range).

TruGolf Nevada creates top golf technology software in the marketplace through its TruGolf E6 Connect Software. Importantly, TruGolf E6 Connect Software is designed not only for use with our suite of hardware offerings in the golf technology space, but also integrates with more than twenty-four third party golf technology hardware manufacturers, translating to a staggering market integration coverage equal to roughly 90% of golf technology hardware in the global market space, which allows peer-to-peer play across these golf technology hardware manufacturers, allowing for a unification of the golf technology space. TruGolf E6 Connect Software records, on average, over 725,000 indoor golf shots per day. TruGolf E6 Connect Software is both PC and iOS compatible and can be used both indoors and outdoors.

TruGolf Nevada has leveraged its unique position as one of the industry leaders in both hardware and software golf technology solutions to organize and found the Virtual Golf Association (VGA). The VGA is a gamified virtual economy that takes place inside the TruGolf E6 Connect Software. Users have a chance to earn points through play, practice, and more – providing a worldwide leaderboard of connected indoor golfers. Each shot users take rewards them with points. These points can be used to purchase in-game enhancements, or to enter virtual golf tournaments with real world prizes. The VGA is broken into three models:

●	Game Analysis – rewards TruGolf E6 Connect Software users who track and measure their game. Users can set specific goals (e.g., shots hit per month, speed and distance gains, dispersion reduction) and earn points for hitting milestones. At the end of each month, users can see how they compared against all other users utilizing the Game Analysis features.

●	Connected Golf – rewards users for joining with their friends and playing golf online. Earn points for playing a new course or linking up to play nine holes with another player utilizing TruGolf E6 Connect Software.

●	Virtual Golf Association Events – events are worldwide leaderboard format, flighted by handicap, where users play and compete to shoot the lowest score. These contests include stroke play, closest to the pin, match play, stableford, and more. Users earn points based on how they finish in their division.

In totality, TruGolf Nevada’s business model is designed to be positioned as the hub of golf technology, with groundbreaking hardware technologies that we believe can become the industry standard and unifying the industry as a whole by serving as the leader of golf technology software solutions through its TruGolf E6 Connect Software.

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Recent Developments

Business Combination

On November 2, 2023 and December 7, 2023, Deep Medicine Acquisition Corp. (“DMAC”) executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan DMAC up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, TruGolf Holdings, Inc. (“TruGolf Holdings”) executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from TruGolf Holdings (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the TruGolf Holdings’ Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes were issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), TruGolf Holdings issued the PIPE Investors the Series A Warrants and the Series B Warrants.

Subject to satisfying the conditions discussed below, TruGolf Holdings, Inc. has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

As of March 31, 2024, the Company recorded PIPE Convertible Notes payable of $4,800,000 and an original issue discount of $480,000 resulting in the net balance of $4,320,000. The Company recorded interest expense on the PIPE Convertible Notes of $9,468, and interest expense relating to the OID of $947. As of May 14, 2024, the Company did not timely file the quarterly report on Form 10-Q for the period ended March 31, 2024. The scheduled second tranche of the PIPE Convertible Notes payable has not been received by the Company.

On August 13, 2024, the Company and the Selling Shareholders entered into to a waiver of the certain terms and conditions of the Purchase Agreement and the Note, pursuant to which 349,733 shares of Class A Common Stock issued to the certain Selling Securityholders.

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, TruGolf Holdings sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

On January 31, 2024, the Company issued a press release announcing that on January 31, 2024, it consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.Convertible Note Extension

Sales of a substantial number of our securities in the public market

The Selling Securityholders can resell, under this prospectus, up to 74,310,070 shares of Class A Common Stock representing approximately 86% of our share capital on a fully diluted basis. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Common Stock, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock

In addition, the Selling Securityholders acquired the Common Stock covered by this prospectus at prices ranging from $0.02 per share to $12 per share. By comparison, the offering price to public shareholders in the SPAC’s initial public offering was $10.00 per unit, which consisted of one share of Class A Common Stock and one right to receive one-tenth of one share of Class A Common Stock. Accordingly, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price of Class A Common Stock is below $10.00 per share.

For example, Bright Vision Sponsor LLC, who was the original sponsor, is the beneficial owner of 18.8% of the outstanding shares of the Company’s common stock and will be able to sell all of its shares for so long as the registration statement of which this prospectus forms a part is available for use.

Ethos Management INC

The Ethos Asset Management Loan Agreement (“Loan Agreement”) stipulates that fundings should happen approximately every 30 banking days, subject to Ethos completing periodic internal audits to ensure the Company was in compliance with the terms of loan agreement. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. Due to the lack of additional fundings and in accordance with the terms of the Loan Agreement, in February 2024, we sent Ethos a notice of termination for materially breaching the Loan Agreement. Based on the termination for default clause in the Loan Agreement, we are entitled to retain all the funds disbursed by Ethos and Ethos must release the deposit collateral.

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Global Franchising Agreement

In March 2023, we announced a strategic partnership with Franchise Well, a renowned franchising consultancy firm, to accelerate its global expansion through a regional developer franchise model. This partnership marks a pivotal moment for TruGolf as it harnesses the power of franchising to amplify its global presence and cater to the burgeoning demand for immersive off-course golf experiences.

The collaboration with Franchise Well will propel TruGolf’s growth strategy forward through the regional developer franchise model, targeting seasoned franchise owners to spearhead expansion. Unlike traditional franchising models aimed at individual investors, TruGolf’s approach focuses on empowering developers to build and scale territories, ensuring rapid strategic market penetration and sustainable growth.

mLSpatial Definitive Agreement

In March 2024, we entered into a definitive agreement with mlSpatial, a leading AI and machine learning engineering company, to license the AI engine they co-developed to increase 9-axis spin accuracy for TruGolf’s acclaimed new APOGEE launch monitor. The agreement gives TruGolf the first right of refusal to purchase 100% of mlSpatial assets.

Industry Update

We note that the simulator/screen golf market is growing according to the National Golf Foundation (www.ngf.org/simulator-golf-sees-real-surge), “An estimated 6.2 million Americans hit golf balls with a club in a golf simulator within the past year, a total that surged 73% compared to pre-pandemic levels. Golf’s continued evolution includes many new forms of the game and simulated golf is a part of it.” Based on the growing golf simulator industry trend, we continue to believe there is a strong demand for our new hardware and software products. Based on the growing industry golf simulator trend noted above, we continue to believe there is a strong demand for our new hardware and software products.

According to recently released data from The National Golf Foundation, 45 million Americans aged 6 and above played golf in 2023. This record-setting total includes 32.9 million people who played off-course golf, with 18.4 million of them who participated exclusively in off-course golf activities at places such as driving ranges, indoor golf simulators, or golf entertainment venues. Only 12.1 million played exclusively on-course, furthering the trend.

Principal External Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors”.

●	Market acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make users aware of the significant benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets, including international markets. Although we have increased the number of users of TruGolf Nevada hardware and software product offerings and continue to grow our channels globally through established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

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●	Sales force size and effectiveness. The rate at which we grow our sales force and expansion channels and the speed at which newly hired salespeople and sales channels become effective can impact our revenue growth and our costs incurred in anticipation of such growth. We intend to continue to make significant investments in our sales and marketing organization and channels by increasing the number of sales representatives and expanding our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers. We are slowly expanding into EMEA through a quickly growing network of distributors that will each slowly develop their respective territories, sales from EMEA are still below 5% of total sales. We have also signed a Joint Venture agreement with a partner in China to manage all distribution needs across Asia. We are not required to invest in any of these markets, and as such take a lower margin on products sold there, therefore we expect slowly growing impacts on top line revenue from these globalization efforts.

●	Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

Principal Components of Revenues, Costs and Expenses

Revenues

Our revenues come from the sale of TruGolf Nevada software and hardware, which products are sold through a global network of authorized resellers, retail outlets and direct-to-consumer through a dedicated TruGolf Nevada sales team.

Cost of Revenues

Cost of revenues consists primarily of costs that are directly related to the delivery of our TruGolf Nevada hardware and software products, excluding depreciation but including direct material, labor, manufacturing overhead, reserves for estimated warranty costs and charges to write-down the inventory carrying value when it exceeds the estimated net realizable value.

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Operating Expenses

Royalties

We have agreements with certain software golf hardware vendors who bundle our tracking and golf course software with their hardware. We pay them a royalty based on the number of units or subscriptions they sell. The royalty percentages typically range between 20% to 30%. The royalty agreements are for one year, with automatic renewal unless each party gives a thirty-day written notice of the intent to cancel the contract prior to the renewal date.

Salaries, Wages and Benefits

Salaries, wages and benefits are expenses earned by our employees in the executive, information technology, finance and accounting, human resources, administrative functions and outside contractors. Also included in salaries, wages and benefits are employer payroll taxes, health, dental and life insurance expenses.

Selling, General and Administrative

Sales and marketing expenses consist primarily of advertising, training events, brand building, product marketing activities and installation and shipping costs. We expect sales and marketing costs will continue to increase as we expand our international selling and marketing activities, hire additional personnel, and build brand awareness through advertising and training.

General and administrative expenses consist primarily of professional fees paid for legal, accounting, auditing, and consulting services, bad debt, licenses and association dues, facilities (including rent and utilities) bank and credit card processing fees and other expenses related to general and administrative activities.

We anticipate that our general and administrative expenses will continue to increase as we continue hiring to support our growth. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with operating as a public registrant.

Other Expense

Interest Expense

Interest expense consists of interest expenses associated with issuing notes and balances outstanding under our debt obligations and the gross sales royalty payable, the amortization of debt issuance costs and original issue discounts associated with such borrowings.

Loss on Investment

During the year ended December 31, 2022, we wrote off our $100,000 equity investment in a small entity that was intended to help develop and sell our products.

Gain on Loan Extinguishment

In May 2020, we received a $735,000 loan under the Coronavirus Aid, Relief, and Economic Security Act Paycheck Protection Program. During the year ended December 31, 2021, the loan was forgiven.

Principal Cash Flows

We generate cash primarily from our operating activities and, historically, we have used cash flows from operating activities and available borrowings under certain notes payable as the primary sources of funds to purchase inventory and to fund working capital and capital expenditures, growth and expansion opportunities (see also “Liquidity and Capital Resources” below). The management of our working capital is closely tied to operating cash flows, as working capital can be impacted by, among other things, our accounts receivable activities, the level of inventories, which may increase or decrease in response to current and expected demand, and the size and timing of our trade accounts payable payment cycles.

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Critical Accounting Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The application of many accounting principles requires us to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and they and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts first become known. We believe the following critical accounting estimates could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See also Note 2 - Summary of Significant Accounting Policies to our audited annual financial statements for a summary of our significant accounting policies.

Accounts Receivable, net

We manage credit risk associated with our accounts receivables at the customer level.

We believe the concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals and other monitoring procedures.

Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts.

Inventory, net

All of our inventory consists of raw materials and are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on an average or specific cost basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts.

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. The actual estimates used can be found in Note 12 - Convertible Notes Payable in the annual audited financial statements. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the comparable companies publicly traded on recognized stock exchanges. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant.

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Results of Operations

Comparisons of the Years ended December 31, 2023 and 2022

The following table sets forth certain condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period may not be indicative of future performance.

	Year Ended December, 31		Variation
	2023	2022	$	%
Revenues, net	$20,583,851	$20,227,331	$356,520	1.76%
Cost of revenues	7,825,768	7,018,378	807,390	11.50%
Gross profit	12,758,083	13,208,953	(450,870)	(3.41)%
Operating expenses	21,418,295	12,476,571	8,941,724	71.67%
(Loss) income from operations	(8,660,212)	732,382	(9,392,594)	(1,282.47)%
Net loss	(10,283,109)	(956,841)	(9,326,268)	974.69%
Net loss income per common share	$(857.35)	$(84.62)	$(772.74)	913.23%

Revenues

Our revenues were $20,583,851 for the year ended December 31, 2023, compared to $20,227,331 for the year ended December 31, 2022, an increase of $356,520 or 1.76%. The increase in revenues was due primarily to a $600,953 increase related to ramping up the new Apogee launch monitor offset by a $244,433 decrease in software subscription and other sales.

We note that the simulator/screen golf market is growing according to the National Golf Foundation (www.ngf.org/simulator-golf-sees-real-surge), “An estimated 6.2 million Americans hit golf balls with a club in a golf simulator within the past year, a total that surged 73% compared to pre-pandemic levels. Golf’s continued evolution includes many new forms of the game and simulated golf is a part of it.” Based on the growing golf simulator industry trend, we continue to believe there is a strong demand for our new hardware and software products. Based on the growing industry golf simulator trend noted above, we continue to believe there is a strong demand for our new hardware and software products.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023, increased $807,390 or 11.50% to $7,825,768 from $7,018,378 for the year ended December 31, 2022. The increase was due primarily to a $882,060 increase in the cost of simulator parts and materials and a $116,772 increase in labor to manufacture our simulators. The cost of shipping our finished simulators increased $168,423 due to price increases from our national shipping companies UPS, FedEx and Seko. These increased costs in 2023 were offset by an approximate $353,310 decrease in inventory write downs and adjustments compared to the prior year. Materials and components to manufacture our simulators primarily include fabricated steel, cut cloth, turf, computers, cameras and other high-end electronics which are subject to inflationary pricing pressures. We are continuously working with our suppliers for volume pricing discounts and extended contract terms.

Operating Expenses

Our operating expenses were $21,418,295 for the year ended December 31, 2023, compared to $12,476,571 for the year ended December 31, 2022, an increase of $8,941,724 or 71.67%. The increase for the year ended December 31, 2023, compared to December 31, 2022, was due primarily to:

i.	An increase of $158,677 in royalties expenses was due to the addition of new distributors and increases in the royalty percentages for certain resellers.

ii.	A $2,708,096 increase in salaries, wages and benefits expenses. The year over year increase is a result of:

1.	The Board of Directors authorizing and granting the issuance 252 shares of common stock to two executives in October 2023. The Chief Growth Officer and the Chief Customer Experience Officer each received 126 common shares. The Company recorded stock compensation expense (noncash) of $1,379,196 (estimated fair value of the stock) at the time of grant and issuance.

2.	The Company hiring and paying more for contract and in-house developers to work on the new APEX 6 connect software. Beginning in 2022 and continuing into 2023, we undertook the project of developing new software on a new software platform in order to surpass what was available in the market and offered by competitors. The software offers better graphics, stroke analysis, more courses to play and a competitive driving range competition. The new software was demonstrated at the PGA National Convention in January 2024. Additionally, with the release of the Apogee launch monitor, we hired additional quality assurance and customer support personnel along with increases in employee benefit costs.

For the year ended December 2023, contract developer labor was $1,029,412 compared to $896,534 for the year ended December 2022, a $132,878 increase. Salaries, wages and benefits for in-house employees for the year ended December 2023, was $7,272,305 compared to $6,076,283 for the year ended December 2022, a $1,196,022 increase. In October 2023, we had a reduction in force with anticipated annual savings of approximately $350,000 to $400,000.

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iii.	A $6,074,951 increase in selling, general and administrative expenses. The year over year increase is a result of:

1.	In April 2022, we secured the services of two consultants (also the Note Holders as described in Note 12 – Convertible Notes Payable in our annual audited financial statements) to assist with services including assisting the Company’s and its counsel in an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services.

Once services are performed, the first consultant will be provided a 3% stock grant; while the second consultant will be provided up to 7% of stock based on performance deliverables including: 1.75% on consummation of an initial bridge loan agreement, 1.75% on engaging an investment banker, 1.75% upon filing an S-1 including financial statements and footnotes, and 1.75% upon the closing of an initial public offering. The second consultant will be provided warrants at a 20% discount to the then current price per share, for up to 2% for achieving a $250 million valuation and 3% more for a $500 million valuation, as well as another 2% for opening the first franchise location, and 3% more once 100 franchise locations have been sold.

In March 2023, the Board of Directors granting and authorizing the issuance 821 shares of common stock two consultants (and holders of the convertible notes described in Note 12 – Convertible Noted Payable in our annual audited financial statements) for consulting service performed. The Company recorded consulting fee expense (noncash) of $4,493,333 (estimated fair value of the stock) at the time of grant and issuance.

2.	Sales and marketing expense increased $852,486 for the year ended December 31, 2023 compared to the year ended December 31, 2022, due to a $504,202 increase in business development expenses such as hiring a professional public relations firm or outside marketing consultants. Third party simulator installer expense increased $383,722 as we shifted from in-house installers to third party installers, which we believe will reduce our installation costs and improve the quality of the installations over time.

3.	All other selling, general and administrative expenses (such as facilities professional fees, warehouse, travel, office supplies etc.) increased $729,132 for the year ended December 31, 2023 compared to the year ended December 31, 2022 due primarily to a $681,479 increase in bad debt expense as a result our regular review, in line with our policy, to estimate the loss rate based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment.

Interest Income

Our interest income was $108,011 for the year ended December 31, 2023. There was no interest income for the year ended December 31, 2022. The interest income is from the short-term investments with Morgan Stanley.

Interest Expense

Our interest expense was $1,730,908 for the year ended December 31, 2023, compared to $1,589,223 for the year ended December 31, 2022, an increase of $141,685 or 8.92%. The increase for the year ended December 31, 2023, compared to December 31, 2022 is a net result of a $71,075 increase in interest for the Ethos management loan (a new loan), a $105,937 increase in interest for the margin line of credit account (a new loan), a $83,873 increase in the gross sales royalty perpetual debt, a $556,317 increase in the interest on the dividend notes payable less a $637,889 decrease in the interest expense for the warrants’ excess fair value over the pro-rata allocation of loan proceeds and in interest expenses based on an estimated 70% discounted conversion price to fair value of the common stock (all expensed in 2022 in connection with the issuance of the convertible notes. (See Note 12 – Convertible Notes Payable in the annual audited financial statements).

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Liquidity and Capital Resources

We primarily obtain cash to fund our operations through the reinvestment of free cash flows generated from our business operations, issuance of common stock to private friend and family investors, issuance of term loans, issuance of notes payable and convertible debt instruments, and royalty structures.

As of December 31, 2023, we had $5,397,564 in cash, cash equivalents and restricted cash and current working capital of $1,988,267 compared to $9,656,266 in cash and cash equivalents and current working capital of $6,278,408 as of December 31, 2022.

In December 2023, we entered into a $2,000,000 variable rate line of credit with JP Morgan Chase Bank, N.A. The purpose of the new line of credit was to consolidate the balances outstanding on both the JP Morgan Chase Bank note payable and the previous line of credit, which had matured. The new line of credit matures on December 31, 2024. The line of credit has an annual interest rate computed at the Adjusted SOFR (Secured Overnight Financing Rate) Rate and at a rate of 3.00% above the SOFR Rate. The Adjusted SOFR rate means the sum of the Applicable margin (3.50% per annum) plus the SOFR rate applicable to the interest period plus the Unsecured to Secured Rate Adjustment. The line of credit is secured by a pledge of $2,100,000 in the Company’s deposit accounts (restricted cash) at JP Morgan Chase. As of December 31, 2023 the balance outstanding on the line of credit was $802,738 and there was approximately $1,197,262 in available borrowings. As of December 31, 2022, the balance outstanding on the earlier line of credit was $545,625.

Cash Flow from Operating Activities

For the year ended December 31, 2023, the net cash used in our operating activities was $6,133,221. Our reported net loss when adjusted for non-cash income and expense items, such as depreciation and amortization expenses for property and equipment, right-of-use asset, and original issue discount and fair value of warrants in excess of fair value of debt and loss on equity investment, provided negative cash flows of $3,181,611. These cash flows from operating activities were positively impacted primarily by a $20,236 increase in inventory and other current assets, a $596,434 increase in accounts payable, a $615,582 increase in accrue interest payable and a $374,819 increase in accrued and other liabilities. Partially offsetting these positive cash flows were $1,335,714 increase in accounts receivable, a $114,385 increase in prepaid expenses, a $1,905,983 increase in other assets, a $1,008,296 decrease in customer deposits and a $269,848 decrease in lease liability.

The increase in accounts receivable is due primarily the timing of and collection related to the black Friday and Christmas holiday sales. The increase in accounts payable is due to the timing of processing and making supplier payments. Prepaid expenses increase due primarily to a $100,000 payment to a supplier for cameras to arrive in the first quarter of 2024. Other assets increased due to the $1,875,000 deposit paid for the Ethos Management Inc loan. Accrued interest payable increased due primarily to the accrual of the Ethos Management Loan interest (which is payment is deferred to 2025) and the interest on the dividend notes payable which is payable in 2025. Customer deposits represent a 50% deposit collected from customers prior to manufacturing their simulator. The deposit is applied to the customer’s final invoice. In addition, accrued and other liabilities increased primarily due to higher accrued payroll, benefits and credit card balances. Lease liability decreased due to the lease payments made.

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Cash Flows from Investing Activities

For the year ended December 31, 2023, the cash used in our investing activities was $2,620,558. We spent $127,413 for the purchase of computers, desk, etc. for new employees and $2,493,145 to purchase marketable investment securities.

Cash Flows from Financing Activities

For the year ended December 31, 2023, the cash provided by our financing activities was $4,495,077. During the year ended December 31, 2023, we borrowed $1,980,937 on our Morgan Stanely margin line of credit account. We drew $2,499,999 (or the first three of ten available tranches) on the Ethos Management Inc loan. Principal and interest payments are deferred until April 2027. We also borrowed an additional $185,500 on the convertible notes and $50,000 on the McKettrick note payable netted against the $37,000 in repayments on the Carver loan. The proceeds from the Ethos Management loan and convertible note borrowings were used to support our ongoing operations. One shareholder returned $40,150 in overpaid past dividends.

The Company has incurred net losses and negative operating cash flows for the year ended December 31, 2023. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company may need to raise capital or issue debt to support ongoing operations.

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. Continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meets its financial requirements, raise additional capital, and the success of its future operations.

Under the rules of ASC Subtopic 205-40 “Presentation of Financial Statements-Going Concern” (“ASC 205-40”), the Company is required to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that these financial statements are issued or available to be issued. This evaluation takes into account the Company’s current available cash and projected cash needs over the one-year evaluation period but may not consider things beyond its control.

In 2022 and prior years, the Company has reported operating income and positive operating cash flows. However, for 2023, the Company has experienced operating losses due primarily to expensing (1) consulting fees and issuing common stock associated with the services provided by third-party consultants related to the propose DMAC business combination (See Note 20 – Subsequent Events), (2) expensing employee stock compensation and issuing commons stock for services performed as well as relied on the capital raised from related parties and institutional financing to continue ongoing operations. We may or may not be able to raise additional capital or obtain additional institutional financing due to future economic conditions. In particular, the lending criteria are currently tightening in the United States. These factors, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. In response to these conditions, the Company’s management has prepared the following financing plan, which we believe mitigates the going concern uncertainty:

We project that we will be able to meet our debt service and other cash obligations for at least the next 12 months. Our significant projected cash commitments relate primarily to debt service and operating expenses. We anticipate the cash required to service our debt to be between $1,100,000 to $3,000,000. The $3,000,000 assumes (1) the convertible notes are retired by cash payment rather than conversion into our stock at maturity and (2) the note payable – ARJ Trust (See Note 10 – Related Party Notes Payable) are retired at maturity. These notes are controlled by the Company’s Chief Executive Officer and have historically been extended (13 times) in one-year increments. The Morgan Stanley margin line of credit account is 100 percent secured with the short-term investments held in the brokerage account. The Morgan Stanley margin line of credit account would be retired through liquidation of the investments. At December 31, 2023, the Company had an additional $341,544 in availability on the Morgan Stanely margin line of credit account. The Morgan Stanly was paid off in March 2023 through liquidation of the short-term investments.

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Our significant projected cash requirements related primarily to operating expenses for the next 12 months include $7,000,000 to $8,000,000 for employees’ salaries, wages and benefits, $950,000 to $1,200,000 for installation and customers service, and $1,000,000 to $1,200,000 for development of software and hardware. For the year ending December 31, 2023, we spent an average of five percent of total sales on our marketing and business development efforts. For the next twelve months (through December 2024), we anticipate spending six to eight percent of total projected sales, or $1,850,000 to $2,500,000 on marketing and business development. Due to the timing of our sales and cash receipts, we project to generate sufficient recurring cash flow to cover our selling, general and administrative expenses each period. No assurances can be given that the results anticipated by our projections will occur. With respect to long-term liquidity requirements, approximately $12,400,000 of our debt contractually matures in years 2025 to 2033.

As discussed in other sections of this prospectus, the Selling Securityholders acquired our Common Stock at prices ranging from $0.02 per share to $12.00 per share. Accordingly, certain Selling Securityholders may realize a positive rate of return on the sale of their shares despite the market price. The Selling Securityholders can resell, up to 74,310,070 Class A Common Stock representing approximately 86% of our share capital on a fully diluted basis. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Common Stock.

For example, based on the closing price of our Class A Common Stock on April 17, 2024, (i ) SandTrap Opportunities LLC may experience weighted average profit of $1.29 per share, or ap proximately $ 23,358,222 in the aggregate for selling the 18,148,148 shares Class A Common Stock it received, (ii) Greentree Financial Group, Inc. may experience profit of $1.29 per share, or approximately $ 18,352,889 in the aggregate for selling the 14,259,259 Class A Common Stock it received, (iii) the Sponsor, Bright Vision Sponsor LLC may experience weighted average profit of $ 1.65 per share, or approximately $ 4,363,701 in the aggregate for selling the 2,639,875 shares of Class A Common Stock it received. These individuals may sell their shares even if the stock price continues to decline.

The sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could further depress the market price of our Class A Common Stock, and could, (i) impact our ability to make further draws on the PIPE loans, (ii) impair our ability to raise capital through the sale of additional equity securities, and (iii) negatively impact the potential exercise of the associated warrants due to the disparity between the contractual exercise price and the lower market price. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock. A sustained lower market price for our Class A Common stock, could negatively impact our cash flows (and our ability to raise additional capital), the extent off which is unpredictable because we cannot project the stock price trend. Since the business combination (January 31, 2024), the Company’s liquidity has remained consistent, between $6,000,000 and $7,000,000 and the Company believes that it has sufficient capital to fund its operations for at least the next {12} months.

In the event the projected results do not occur and we are unable to sell additional securities because of the lower market price, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product offerings and other strategic initiatives. Additionally, we would likely have to reduce the number of new hires planned in 2024, and implement cost reduction measures such as a reduction in headcount, reducing the planned sales and marketing expense among other cost reduction measures. We may also issue common stock to potential investors to increase our liquidity.

Management believes the plan outlined above provides an opportunity for the Company to continue as a going concern.

Results of Operations

Comparisons of the Six Months ended June 30, 2024 and 2023

The following table sets forth certain condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period may not be indicative of future performance.

	Six Months Ended June 30,		Variation
	2024	2023	$	%
Revenues, net	$8,885,185	$10,356,965	$(1,471,780)	(14,21)%
Cost of revenues	3,259,234	2,997,738	261,496	8.72%
Gross profit	5,625,951	7,359,227	(1,733,276)	(23.55)%
Operating expenses	7,354,677	11,853,172	(4,498,495)	(37.95)%
(Loss) income from operations	(1,728,726)	(4,493,945)	2,765,219	61.53%
Net loss	(2,871,192)	(5,351,021)	2,479,829	46.34%
Net loss income per common share	$(0.31)	$(441.19)	$440.88	99.93%

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Revenues

Our revenues were $8,885,185 for the six months ended June 30, 2024, compared to $10,356,965 for the six months ended June 30, 2023, a decrease of $1,471,780 or (14.21%). The decrease in revenues was due primarily to a decrease in software subscription and other sales.

Cost of Revenues

Cost of revenues for the six months ended June 30, 2024, increased $261,496 or 8.72% to $3,259,234 from $2,997,738 for the six months ended June 30, 2023. The increase was due primarily to an increase in the inventory adjustment of $471,702 from ($232,119) to $239,583 during the six months ended June 30, 2024 and 2023, respectively. Materials and components to manufacture our simulators primarily include fabricated steel, cut cloth, turf, computers, cameras and other high-end electronics which are subject to inflationary pricing pressures. The cost of shipping our finished simulators increased $267,765 due to price increases from our national shipping companies UPS, FedEx and Seko. These increased costs were offset by an approximate $391,718 decrease in material costs and other non-inventory items. We are continuously working with our suppliers for volume pricing discounts and extended contract terms.

Operating Expenses

Our operating expenses were $7,354,677 for the six months ended June 30, 2024, compared to $11,853,172 for the six months ended June 30, 2023, a decrease of $4,498,495 or (37.95%). The decrease for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, was due primarily to:

i.	An increase of $236,282 in royalty expenses was due to the addition of new distributors and increases in the royalty percentages for certain resellers.

ii.	A $960,149 decrease in salaries, wages and benefits expenses due primarily to management’s efforts of reducing payroll expenses.

iii.	A $3,774,627 decrease in selling, general and administrative expenses. The six months over the prior year’s six months decrease is a result of:

	1.	In March 2023, the Board of Directors granting and authorizing the issuance 821 shares of common stock two consultants (and holders of the convertible notes described in Note 12 - Convertible Noted Payable in our annual audited financial statements included elsewhere in this Form 8K) in March 2023 for consulting service performed. The Company recorded consulting fee expense (noncash) of $4,493,333 (estimated fair value of the stock) at the time of grant and issuance.

	2.	All other selling, general and administrative expenses (such as facilities professional fees, warehouse, travel, office supplies etc.) increased $435,8770 for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 as a result of amortization of capitalized software costs of $137,917, an increase in professional fees of $734,079 (of which $158,101 was incurred by Links) and an increase in insurance expense of $259,500, offset in part by a decrease in sales and marketing of $205,106, a decrease of $435,855 in general and administrative expenses.

Interest Income

Our interest income was $67,208 and $50,345 for the six months ended June 30, 2024 and 2023, respectively.

Interest Expense

Our interest expense was $1,205,762 and $907,421 for the six months ended June 30, 2024 and 2023, respectively, an increase of $298,341 or (32.88%) primarily due to the interest on the PIPE convertible notes.

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Liquidity and Capital Resources

Business Combination

The Company consummated the business combination described in Note 1 and Note 2 on January 31, 2024. The Company received proceeds of approximately $2,237,213, net of closing costs, expenses and commissions. The Company recorded a PIPE Convertible Note, the source of the proceeds from the business combination, of $4,650,000 with an original issue discount of $465,000 (or 10%).

The Company received proceeds of $500,000 from the sale of franchise regions sold by its wholly owned subsidiary, TruGolf Links Franchising, LLC, which was recorded as deferred revenue. The Company expects to grow this revenue stream in subsequent quarters of 2024.

We have primarily obtained cash to fund our operations through the reinvestment of free cash flows generated from our business operations, issuance of common stock to private friend and family investors, issuance of term loans, issuance of notes payable and convertible debt instruments, and royalty structures.

As of June 30, 2024 and December 31, 2023, we had $6,651,272 and 5,397,564 in cash, cash equivalents and restricted cash and current working capital deficit of $66,473 and working capital of $1,988,267, respectively.

In December 2023, we entered into a $2,000,000 variable rate line of credit with JP Morgan Chase Bank, N.A. The purpose of the new line of credit was to consolidate the balances outstanding on the note payable and the previous line of credit, which had matured. The line of credit matures on December 31, 2024. The line of credit has an annual interest rate computed at the Adjusted SOFR (Secured Overnight Financing Rate) Rate and at a rate of 3.00% above the SOFR Rate. The Adjusted SOFR rate means the sum of the Applicable margin (3.50% per annum) plus the SOFR rate applicable to the interest period plus the Unsecured to Secured Rate Adjustment. The majority of the variable rate line of credit was paid during the three months ended June 30, 2024. As of June 30, 2024, the remaining balance was $10,114 and was included in the cash balance.

Cash Flow from Operating Activities

For the six months ended June 30, 2024 the net cash provided by our operating activities was $2,615,975 including the liquidation of the marketable securities account of $2,478,953. The change in the remaining operating assets and liabilities was $2,642,844, depreciation and amortization of $173,200, the amortization of the ROU asset of $166,311 and the amortization of original issue discount of $24,197.

For the six months ended June 30, 2023 the net cash used in our operating activities was $4,969,183. The change in operating assets and liabilities was a decrease of $4,632,611. Other assets increased due to the $1,875,000 deposit paid for the Ethos Management Inc loan and $116,040 in net Ethos Management Inc deferred loan fees. The net loss of $5,351,021 was partially offset by increases to cash from depreciation and amortization of $28,091, amortization of convertible notes original issue discount of $139,848, amortization of ROU asset of $137,257, bad debt expense of $215,920 and stock-based compensation expense of $4,493,333.

Cash Flows from Investing Activities

For the six months ended June 30, 2024 and 2023, the cash used by our investing activities was $1,433,513 and $2,481,234, respectively. For the six months ended June 30, 2024 the Company capitalized software development costs of $1,433,438. For the six months ended June 30, 2023 the Company purchased fixed assets of $65,381 and purchased short-term investments of $2,415,853.

Cash Flows from Financing Activities

The Company consummated the business combination described in Note 1 and Note 2 on January 31, 2024. The Company received proceeds of approximately $2,325,315, net of closing costs, expenses and commissions. The Company recorded a PIPE Convertible Note, the source of the proceeds from the business combination, of $4,650,000 less an original issue discount of 465,000 (or 10%).

For the six months ended June 30, 2024 the cash provided by our financing activities was $71,246. The Company received net proceeds from the Merger of $2,325,315, made debt payments of $273,132, paid $15,716 of assumed liabilities and paid off the line of credit of $1,980,937.

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For the six months ended June 30, 2023 we borrowed $1,911,110 on our Morgan Stanely margin line of credit account, received proceeds of $1,666,666 from loans, received $121,750 from convertible note holders and made debt payments of $80,841. One shareholder returned $35,037 in overpaid past dividends. The loan proceeds were used for ongoing operations.

The Company has incurred net losses and negative operating cash flows for the six months ended June 30, 2024 and 2023. As the Company continues to incur losses, successful transition to profitability is dependent on achieving a level of revenues adequate to support the Company’s cost structure. Unless and until this occurs, the Company may need to raise capital or issue debt to support ongoing operations.

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. Continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Under the rules of ASC Subtopic 205-40 “Presentation of Financial Statements-Going Concern” (“ASC 205-40”), the Company is required to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that these financial statements are issued or available to be issued. This evaluation considers a Company’s current available cash and projected cash needs over the one-year evaluation period but may not consider things beyond its control.

The Company believes the recent merger, as described in Note 1 and Note 2, may enable us to raise additional capital through equity offerings and not incur more debt or loans payable.

Our significant projected cash requirements related primarily to operating expenses for the next 12 months include $7,000,000 to $8,000,000 for employees’ salaries, wages and benefits, $950,000 to $1,200,000 for installation and customers service, and $1,000,000 to $1,200,000 for development of software and hardware. No assurances can be given that the results anticipated by our projections will occur. With respect to long-term liquidity requirements, approximately $12,400,000 of our debt contractually matures in the years 2025 to 2033.

In the event the projected results do not occur, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product offerings and other strategic initiatives. Additionally, we would reduce the number of new hires planned during the remaining months of 2024, and implement cost reduction measures such as a reduction in headcount, reducing the planned sales and marketing expense among other cost reduction measures. We may also issue common stock to potential investors to increase our liquidity.

Management believes the plan outlined above provides an opportunity for the Company to continue as a going concern.

Business Updates

Franchise Agreement

In February 2024, we entered into an agreement with Franchise Well, LLC, a franchising consultancy firm, to accelerate our global expansion through a regional developer franchise model. This relationship is pivotal for TruGolf as the power of franchising will amplify our global presence and cater to the growing demand for off-course golf experiences. On May 10, 2024 the Company formed a wholly owned subsidiary in the state of Delaware, TruGolf Links Franchising, LLC.

New Software Release

On March 28, 2024, we released our new software and features designed for the TruGolf E6 Apex Software. We demonstrated the new software and features at the PGA National Convention in January 2024 and received very positive feedback. We believe that this new software and features will substantially improve the user experience and functionality of the software suite, making a best-in-class offering that much better.

mlSpatial Definitive Agreement

In March 2024, we entered into a definitive agreement with mlSpatial, a leading AI and machine learning engineering company, to license the AI engine they co-developed to increase 9-axis spin accuracy for TruGolf’s acclaimed new APOGEE launch monitor. The agreement gives TruGolf the first right of refusal to purchase 100% of mlSpatial assets.

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Material Cash Requirements for Known Contractual and Other Obligations

We have entered into operating leases for our corporate headquarters and a warehouse in Centerville, Utah. The leases have varying terms expiring between 2023 and 2025. In June 2023, we entered into a sixty-month, triple net lease for additional warehouse space in North Salt Lake, Utah. The lease payments range between $10,457 and $11,770.

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

Recent Accounting Pronouncements

Management has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board and determined that none of the pronouncements will have a material impact on our financial statements. We will continue to monitor the issuance of any new accounting pronouncements and assess their potential impact on the financial statements in future periods.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash, cash equivalents and restricted cash totaling $5,397,564 as of December 31,2023, and $6,651,272 as of June 30, 2024. Cash equivalents were invested primarily in low interest checking or savings accounts. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under our investment policy, we will only invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We may utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents and restricted cash, net loss or cash flows.

We do not have significant exposure to interest rate risk as only our lines of credit are variable rate. As of December 31, 2023, the variable rate lines of credit had a balance outstanding of $2,783,675 compared to the total fixed rate debt outstanding of $10,605,692. As of June 30, 2024, the variable rate lines of credit had a balance outstanding of $802,738 compared to the total fixed rate debt outstanding of $14,387,701. Thus, management believes a hypothetical 10% change in interest rates would not have a material impact on annualized interest expenses.

We maintain our cash in bank deposit accounts which, at times, may exceed any applicable Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of December 31, 2023, the amount in excess of federally insured limits was $4,251,124. As of June 30, 2024, the amount in excess of federally insured limits was $5,238,762.

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Cybersecurity Risk

We have completed an assessment of our a suite of controls including technology hardware and software solutions, regular testing of the resiliency of our systems including penetration and disaster recovery testing as well as regular training sessions on cybersecurity risks and mitigation strategies, and have engaged a 3rd party to bring us up to industry best practices. We have established an incident response plan and team to take steps it determines are appropriate to contain, mitigate and remediate a cybersecurity incident and to respond to the associated business, legal and reputational risks. There is no assurance that these efforts will fully mitigate cybersecurity risk and mitigation efforts are not an assurance that no cybersecurity incidents will occur, and have had no such breaches of security.

Internal Control Over Financial Reporting

TruGolf had been a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audits of our financial statements as of and for the years ended December 31, 2023 and 2022, we identified material weaknesses (defined as a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TruGolf’s annual or interim financial statements will not be prevented or detected on a timely basis) in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience to maintain proper control activities and perform risk assessment and monitoring activities; and (c) insufficient information systems controls, including access and change management controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because we did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

We are focused on designing and implementing effective internal control measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	The hiring and planned continued hiring of additional accounting staff with public company experience;

●	Implementation of new enterprise resource planning system to replace the prior enterprise resource planning system;

●	Implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

●	The planned hiring of a national accounting firm to assist in the design and implementation of controls and remediation of control gaps.

TruGolf did not design and has not maintained an effective control environment as required under the rules and regulations of the SEC. Specifically, (i) management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity issuance transactions, income and sales taxes, & revenue recognition.

TruGolf has taken certain steps, such as recruiting additional personnel, implementing a new enterprise resource planning system, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although TruGolf plans to complete this remediation process as quickly as possible, it cannot at this time estimate how long it will take. TruGolf cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

We are focused on designing and implementing effective internal control measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	The hiring and planned continued hiring of additional accounting staff with public company experience;

●	Implementation of new enterprise resource planning system to replace the prior enterprise resource planning system;

●	Implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

●	The planned hiring of a national accounting firm to assist in the design and implementation of controls and remediation of control gaps.

In accordance with the provisions of the JOBS Act and the Sarbanes-Oxley Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2022, and 2021 nor any subsequent period. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404(a) of the Sarbanes-Oxley Act after the completion of the Business Combination.

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MANAGEMENT

The following sets forth certain information concerning the persons who serve as directors and executive officers of TruGolf.

Name	Age	Position
Executive Officers
Christopher (Chris) Jones	69	Chief Executive Officer, President and Chairman, Director
Brenner Adams	52	Chief Growth Officer
Nathan E. Larsen	54	Chief Experience Officer
Shaun B. Limbers	44	Executive Vice President, Director
Steven R. Johnson	72	Chief Hardware Officer
Non-Employee Directors
Humphrey P. Polanen	74	Director
Riley Russell	52	Independent Director
AJ Redmer	61	Independent Director

Executive Officers

Christopher (Chris) Jones is the Chief Executive Officer and Director at TruGolf . He founded Access Software, one of the earliest leaders in gaming and software in 1982. As a founder of Access Software, Mr. Jones helped pioneer 3D simulation. In addition to creating the LINKSTM golf franchise–a highly awarded PC sports title–Access Software gained critical acclaim for the Tex Murphy adventure game series, and its early use of 3D engines and high-quality full motion video. After Access Software was acquired by Microsoft Corp. in 1999, Mr. Jones served as Project Manager for several XBOX titles through July 2004. In 2007, Mr. Jones became Chief Executive Officer of TruGolf, and has presided over TruGolf’s growth as a leader in the virtual golf industry ever since. Mr. Jones obtained a Bachelor’s Degree in Marketing and Finance from the University of Utah in Salt Lake City, Utah. The Deep Medicine Board believes that Mr. Jones is well qualified to serve on the TruGolf Board due to his background in video game development, his numerous years of management experience and the fact that he has been the driving force behind the Company’s operations since the Company’s formation.

Brenner Adams is the Chief Growth Officer at TruGolf . He is has served as the Chief Growth Officer of TruGolf since January 2022. Mr. Adams also provides consulting services from time to time through Octant Consulting of which he is the principal owner. From August 2021 to January 2022, Mr. Adams served as the Chief Information Officer of The Food Truck League. From April 2019 to August 2021, Mr. Adams served as Chief Innovation Officer for Med USA, a medical billing company. From January 2015 to December 2020, Mr. Adams served as an Adjunct Professor at the University of Utah. From February 2012 to April 2019, Mr. Adams served as Chief Executive Officer of The LINK Group, a point-of-sale software company. Mr. Adam’s prior work experience also includes serving as Global Brand Director for Burton Snowboards (2006-2008) and Director of Business Development for Xbox / Take Two (2001 to 2006). Mr. Adams serves on the Board of Directors of a number of private companies. Mr. Adams received a Bachelor of Science degree in Economics and a Master of Business Administration from the University of Utah.

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Nathan E. Larsen is the Chief Experience Officer at TruGolf . He has served as the Chief Experience Officer of TruGolf since October 2021. From January 2019 to October 2021, Mr. Larsen provided freelance brand and marketing consultation services to various companies in the medical, forestry and construction industries. From 2006 to 2019, Mr. Larsen served as President and Chief Operating Officer of Equity Building Solutions Inc., a resident development and construction company. From 2004 to 2006, Mr. Larsen served as Creative Director and Director of Business Development for Take Two Interactive / Indie Built Studio, a software development company which developed games for Xbox and the PlayStation 2. From 1999 to 2004, Mr. Larsen served as Creative Director for Microsoft Corp., in its Xbox Games development division. From 1991 to 1999, Mr. Larsen served as an artist, animator and art director for Access Software. Prior to that, he served as an artist and animator on five PC games published by Sierra On Line. Mr. Larsen is a member of the Salt Lake Home Builders Association, Utah Valley Home Builders Association and the Park City Area Home Builders Association.

Shaun B. Limbers is the Executive Vice President and Director at TruGolf . He has served as Clinical Assistant Professor of Entrepreneurship and Director of the Institute for Family Business at Baylor University in Waco, Texas. Since May 2019, Mr. Limbers has served as an Adjunct Faculty Member at Baylor University and Associate Director for Baylor University’s entrepreneurship center. Since March 2010, Mr. Limbers has served as the Chief Executive Officer and founder of McIntyre Investment, LLC (“McIntyre”), an investment banking firm specializing in middle market transactions including primary and secondary investments, merger and acquisition advisory services and real estate. Mr. Limbers is a registered representative with McIntyre’s SEC registered broker-dealer entity, McIntyre Capital Partners, LLC, which is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). He holds a Series 7 license as well as a Series 63 license with FINRA. Prior to forming McIntyre, Mr. Limbers served as Vice President of Christina Development corporation, a real estate investment company, from 2003 to 2010. Mr. Limbers obtained a Bachelor of Science Degree in Business Administration from Pepperdine University and an MBA from the University of Notre Dame. The Deep Medicine Board believes that Mr. Limbers is well qualified to serve on the TruGolf Board due to his significant experience with private investments, transaction structuring, joint ventures, investment banking and fund raising.

Steven Johnson is the Chief Hardware Officer of TruGolf . Mr. Johnson has been an employee in a variety of positions with TruGolf since May 1999. He began as a Product Development Manager and became the Executive Vice President in 2007. Prior to joining TruGolf, Mr. Johnson was a Sales Manager of Cassette Productions, LLC, an audio, video and software company. Mr. Johnson attended the University of Utah.

Non-Employee Directors

Humphrey P. Polanen serves as an independent director at TruGolf . He is the Chief Executive Officer and managing member of NeoVista Ventures LLC, a healthcare focused holding company. Mr. Polanen was the director of Heritage Commerce Corp (Nasdaq: HTBK), a bank holding company offering a wide array of business and personal banking services, from 1994 to April 2016. Since 1999, Mr. Polanen has been actively involved as an investor and director in various venture capital backed companies in the technology industry, and has served as a director of various private equity funds. He was the Managing Director of Internet Venture Partners BV, an investment firm, from 2000 to 2004. Prior to joining Internet Ventures, he served in various executive positions with Sun Microsystems and Tandem Computers. Mr. Polanen was a director (and former Chairman of the Board) of St. Bernard Software, a publicly traded Internet security company. Mr. Polanen has been a director of TechFlow Inc., an information technology service company, since June 2016. Mr. Polanen practiced corporate law for over ten years at the beginning of his career. He has a Bachelor of Arts degree from Hamilton College and a Juris Doctor degree from Harvard University. The Deep Medicine Board believes that Mr. Polanen is well qualified to serve on the TruGolf Board due to his experience as an executive, investor, director and business manager with advanced technology companies and private equity firms.

AJ Redmer serves as an independent director at TruGolf . He is the Chief Executive Officer and Managing Director of Redmer Productions LLC. Mr. Redmer founded Redmersoft in 1986 which operated within Lucasfilm Ltd.’s Skywalker Ranch. He helped evolve Redmersoft into Maxis Software Corporation before taking on senior management responsibilities at Lucasfilm Ltd. AJ subsequently went on to senior leadership positions at Spectrum Holobyte, Nintendo and Microsoft where he played a key role in the development of the original Xbox and the Xbox 360. He has also served as the chief executive officer of WeMade Entertainment USA, Inc. He has over 25 years of experience building video game franchises in the entertainment industry. Mr. Redmer has designed and/or overseen the development of some of the most well-known franchises in the gaming industry including; SimCity, Star Wars, Indiana Jones, Tetris, Ridge Racer, Pokémon, Flight Simulator, Age of Empires, Project Gotham Racing and Forza Motorsport. The Deep Medicine Board believes that Mr. Redmer is well qualified to serve on the TruGolf Board due to his executive experience in the franchising side of the gaming and entertainment industries.

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Riley Russell serves as an independent director at TruGolf . Mr. Russell has over 30 years-experience working in the games and interactive entertainment industry. He is currently the Executive Vice President and Studio head at Kojima Productions US. Prior to joining Kojima, Mr. Russell has served as an Executive Vice President with Penumbra, Inc. and as the Chief Legal Officer at Sony Interactive Entertainment LLC until 2021. At Sony, Mr. Russell was responsible for Sony’s interactive division that produces the Sony PlayStation. He has global experience in the video games, entertainment and technology sector. Mr. Russell is also an active board member of the Video Game Bar Association and the XR Association. The Deep Medicine Board believes that Mr. Russell is well qualified to serve on the TruGolf Board due to his experience as an executive in the video game and entertainment and technology sector.

Family Relationships

There are no family relationships among any of TruGolf’s directors or executive officers.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Controlled Company

Christopher Jones, together with Steven R. Johnson and David Ashby, hold approximately 85.9% of the voting power of TruGolf’s voting securities for the election of directors. As a result, TruGolf expects to be a controlled company within the meaning of the Nasdaq rules, and, as a result, may qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with the exchange’s other corporate governance standards. These include having and audit committee and the special meetings of independent or non-management directors.

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Agreements with management of TruGolf

TruGolf currently maintains an employment agreement with its Chief Executive Officer.

Agreement with Chief Executive Officer

Employment Arrangement Documentation Currently in Place with Mr. Christopher Jones

We hold employment arrangement documentation with Mr. Christopher Jones dated effective as of January 1, 2022, pursuant to which we employ Mr. Christopher Jones as our Chief Executive Officer on an at-will basis. Pursuant to his employee arrangement documentation, Mr. Christopher Jones is eligible to receive an annual base salary of $160,000 and performance based annual bonus, along with equity incentive plans.

Mr. Christopher Jones is also eligible for certain compensation based on future changes of control (50% or greater) as well as compensation based upon termination of his employment or resignation.

Memorandum of understanding with Brenner Adams

A memorandum of understanding was entered into with Brenner Adams dated June 1, 2022, effective December 13, 2022, pursuant to which we employ Mr. Adams as chief growth officer, with an initial term of 12 months from the effective date. Pursuant to such memorandum of understanding, Mr. Adams is eligible to receive a monthly salary of $12,000 and a $1,500 a month as quarterly bonus for achieving quarterly targets. Pursuant to the memorandum of understanding, Mr. Adams is eligible to receive 1% of fully diluted stock (which was formally granted and issued by the Board of Directors on October 1, 2023), and rights to participate in future employee stock option programs commensurate with the title.

Corporate Governance

Director Independence

TruGolf will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of TruGolf has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

The TruGolf Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by the TruGolf Board. The TruGolf Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

TruGolf has established an audit committee. The audit committee consists of Humphrey Polanen, AJ Redmer and Riley Russell. Mr. Polanen, who is independent under the applicable Nasdaq listing standards, is the chairman of the audit committee. The audit committee has a written charter. The purpose of the audit committee is, among other things, to appoint, retain, set compensation of, and supervise TruGolf’s independent accountants, review the results and scope of the audit and other accounting related services and review TruGolf’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, TruGolf has certified to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

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Mr. Polanen serves as a financial expert on the audit committee.

Compensation Committee

The board of directors of TruGolf has established a compensation committee. The compensation committee consists of Humphrey Polanen, AJ Redmer and Riley Russell. Mr. Redmer serves as the chair of the compensation committee. The compensation committee has a written charter. The purpose of the compensation committee is to review and approve compensation paid to TruGolf’s officers and directors and to administer TruGolf’s incentive compensation plans, including authority to make and modify awards under such plans.

The compensation committee assists the Board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Combined Company’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below Board level.

Nominating and Corporate Governance Committee

TruGolf’s nominating committee consists of Humphrey Polanen, AJ Redmer and Riley Russell. Mr. Russell serves as chair of the nominating and corporate governance committee. The nominating and governance committee is responsible, among other things, for:

●	selecting the director slate (or recommend the slate to the full board of directors);
●	overseeing board governance;
●	developing board meeting procedures; and
●	evaluating the effectiveness of the board.

Board and Committee oversight of cybersecurity risks

TruGolf will propose to mitigate and prevent the various risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors.” The TruGolf Board will play an active role in monitoring. prevention, timely detection, and mitigation of cybersecurity risks and the effects of any such incidents on its operations. TruGolf intends to implement policies requiring each of its board committees to provide regular reports, and for the management to provide reports on material cybersecurity risks and the degree of TruGolf’s exposure to those risks to the TruGolf Board, including from its chief technology officer. While the TruGolf Board will oversee the cybersecurity risk management, the management will be responsible for day-to-day risk management processes. The intent is for the TruGolf management to work with third party service providers to maintain appropriate controls, which the TruGolf leadership believes would be the most effective approach for addressing the cybersecurity risks.

Code of Ethics

TruGolf has a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on TruGolf’s website, https://ir.trugolf.com. In addition, TruGolf posts on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the TruGolf website address does not constitute incorporation by reference of the information contained at or available through TruGolf’s website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of TruGolf’s compensation committee has ever been an executive officer or employee of TruGolf. None of TruGolf’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the TruGolf Board or compensation committee.

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Non-Employee Director Compensation

TruGolf Board intends to adopt a non-employee director compensation policy designed to align compensation with TruGolf’s business objectives and the creation of shareholder value, while enabling TruGolf to attract and retain directors to contribute to TruGolf’s long-term success.

Cash Compensation

The Compensation Committee of TruGolf may develop an executive compensation program that is designed to align compensation with TruGolf’s business objectives and the creation of stockholder value, while enabling TruGolf to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company, including through cash compensation.

Equity Compensation

The Compensation Committee of TruGolf may develop an executive compensation program that is designed to align compensation with TruGolf’s business objectives and the creation of stockholder value, while enabling TruGolf to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company, including through equity compensation.

Limitation on Liability and Indemnification of Directors and Officers

TruGolf has purchased directors’ and officers’ liability   insurance and has enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements and TruGolf’s amended and restated certificate of incorporation and amended and restated bylaws will require it to indemnify the directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the total compensation awarded to and earned by TruGolf’s named executive officers for services rendered in all capacities for the years ended December 31, 2022 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Christopher Jones	2022	160,000							160,000
Chief Executive Officer	2023	150,000							153,000
Brenner Adams	2022	160,000							160,000
Chief Growth Officer	2023	168,000		690,000					858,000
Nathan Larson	2022	160,000							160,000
Chief Experience Officer	2023	163,000		690,000					853,000
Lindsay Jones	2022	-							-
Former Chief Financial Officer	2023	24,000							24,000

Employment Agreements

TruGolf currently maintains an employment agreement with its Chief Executive Officer.

Agreement with Chief Executive Officer

Employment Arrangement Documentation Currently in Place with Mr. Christopher Jones

We hold employment arrangement documentation with Mr. Jones dated effective as of January 1, 2022, pursuant to which we employ Mr. Jones as our Chief Executive Officer on an at-will basis. Pursuant to his employee arrangement documentation, Mr. Jones is eligible to receive an annual base salary of $160,000 and performance based annual bonus, along with equity incentive plans.

Mr. Jones is also eligible for certain compensation based on future changes of control (50% or greater) as well as compensation based upon termination of his employment or resignation.

Memorandums of understanding with Brenner Adams

A memorandum of understanding entered into with Brenner Adams dated June 1, 2022, effective December 13, 2022, pursuant to which we employ Mr. Adams as chief growth officer, with an initial term of 12 months from the effective date. Pursuant to such memorandum of understanding, Mr. Adams is eligible to receive a monthly salary of $12,000 and a $1,500 a month as quarterly bonus for achieving quarterly targets. Pursuant to the memorandum of understanding, Mr. Adams is eligible to receive 1% of fully diluted stock (which was formally granted and issued by the Board of Directors on October 1, 2023), and rights to participate in future employee stock option programs commensurate with the title.

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Outstanding Equity Awards at Fiscal Year-End

TruGolf has no outstanding options to its named executive officers as of December 31, 2023.

2024 Equity Incentive Plan

TruGolf Board adopted the 2024 Equity Incentive Plan on January 31, 2024 in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of the Combined Company and its affiliates, which is essential to the Combined Company’s long term success.

Director Compensation

Other than the names executive officers that received compensation for services rendered in all capacities for the years ended December 31, 2022 and 2023, no other directors on the TruGolf Board were paid any compensation.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of the Company’s Common Stock as of August 20, 2024 by:

●	each person known to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of August 20, 2024. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of August 20, 2024 or subject to restricted stock units that vest within 60 days of August 20, 2024 are considered outstanding and beneficially owned by the person holding such warrants, options, or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to the Company, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o Trugolf Holdings, Inc., 60 North 1400 West Centerville, Utah 84014.

The beneficial ownership of our Class A Common Stock is based on 11,610,084 shares of Class A Common Stock issued and outstanding as of August 20, 2024, which number excludes the shares of Class A Common Stock issuable upon exercise of the Warrants. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of the shares shown to be beneficially owned by them.

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Name and Address of Beneficial Owner	Number of shares of Common Stock	% of Common Stock*	% of Total Voting Power*
Directors and executive officers
Christopher Jones (2)	2,792,065	21.1%	43.0%
Brenner Adams	141,832	1.1%	*
Nathan E. Larson	206,832	1.6%	*
B. Shaun Limbers	293,443	2.2%	*
Steven R. Johnson	1,353,134	10.2%	20.9%
Humphrey P. Polanen	125,000	1.0%	*
Riley Russell	0	*	*
AJ Redmer	0	*	*
All directors and executive officers as a group (8 individuals)	4,802,306	36.2%	65.1%

Other 5% beneficial owners
David Ashby (2)	1,428,205	10.8%	22.0%
Steven R. Johnson (3)	1,353,134	10.2%	20.9%
Christopher Jones (4)	2,792,065	21.1%	43.0%
Bright Vision Sponsor LLC (1)	2,492,566	18.8%	4.6%

*	Indicates beneficial ownership of less than 1%.
(1)	Mr. Ke Li served as the managing member of the sponsor. Mr. Li disclaims beneficial ownership of these securities. Accounts for the transfer of a maximum aggregate of 185,179 Deep Medicine Class A Shares pursuant to the Non-Redemption Agreements.
(2)	Includes 439,952 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis.
(3)	Includes 416,826 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis.
(4)	Includes 860,082 shares of Class B Common Stock, which are entitled to 25 votes per share and are convertible into shares of Class A Common Stock on a one-for-one basis.

SELLING SECURITYHOLDERS

This prospectus relates to:

●	the resale of up to 4,596,435 shares of Class A Common Stock, consisting of: (i) 3,162,500 shares of Class A Common Stock held by the founders; (ii) 280,000 shares of Class A Common Stock issued to the directors and officers of the Company; (iii) 519,500 shares of Class A common Stock issued under the Private Units; (iv) 20,000 shares of Class A Common Stock issued to Ellenoff Grossman & Schole LLP; (v) 212,752 shares of Class A common Stock issued to the Representative; and (v) 51,950 shares of Class A Common Stock issuable upon the conversion of the rights under the Private Units; and

●	the issuance and resale of up to 51,385,867 shares of Class A Common Stock, consisting of: (i) up to 40,185,185 Note Shares; (ii) up to 2,818,182 Series A Warrant Shares; (iii) up to 7,750,000 Series B Warrant Shares; and (iv) up to 632,500 Representative Warrant Shares.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of Class A Common Stock reserved for issuance upon the exercise of warrants covered by this prospectus, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any Selling Securityholder’s interest in the Common Stock, other than through a public sale.

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Given the current market price of the Company’s Common Stock, certain of the Selling Securityholders who paid less for their shares than such current market price will receive a higher rate of return on any such sales than the public securityholders who purchased Common Stock in the SPAC IPO or any Selling Securityholder who paid more for their shares than the current market price.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Class A Common Stock held by each of the Selling Securityholders. The second column lists the number of shares of Class A Common Stock beneficially owned by the Selling Securityholders, based on their respective ownership of shares of Class A Common Stock, notes and warrants, as of August 20, 2024, assuming conversion of the notes and exercise of the warrants held by each such Selling Securityholders on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Class A Common Stock being offered by this prospectus by the Selling Securityholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of 200% of the sum of (i) the maximum number of shares of Class A Common Stock issued or issuable pursuant to the Notes, including payment of interest on the notes through the fifth anniversary of the date of issuance thereof, and (ii) the maximum number of shares of Class A Common Stock issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes and Additional Notes issuable pursuant to the Purchase Agreement (including interest on the notes through the fifth anniversary of the date of issuance thereof) and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation, but including any adjustment for the deemed issuance of additional notes) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a Selling Securityholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Class A Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be	Shares Beneficially Owned After Offering(3)
Name of Selling Securityholder	Number		%	Sold(2)	Number	%
SandTrap Opportunities LLC(4)	779,556	(5)	5.662%	31,529,432	0	*
Greentree Financial Group, Inc. (6)	946,294		6.344%	24,977,053	216,067	*
Finuvia, LLC (7)	636,936		5.080%	2,270,642	0	*
L&H Inc.(8)	698,808		5.332%	6,811,925	0	*
Li Holdings Inc.(9)	667,872		5.206%	4,541,283	0	*
I-Bankers (11)	1,070,752		8.752%	969,552	101,200	*
Bright Vision Sponsor LLC(12)	2,897,744		23.685%	2,897,744	0	*
Dechomai Asset Trust(13)	150,000		1.226%	150,000	0	*
Join surplus International Limited(14)	251,363		2.055%	251,363	0	*
Polanen and Nicodimos Family Trust(15)	150,000		1.226%	150,000	0	*
R-opus Management Inc. (7)	117,771		* %	117,771	0	*
XL Golden Stone Investment LLC(16)	117,771		* %	117,771	0	*
Weixuan Luo(17)	45,000		*	45,000	0	*
Ronald M. Razmi, MD(17)	80,000		*	80,000	0	*
Tina Spires(17)	20,000		*	20,000	0	*
HongLiang Ren(17)	20,000		*	20,000	0	*
Wanlei Miao(17)	20,000		*	20,000	0	*
John Chiang(17)	20,000		*	20,000	0	*
Ellenoff Grossman & Schole LLP(10)	-		-	20,000	0	*

*	Indicates beneficial ownership of less than 1%.

(1)	Applicable percentage ownership is based on 11,610,084 shares of our Class A Common Stock outstanding as of August 20, 2024, and based on 86,269,888 shares of our Class A Common Stock outstanding after the offering.

(2)	For the purposes of the calculations of our Class A Common Stock to be sold pursuant to the prospectus we are assuming (i) an event of default under the Notes has not occurred, and that the Notes are converted in full with interest accrued thereon being paid in shares of our Class A Common Stock at the alternate conversion price of $1.35 per share without regard to any limitations set forth therein, and (ii) the Warrants are exercised in full without regard to any limitations set forth therein.

(3)	Assumes the sale of all securities being offered pursuant to this prospectus and no other shares of Class A Common Stock are acquired by the Selling Securityholders. However, the Selling Securityholders are not obligated to sell all or any portion of the shares of our stock offered pursuant to this prospectus.

(4)	SandTrap Opportunities LLC (“SandTrap”) is a wholly owned special purpose vehicle of ATW Opportunities Master Fund II, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC serves as the investment manager to the Fund (the “Adviser”). The Fund and the Adviser may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by SandTrap and may be deemed to be the beneficial owner of these shares. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). The Managing Members, in their capacity as Managing Members of the Adviser, may also be deemed to have investment discretion and voting power over the shares of Common Stock held by SandTrap. The Fund, the Adviser and the Managing Members each disclaim any beneficial ownership of such shares of Class A Common Stock. The address of this Selling Securityholder is c/o ATW Partners Opportunities Management LLC, 17 State Street, Suite 2130, New York, New York 10004.

(5)	This column lists the number of shares of our Class A Common Stock beneficially owned by this Selling Securityholder as of August 20, 2024 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 20, 2024, this Selling Securityholder would beneficially own an aggregate of 31,355,876 shares of our Class A Common Stock, consisting of (i) up to 18,148,148 shares of Class A common stock underlying the Notes at an aggregate purchase price of $6,300,000, convertible at the alternate conversion price of $1.35 per share, all of which shares are being registered for resale under this prospectus, (ii) up to 4,457,728 shares underlying the Series A Warrant held by this Selling Securityholder which were issued for a purchase price of $17,830,912, currently exercisable at an exercise price of $13.00, all of which are being registered for resale under this prospectus, (iii) up to 8,750,000 shares underlying the Series B Warrant held by this Selling Securityholder which were issued for a purchase price of $35,000,000, currently exercisable at an exercise price of $10.00, and (iv) 86,778 shares issued for waiver of note covenants, all of which are being registered for resale under this prospectus.

(6)	Greentree Financial Group Inc. beneficially owns 216,067 shares of our Class A Common Stock which were issued for services rendered prior to the Business Combination and 170,147 shares of our Class A Common Stock issued for waiver of note covenants. For the purposes of calculating the Maximum Percentage, shares of Common Stock presently held by Greentree Financial Group Inc. shall be taken into consideration. Robert Christopher Cottone is the beneficial owner of Greentree Financial Group Inc. Greentree acquired (i) 14,259,259 Notes Shares at an aggregate purchase price of $5,500,000; and (ii) 10,377,500 Series A Warrants and Series B Warrants, for a purchase price of $14,010,000 and $27,500,000, respectively.

(7)	Weiheng Cai is the manager and president of Finuvia, LLC and R-Opus Management, Inc., respectively. As such, Mr. Cai may be deemed to have investment discretion and voting power over the shares of Common Stock held by each entity and is the beneficial owner of each. For the purposes of calculating the Maximum Percentage, shares of Common Stock held by R-Opus Management Inc. shall be taken into consideration. Finuvia, LLC beneficially owns 117,771 of our Class A Common Stock through its ownership of such shares held R-Opus Management Inc. Finuvia acquired (i) 1,296,296 Notes Shares at an aggregate purchase price of $500,000; and (ii) 943,410 Series A Warrants and Series B Warrants, for a purchase price of $1,273,640 and $2,500,000, respectively. Finuvia was issued 15,468 shares of our Class A Common Stock for waiver of note covenants.

(8)	Linwen Huang is the beneficial owner of L&H, Inc. L&H acquired (i) 3,888,889 Notes Shares at an aggregate purchase price of $1,500,000; and (ii) 2,830,228 Series A Warrants and Series B Warrants, for a purchase price of $3,820,912 and $7,500,000, respectively. L&H, Inc. was issued 46,404 shares of our Class A Common Stock for waiver of note covenants.

(9)	Ke Li is the beneficial owner of Li Holdings. Mr. Li is also the managing member of Bright Vision Sponsor LLC. Mr. Li owns a maximum aggregate of 185,179 shares of our Class A Common Stock through his role with Bright Vision Sponsor LLC. Li Holdings acquired (i) 2,592,593 Notes Shares at an aggregate purchase price of $1,000,000; and (ii) 1,886,818 Series A Warrants and Series B Warrants, for a purchase price of $2,547,272 and $5,000,000, respectively. Li Holdings was issued 30,936 shares of our Class A Common Stock for waiver of note covenants.

(10)	Barry Grossman is the beneficial owner of Ellenoff Grossman & Schole LLP. The shares were issued to Ellenoff Grossman & Schole LLP as a compensation for their services at no cost basis.

(11)	Shelley Leonard is the beneficial owner of I-Bankers. I- Bankers acquired (i) 113,000 private units, with each units comprised of one shares of Class A Common Stock and one right to receive one-tenth of one Class A Common Stock, for a purchase price of $10.0 per unit, (ii) 212,752 shares of Class A Common Stock as deferred underwriters’ fees of $2,427,500. and (iii) 632,500 shares of Class A Common Stock issuable upon the exercise of the Representative Warrants, at an exercise price of $12.00 per Share.

(12)	Ke Li is the beneficial owner of Bright Vision Sponsor LLC. Bright Vision acquired (i) 257,869 private units, with each units comprised of one shares of Class A Common Stock and one right to receive one-tenth of one Class A Common Stock, for a purchase price of $10.0 per unit, and (ii) 2,614,089 shares of Class A Common Stock as founder shares, at a cost of $0.02 per share.

(13)	Sarah Hawk is the beneficial owner of Dechomai Asset Trust. Dechomai acquired 150,000 founder shares from Greentree at a cost of $0.02 per share.

(14)	Feng Wang is the beneficial owner of Join surplus International Limited. Join surplus acquired (i) 127,911 private units, with each units comprised of one shares of Class A Common Stock and one right to receive one-tenth of one Class A Common Stock, for a purchase price of $10.0 per unit, and (ii) 110,661 shares of Class A Common Stock as founder shares, at a cost of $0.02 per share.

(15)	Humphrey P. Polanen is the beneficial owner of Polanen and Nicodimos Family Trust. Bright Vision Sponsor LLC acquired 25,000 shares of Class A Common Stock as founder shares, at a cost of $0.02 per share. Mr. Polanen was issued 125,000 shares of class A Common Stock as a consideration for his services to the Company.

(16)	Stephen Y Zhang is the beneficial owner of XL Golden Stone Investment LLC. XL Golden acquired (i) 10,360 private units, with each units comprised of one shares of Class A Common Stock and one right to receive one-tenth of one Class A Common Stock, for a purchase price of $10.0 per unit, and (ii) 106,375 shares of Class A Common Stock as founder shares, at a cost of $0.02 per share.

(17)	The shares were issued as a consideration for the individuals services to the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2021, we issued an aggregate of 2,875,000 founder shares to our initial stockholders for an aggregate purchase price of $50,000 in cash, or approximately $0.017 per share, resulting in our initial stockholders holding an aggregate of 2,875,000 founder shares (up to 375,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of our outstanding shares upon completion of the IPO (not including the shares of Class A common stock underlying the private placement units or the representative shares). In October 2021, we effected a 0.1 for 1 stock dividend for each share of Class B common stock outstanding, resulting in Purchaser Representative holding an aggregate of 3,162,500 founder shares. The founder shares (including the Class A common stock that is issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

On December 23, 2022, we held the 2022 Special Meeting at which our stockholders approved, among other things, an amendment to our amended and restated certificate of incorporation to provide for the right of a holder of Class B common stock to convert into Class A common stock on a one-for-one basis prior to the closing of an initial business combination.

Also on December 23, 2022, stockholders holding all of the issued and outstanding Class B common stock elected to convert their Class B common stock into Class A common stock on a one-for-one basis. As a result, 3,162,500 shares of Class B common stock were cancelled, and 3,162,500 shares of Class A common stock were issued to such holders of the converting Class B common stock.

Our Insiders have purchased an aggregate of 406,500 units at a price of $10.00 per unit, for an aggregate purchase price of $4,065,000 and I-Bankers purchased an aggregate of 113,000 units at a price of $10.00 per unit, for an aggregate purchase price of $1,130,000. The private placement units are identical to the units sold in the IPO, so long as they are held by Purchaser Representative or the underwriters or their permitted transferees, and (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, and (ii) will be entitled to registration rights. The private placement units (including the private placement shares, the private placement rights, and the shares of Class A common stock issuable upon conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

We paid Weixuan Luo, our former chief financial officer, monthly fees of $5,000 for her services commencing on August 1, 2020. Upon completion of our business combination or our liquidation, we ceased paying these monthly fees. We also issued to our officers and directors an aggregate of 300,000 post business combination shares.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been or will be paid by us to Purchaser Representative, officers and directors, or any affiliate of Purchaser Representative or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to Purchaser Representative, officers, directors or our or their affiliates and determines which expenses and the amount of expenses that are reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

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As of January 31, 2024, the date the business combination was consummated, there were $1,565,000 of loans payable to Purchaser Representative and its affiliates (the “Sponsor Note”) as discussed below:

Prior to the consummation of the IPO, Purchaser Representative agreed to loan us $500,000 to be used for a portion of the expenses of the IPO. Purchaser Representative Note is non-interest bearing, unsecured and due upon completion of our initial business combination. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder, be obligated personally for any obligations or liabilities of Purchaser Representative Note. On February 6, 2024, the Purchaser Representative Note was amended. Two affiliates of the Purchaser Representative (Greentree and R-Opus (Issuer’s determination on whether disclosure is required)) became the payees under the Purchaser Representative Note in exchange for the termination of notes made by the affiliates to the Purchaser Representative in the same amount. The Purchaser Representative Note was further amended to be repayable in full upon the earlier of (a) March 31, 2024, or (b) the First Additional Mandatory Closing Date, as defined in the Purchase Agreement.

On October 15, 2022, we issued the First Sponsor Affiliate Notes to two affiliates of Purchaser Representative in connection with the First Extension, from October 29, 2022 to January 29, 2023. The First Sponsor Affiliate Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, or (b) the date of our liquidation.

On October 19, 2022, an aggregate of $1,265,000 from the First Sponsor Affiliate Notes was deposited into the trust account, which amount was included in the pro rata amount distributed to (i) holders of public shares upon our liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of the initial business combination. On February 6, 2024, the First Sponsor Affiliate Notes were amended. $500,000 of the notes became due and repayable on the consummation of the business combination. The remaining balance of $765,000 is repayable in full upon the earlier of (a) September 3, 2024 (as amended), or (b) within two (2) business days from the Effective Date, as defined in the Transaction Documents.

On February 9, 2023, we issued the Second Sponsor Affiliate Note to an affiliate of Purchaser Representative, in connection with the Second Extension, from January 29, 2023 to July 29, 2023, pursuant to which a monthly payment of $50,000 is to be deposited into the trust account after January 29, 2023. The Second Sponsor Affiliate Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, or (b) the date of our liquidation. Accordingly, an aggregate of $300,000 had been deposited into the trust account as of June 30, 2023. On February 6, 2024, the Second Sponsor Affiliate Note was amended. The Second Sponsor Affiliate Note is repayable in full upon the earlier of (a) September 3, 2024 (as amended), or (b) within two (2) business days from the Effective Date, as defined in the Transaction Documents.

On July 11, 2023, DMA and Purchaser Representative entered into certain non-redemption agreements (“Non-Redemption Agreement”) with certain unaffiliated third parties in exchange for such third parties agreeing not to redeem (or shall use commercially reasonable efforts to request that the Company’s transfer agent reverse any previously submitted redemption demand) certain DMA Class A Shares (the “Non-Redeemed Shares”) in connection with the Third Extension Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, Purchaser Representative agreed to transfer to such third-parties certain DMA Class A Shares (the “Founder Shares”) held by Purchaser Representative immediately following consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Third Extension Meeting. Such Founder Shares had been issued to Purchaser Representative upon conversion of the DMA Class B Shares held by Purchaser Representative. In addition, DMA agreed that, to mitigate the current uncertainty surrounding the implementation of the Inflation Reduction Act of 2022, funds held in the Trust Account, including any interest thereon, will not be used to pay for any excise tax liabilities with respect to any future redemptions prior to or in connection with the extension voted upon at the Third Extension Meeting, an initial business combination, or liquidation of DMA. Until the earlier of (a) the consummation of DMA’s initial business combination; and (b) the liquidation of the Trust Account, DMA will maintain the investment of funds held in the Trust Account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, or maintain such funds in cash in an interest-bearing demand deposit account at a bank.

DMA and Purchaser Representative entered into such Non-Redemption Agreements with six unaffiliated third parties in total, with respect to a maximum aggregate of 514,773 DMA Class A Shares, and Purchaser Representative has agreed to transfer a maximum aggregate of 185,179 DMA Class A Shares pursuant to the Non-Redemption Agreements upon the consummation of DMA’s business combination.

Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder, be obligated personally for any obligations or liabilities of the loans payable to Purchaser Representative and its affiliates.

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In addition, in order to finance transaction costs in connection with an intended initial business combination, Purchaser Representative or an affiliate of Purchaser Representative or certain of our officers and directors may, but are not obligated to, loan us Working Capital Loans as may be required. Upon completion of the business combination, we would repay such Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit (which, for example, would result in the holders being issued 165,000 shares of Class A common stock if $1,500,000 of notes were so converted since the 150,000 rights included in such units would result in the issuance of 15,000 shares upon the closing of our business combination), at the option of the lender.   Such units would be identical to the private placement units. The terms of such Working Capital Loans by Purchaser Representative or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than Purchaser Representative or an affiliate of Purchaser Representative as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. At the time of the closing of the business combination, the Company agreed to repay the working capital loans with the proceeds from the second tranche fundings from the PIPE loans.

After the business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders, such as the TruGolf prospectus. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Our initial stockholders, officers and directors and I-Bankers have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares, private placement shares or representative shares held by them if we fail to complete our initial business combination within the Combination Period. However, if our initial stockholders, officers or directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the Combination Period

We have entered into a registration rights agreement with respect to the private placement units, the private placement shares, the private placement rights, the representative shares, the representative warrants, the securities issuable upon conversion of Working Capital Loans (if any), the post business combination shares, and the shares of Class A common stock issuable upon exercise or conversion or exercise of the foregoing and upon conversion of the founder shares. These shares are included herein.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to Purchaser Representative, officers and directors, or any affiliate of Purchaser Representative or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to Purchaser Representative, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to the closing of the IPO, Purchaser Representative agreed to loan us up to $500,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were repaid upon closing of our business combination. The value of Purchaser Representative’s interest in this transaction corresponds to the principal amount outstanding under any such loan. The loans were paid off from with proceeds of the first tranche funding from the PIPE loans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires TruGolf’s directors, officers and persons owning more than 10% of our Class A Common Stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with to date.

DESCRIPTION OF OUR SECURITIES

The following is a description of our securities of as set forth in certain provisions of our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated Bylaws (the “Bylaws”), and applicable forms of warrant, each previously filed with the SEC and incorporated by reference as an exhibit to this registration statement to which this prospectus forms a part. This summary does not purport to be complete and is qualified in its entirety by the full text of the Charter, Bylaws, applicable forms of warrant, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws, applicable forms of warrant, and the applicable portions of the DGCL carefully.

Authorized Capitalization

We are authorized to issue 110,000,000 shares, of which 90,000,000 shares are shares of TruGolf Class A common stock, par value $0.0001 per share, 10,000,000 shares are shares of TruGolf Class B common stock, par value $0.0001 per share, and 10,000,000 shares are shares of preferred stock, par value $0.0001 per share.

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TruGolf Common Stock Following the Business Combination

Class A Common Stock

Voting Power

Holders of TruGolf Class A common stock are entitled to cast one vote per share of TruGolf Class A common stock. Generally, holders of all classes of TruGolf common stock will vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class A common stock will not be entitled to cumulate their votes in the election of directors.

Dividends

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class A commons stock, the holders of shares of TruGolf Class A commons stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class A commons stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Common Stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf A common stock (on an as converted basis with respect to the TruGolf B common stock) held by them.

Preemptive or Other Rights

No shares of TruGolf Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class A common stock. Holders of shares of TruGolf Class A common stock will not have subscription, redemption or conversion rights. All the outstanding shares of TruGolf Class A common stock will be validly issued, fully paid and non-assessable.

Class B Common Stock

Issuance of TruGolf Class B Common Stock

Shares of TruGolf Class B common stock may be issued only to, and registered in the name of, Christopher Jones, Steven R. Johnson, and David Ashby (the “TruGolf Founders”) and any entities wholly owned by a TruGolf Founder (including all subsequent successors, assigns and permitted transferees), which we collectively refer to as “Permitted Class B Owners”.

Voting Rights

Holders of TruGolf Class B common stock are entitled to cast 25 votes per share of TruGolf Class B common stock. Generally, holders of all classes of TruGolf common stock will vote together as a single class, and an action will be approved by TruGolf stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of TruGolf Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over TruGolf Class B commons stock, the holders of shares of TruGolf Class B commons stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of TruGolf) when, as and if declared thereon by the TruGolf Board from time to time out of any assets or funds of TruGolf legally available therefor and will share equally on a per share basis in such dividends and distributions.

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Liquidation Rights

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock or any class or series of stock having a preference over TruGolf Class B common stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of TruGolf, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of TruGolf Class B common stock shall be entitled to receive all the remaining assets of TruGolf available for distribution to its stockholders, ratably in proportion to the number of shares of TruGolf B common stock on an as converted basis held by them.

Voluntary Conversion of Class B Common Stock.

Each share of TruGolf Class B common stock shall be convertible into one fully paid and nonassessable share of TruGolf Class A common stock at the option of the holder thereof at any time upon written notice to TruGolf. In order to effectuate a conversion of shares of TruGolf Class B common stock, a holder shall (a) submit a written election to TruGolf that such holder elects to convert shares of TruGolf Class B common stock, the number of such shares elected to be converted and (b) (if such shares are certificated), along with such written election, surrender to TruGolf the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to TruGolf (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such TruGolf Class B common stock certificate or certificates, delivery of such affidavit of loss or the written election to convert for uncertificated shares. Upon the receipt by TruGolf of a written election and, if applicable, the surrender of such certificate(s) and accompanying materials, TruGolf shall as promptly as practicable (but in any event within 10 days thereafter) either (a) deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of TruGolf Class A common stock to which such holder shall be entitled upon conversion of the applicable shares as calculated pursuant to this Section 4.2 and, if applicable (ii) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of TruGolf Class B common stock (including any fractional share) represented by the certificate or certificates delivered to TruGolf for conversion but otherwise not elected to be converted pursuant to the written election or (b) note the conversion of the shares on the stock ledger of TruGolf. All shares of capital stock issued hereunder by TruGolf shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Each converted share of Class B Common Stock will be retired by the Corporation and shall not be available for reissuance.

Automatic Conversion of Class B Common Stock

Each share of TruGolf Class B common stock will automatically convert into one (1) share of TruGolf Class A common stock any sale, pledge or other transfer, whether or not for value, by the initial registered holder thereof, upon any transfer, other than in each case any transfer to a Permitted Class B Owner. Notwithstanding anything to the contrary set forth herein, any holder of TruGolf Class B common stock may pledge his, her or its shares of TruGolf Class B common stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of TruGolf Class A common stock. If the pledged shares of TruGolf Class B common stock become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of TruGolf Class A common stock upon the occurrence of that action.

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Other Matters

No shares of TruGolf Class B common stock are subject to redemption or have preemptive rights to purchase additional shares of TruGolf Class B common stock. All outstanding shares of TruGolf Class B common stock are validly issued, fully paid and non-assessable.

Preferred Stock

TruGolf Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of TruGolf’ assets, which rights may be greater than the rights of the holders of the TruGolf common stock.

It is expected that, immediately after the Business Combination, including the mergers, no shares of TruGolf preferred stock are outstanding.

The purpose of authorizing the TruGolf Board to issue TruGolf preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a TruGolf stockholder vote on specific issuances. The simplified issuance of TruGolf preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of TruGolf. Additionally, the issuance of TruGolf preferred stock may adversely affect the holders of TruGolf Class A common stock, including by restricting dividends on the TruGolf Class A common stock, diluting the voting power of the TruGolf Class A common stock or subordinating the dividend or liquidation rights of the TruGolf Class A common stock. As a result of these or other factors, the issuance of TruGolf preferred stock could have an adverse impact on the market price of TruGolf Class A common stock.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of Class A common stock upon consummation of our initial business combination, even if the holder of such right redeemed all shares of common stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in this offering.

If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis, and each holder of a public right will automatically receive the 1/10 share of common stock underlying such public right (without paying any additional consideration); and each holder of a private placement right or working capital right will be required to affirmatively convert its rights in order to receive the 1/10 share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the holder of a private placement right or working capital right will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

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Upon the consummation of our initial business combination, we issued to each registered holder of the public rights the number of full shares of Class A common stock to which he, she or it was entitled, registered in such name or names as may be directed by him, her or it and issue to such registered holder(s) a certificate or book-entry position for the such shares.

With respect to the private placement rights or working capital rights, as soon as practicable upon the consummation of our initial business combination, we directed registered holders of those rights to return their rights to our rights agent.

Upon receipt of the private placement rights or working capital rights, the rights agent will issue to the registered holder of such rights the number of full shares of common stock to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for shares of common stock should take no more than a matter of days. The foregoing exchange of private placement rights or working capital rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the private placement rights or working capital rights upon consummation of our initial business combination. Other than confirming that the private placement rights or working capital rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the private placement rights or working capital rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the private placement rights or working capital rights upon consummation of an initial business combination.

Additionally, in no event will we be required to net cash settle the rights. Accordingly, you might not receive the shares of Class A common stock underlying the rights.

The shares issuable upon conversion of the rights are freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon conversion of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, we will, upon conversion, comply with Section 155 of the Delaware General Corporation Law (which provides that Delaware companies shall either (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or rights in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or rights aggregating a full share).

Representative’s Warrants

The Representative’s Warrants are exercisable at $12.00 per share. The warrant may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of DMA’s IPO Prospectus and the closing, and terminate on the fifth anniversary of the commencement date of sales in DMA’s IPO. The Representative’s Warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the commencement date of sales in DMA’s IPO with respect to the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the Representative’s Warrants. TruGolf will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of common stock at a price below its exercise price. There will be no obligation to net cash settle the exercise of the Representative’s Warrants. The holder of the Representative’s Warrants will not be entitled to exercise the warrants for cash unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available.

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Private Placement of Notes and Warrants

On November 2, 2023 and December 7, 2023, Deep Medicine Acquisition Corp. executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan Deep Medicine up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, the Company executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

On August 13, 2024 the Company and the Selling Shareholders entered into to a waiver of the certain terms and conditions of the Purchase Agreement and the Note, pursuant to which 349,733 shares of Class A Common Stock issued to the certain Selling Securityholders.

The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of Notes will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), the Company will also issue the PIPE Investors the Series A Warrants and the Series B Warrants.

Subject to satisfying the conditions discussed below, the Company has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, the Company sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

Notes

General. The Notes will mature on the date that is five years from each respective issuance date (the “Maturity Date”), unless earlier converted (only upon the satisfaction of certain conditions). The Maturity Date may be extended at the sole option of the holders, under certain circumstances specified therein. The Notes will have an original issue discount of 10%.

Ranking. The Notes will be our senior unsecured obligations and not the financial obligations of our subsidiaries. Until such date no Notes remain outstanding, all payments due under the Notes will be senior to all of our subordinated indebtedness and subordinated indebtedness of any of our subsidiaries and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries.

Interest. The Notes bear interest at the rate of 10.0% per annum that (a) shall commence accruing on the date of issuance, (b) shall be computed on the basis of a 360-day year and twelve 30-day months, and (c) shall be payable in shares of our Class A common stock so long as certain conditions are met, provided that the Company may at its option pay such interest in cash or a combination of cash and shares of our Class A common stock; provided further that if such interest is being paid in shares of our Class A common stock it shall bear interest at the rate of 15.0% per annum. If a holder elects to convert or redeem all or any portion of a Note prior to the Maturity Date, all accrued and unpaid interest, any make-whole amount, and any late charges on the amount being converted or redeemed will also be payable.

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The interest rate of the Notes will automatically increase to 15% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default (See “— Events of Default” below).

Conversion Rights.

Conversion at Option of Holder. Each holder of Notes may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our Class A common stock at an initial “Conversion Price” of $10.00 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the voluntary conversion by the holders of the Notes, in addition to the issuance of the Class A common stock issuable upon conversion of the principal amount of Notes, the Company shall issue to the holders in Class A common stock the sum of (A) all accrued interest on the Notes to date plus (B) all interest that would otherwise accrued on such principal amount of the Notes if such converted principal would be held to the Maturity Date at the Conversion Price.

With limited exceptions, if the Company at any time while a PIPE Convertible Note is outstanding, issues any Class A common stock or securities entitling any person or entity to acquire shares of Class A common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment.

Limitations on Conversion. A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder, except that any increase will only be effective upon 61 days’ prior notice to us.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, we have the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

Alternate Conversion Upon Event of Default. Following the occurrence and during the continuance of a Event of Default (as defined below), each holder may alternatively elect to convert all or any portion of such holder’s Notes at the “Alternate Conversion Price” equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the Class A common stock during the five (5) consecutive trading days immediately prior to such conversion.

Other Adjustments. The initial conversion price (the “Conversion Price”) of the Notes is $10.00 per share; provided that the Conversion Price will be automatically reduced to the applicable Adjustment Price (as defined below) if on (i) the 45th calendar day after the initial issuance date, and/or (ii) the date the Registration Statement (as described below) is declared effective by the SEC (each, an “Adjustment Measuring Date”), the greater of (A) $2.00 with respect to $5.0 million in principal amount of Notes and $2.50 with respect to the remainder of the Notes (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), and (B) the lowest volume weighted average price (“VWAP”) on any trading day during the five trading day period ended, and including, the trading day immediately prior to such applicable Adjustment Measuring Date (each, an “Adjustment Price”), is less than the Conversion Price then in effect.

Redemption Rights.

Holder Event of Default Redemption. Upon an Event of Default, each holder may elect to redeem all or any portion such holder’s Notes in cash at a redemption premium of 25% to the greater of (i) the amount then outstanding under such notes, and (ii) the equity value of our Class A common stock underlying the Notes. The equity value of our Class A common stock underlying the Notes is calculated using the greatest closing sale price of our Class A common stock on any trading day immediately preceding such event of default and the date we make the entire payment required.

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Holder Bankruptcy Event of Default Mandatory Redemption. Upon any bankruptcy Event of Default, we shall immediately redeem in cash all amounts due under the Notes at a 25% premium unless the holder waives such right to receive such payment.

Holder Change of Control Redemption. Upon a change of control of the Company, each holder may require us to redeem in cash all, or any portion, of the Notes at a 5% redemption premium to the greater of the amount then outstanding under the Notes to be redeemed, and the equity value of our Class A common stock underlying the Notes. The equity value of our Class A common stock underlying the Notes is calculated using the greatest closing sale price of our Class A common stock on any trading day immediately preceding the earlier of (i) the public announcement of such change of control and (ii) the consummation of such change of control, and ending on the date we make the entire payment required.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, of the Notes at price equal to the greater of (i) the amount outstanding under such PIPE Convertible Note, and (ii) the equity value of our Class A common stock underlying the Notes. The equity value of our Class A common stock underlying the Notes is calculated using the greatest closing sale price of our Class A common stock on any trading day immediately preceding the date that we deliver notice of such redemption and the date we make the entire payment required.

Events of Default. The Notes contain standard and customary events of defaults (each, an “Event of Default”), including but not limited: (i) the suspension from trading or the failure to list our Class A common stock within certain time periods; (ii) failure to pay to the holder any amount of principal, Make-Whole Amount, interest, late charges or other amounts when due; (iii) the failure to timely file or make effective a registration statement on Form S-3 pursuant to the Registration Rights Agreement, (iv) our failure to cure a conversion failure or failure to deliver shares of our Class A common stock under the PIPE Warrants, or notice of our intention not to comply with a request for conversion of any PIPE Convertible Note or a request for exercise of any PIPE Warrants, and (iv) bankruptcy or insolvency of the Company.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of our Class A common stock (the “Purchase Rights”), then each holder of Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Class A common stock acquirable upon complete conversion of all the Notes held by such holder immediately prior to the date as of which the record holders of shares of Class A common stock are to be determined for the grant, issue or sale of such Purchase Rights; subject to certain limitations on beneficial ownership.

Fundamental Transaction. The Notes prohibit us from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) assumes in writing all of our obligations under the Notes and the other transaction documents in the PIPE Financing.

Warrants

As additional consideration for the purchase of the Notes, the Company will issue to the PIPE Investors, the Series A Warrants and the Series B Warrants.

Series A Warrants.

Exercise Period. The Series A Warrants shall expire five years after issuance and shall initially be exercisable for an aggregate of 1,409,091 shares of Class A common stock, which number of shares shall be increased each time the holder exercises any Series B Warrants in an amount equal to 91% of the shares of Class A common stock issued pursuant to such Series B Warrant exercise.

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Exercise Price. The initial exercise price of the Series A Warrants shall be $13.00 per share; provided that if on (A) the 45th calendar day after issuance, and/or (B) the date the Registration Statement (as described below) is declared effective by the SEC (each, a “Warrant Adjustment Measuring Date”), the exercise price then in effect is greater than the greater of (i) $4.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), and (ii) the lowest VWAP on any trading day during the five trading day period ended, and including, the trading day immediately prior to such applicable Warrant Adjustment Measuring Date, the exercise price shall automatically lower to such price.

Cashless Exercise. If at the time of exercise of the Series A Warrants, there is no effective registration statement registering the shares of our Class A common stock underlying such warrants, such warrants may be exercised on a cashless basis pursuant to their terms.

Series B Warrants

Exercise Period. The Series B Warrants shall expire 30 months after issuance and shall initially be exercisable for an aggregate of 1,550,000 shares of Class A common stock.

Exercise Price. The initial exercise price of the Series B Warrants shall be $10.00 per share.

Adjustments. If at any time the sum of (i) the product of (x) the shares underlying the Series B Warrants then remaining and (y) the greater of (A) $4.00 (as adjusted for stock split, stock dividends, stock combinations, recapitalizations and similar events) and (B) the exercise price then in effect and (ii) the sum of the amounts in aggregate exercise price received from prior exercises is less than $15.5 million (the amount of such difference, if any, each a “Deficiency Amount”), the shares underlying the Series B Warrants shall be increased by the quotient of (I) such applicable Deficiency Amount, divided by (II) the exercise price then in effect; provided that the number of shares underlying the Series B Warrants shall not be increased an amount greater than 250% of the original number of shares underlying the Series B Warrants.

Participation Rights. If we issue options, convertible securities, warrants, shares, or similar securities to holders of our shares of our Class A Common Stock, each Series B Warrant holder has the right to acquire the same as if the holder had exercised its warrant.

Dilutive Issuances. With limited exceptions, if the Company at any time while the PIPE Warrants are outstanding, issues any Class A common stock or securities entitling any person or entity to acquire shares of Class A common stock (upon conversion, exercise or otherwise), at an effective price per share less than the exercise price of the PIPE Warrants (a “Dilutive Issuance”), then the exercise price of the PIPE Warrants shall be reduced to the same price as the new investment. The adjustment to the Notes described above on the Adjustment Measuring Date shall be deemed a Dilutive Issuance to the extent the date the Registration Statement (as described below) is declared effective by the SEC after the 45th day after the issuance of the PIPE Warrants.

Fundamental Transactions. The PIPE Warrants prohibit us from entering into specified fundamental transactions unless the successor entity assumes all of our obligations under the PIPE Warrants under a written agreement before the transaction is completed. Upon specified corporate events, a PIPE Warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the PIPE Warrant been exercised immediately prior to the applicable corporate event.

Certain Anti-Takeover Provisions of Delaware Law

So long as the outstanding shares of TruGolf Class B common stock represent a majority of the combined voting power of TruGolf Common Stock, the TruGolf Founders will effectively control all matters submitted to TruGolf stockholders for a vote, as well as the overall management and direction of TruGolf, which will have the effect of delaying, deferring or discouraging another person from acquiring control of TruGolf .

After such time as the shares of TruGolf Class B common stock no longer represent a majority of the combined voting power of TruGolf Common Stock, the provisions of Delaware law, charter and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of TruGolf.

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Section 203 of the Delaware General Corporation Law

TruGolf will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the TruGolf Board, such as discouraging takeover attempts that might result in a premium over the price of TruGolf Common Stock.

Dual Class Stock

TruGolf charter provides for a dual class common stock structure, which provides the TruGolf founders, with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of TruGolf Common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of TruGolf or its assets.

Special Meetings of Stockholders

The charter and the bylaws provide that a special meeting of stockholders may be called only by the Chairman of the TruGolf Board, the Chief Executive Officer of the TruGolf, or a majority of the TruGolf Board then in office.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The charter and the bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the TruGolf Board or a committee of the TruGolf Board.

Transfer Agent

The transfer agent and registrar for the Common Stock is Equiniti Trust Company, LLC.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted our Class A Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock shares or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of our Class A Common Stock then outstanding; or

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●	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Purchaser Representative will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

Following the recent completion of the Business Combination, the Company is no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

Pursuant to certain lock-up restrictions agreed to into in connection with the Merger Agreement, subject to certain exceptions, certain of the Company’s key stockholders are contractually restricted from selling or transferring any of their shares of our Class A Common Stock. Such restrictions commencing from the closing (A) with respect to fifty percent (50%) of the restricted securities, ending on the earliest of (x) the six (6) month anniversary of the closing of the business combination, (y) the date on which the closing sale price of the DMA’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period commencing after the closing of the business combination, and (z) the date after the closing of the business combination on which the DMA consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the DMA’s stockholders having the right to exchange their shares of DMA common stock for cash, securities or other property (a “Subsequent Transaction”) and (B) with respect to the remaining fifty percent (50%) of the restricted securities, ending on the earlier of (x) the six (6) month anniversary of the closing of the business combination, and (y) a Subsequent Transaction: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing.

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PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock including the shares issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of Class A Common Stock by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock .

The selling stockholders may sell all or a portion of the shares of Class A Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Class A Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Class A Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A Common Stock short and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Class A Common Stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of Class A Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock .

We will pay all expenses of the registration of the shares of Class A Common Stock pursuant to the registration rights agreement, estimated to be $83,500 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York has passed upon the validity of the securities of Trugolf Holdings, Inc. offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of DMA as of March 31, 2023 and 2022, and for years ended March 31, 2023 and 2022 included in this prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of DMA to continue as a going concern), appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

Haynie & Company (“Haynie”), independent registered public accounting firm, has audited the financial statements of TruGolf as of December 31, 2023, and for the year ended December 31, 2023, as set forth in their report included herein. The 2023 financial statements of TruGolf are included in this registration statement in reliance on Haynie’s report, given on their authority as experts in accounting and auditing.

Haynie’s report of independent registered public accounting firm, dated April 17, 2024, on TruGolf’s balance sheet as of December 31, 2023 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Haynie served as the TruGolf’s independent registered public accounting firm for the fiscal year ended December 31, 2023.

During the fiscal year ended December 31, 2023, and the subsequent interim period through April 17, 2024, there were:

(i)	no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Haynie on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Haynie’s satisfaction, would have caused Haynie to make reference to the subject matter of disagreement in connection with its reports on the Company’s consolidated financial statements for such years; and

(ii)	no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

(iii)

identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TruGolf’s annual or interim financial statements will not be prevented or detected on a timely basis

CohnReznick LLP, independent registered public accounting firm, has audited the financial statements of TruGolf as of December 31, 2022, and for the year ended December 31, 2022, as set forth in their report included herein. The 2022 financial statements of TruGolf are included in this registration statement in reliance on CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.

On February 2, 2024, TruGolf Holding dismissed CohnReznick. The Company began its search for a new independent registered public accounting firm for the first quarter of 2024 and going forward.

CohnReznick’s report of independent registered public accounting firm, dated July 31, 2023, on TruGolf’s balance sheet as of December 31, 2022 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

CohnReznick served as the TruGolf’s independent registered public accounting firm for the fiscal year ended December 31, 2022.

During the fiscal year ended December 31, 2022, and the subsequent interim period through February 2, 2024, there were:

(i)	no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to CohnReznick’s satisfaction, would have caused CohnReznick to make reference to the subject matter of disagreement in connection with its reports on the Company’s consolidated financial statements for such years; and

(ii)	no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

(iii)	identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of TruGolf’s annual or interim financial statements will not be prevented or detected on a timely basis

The Company provided CohnReznick with a copy of the disclosures it is making in this this Registration Statement on Form S-1 and requested that CohnReznick furnish a letter addressed to the SEC stating whether CohnReznick agrees with the statements made herein. A copy of CohnReznick’s letter dated February 9, 2024, is filed as Exhibit 99.1 to this Registration Statement on Form S-1A.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the Internet at a website maintained by the SEC located at http://www.sec.gov.

82

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information of the Company as of December 31, 2023 and for the Year Ended December 31, 2023	F-87

F-1

TruGolf Holdings, Inc.

f/k/a Deep Medicine Acquisition Corp.

Consolidated Balance Sheets

(Unaudited)

	December 31, 2023	March 31, 2023

Assets

Current assets
Cash	$177,876	$595,536
Prepaid expenses	-	20,408
Cash and marketable securities held in Trust Account	6,703,330	9,160,803
Total current assets	6,881,206	9,776,747

Total assets	$6,881,206	$9,776,747

Liabilities and Stockholders’ (Deficit)

Current liabilities
Accrued expenses - related party	$6,000	$6,000
Accrued expenses	1,492,437	866,500
Taxes payable	57,569	57,569
Loan payable	84,617	-
Loan payable - related party	2,065,000	1,865,000
Total current liabilities	3,705,623	2,795,069

Non-current liabilities
Deferred underwriting commissions	4,427,500	4,427,500
Total non-current liabilities	4,427,500	4,427,500

Total liabilities	8,133,123	7,222,569

Commitments	-	-
Common stock subject to possible redemption, 574,764 shares at $11.37 per share and 830,210 shares at $10.83 per share as of December 31, 2023 and March 31, 2023, respectively	6,536,961	8,994,434

Stockholders’ (Deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, -0- shares issued and outstanding as of December 31, 2023 and March 31, 2023	-	-
Class A Common stock, $0.0001 par value, 100,000,000 shares authorized, 3,783,200 shares issued and outstanding as of December 31, 2023 and March 31, 2023 (excluding 574,764 shares subject to possible redemption)	378	378
Class B Common stock, $0.0001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding as of December 31, 2023 and March 31, 2023	-	-
Additional paid-in capital	-	-
Accumulated deficits	(7,789,256)	(6,440,634)
Total Stockholders’ (Deficit)	(7,788,878)	(6,440,256)

Total Liabilities and Stockholders’ (Deficit)	$6,881,206	$9,776,747

The accompanying notes are an integral part of unaudited consolidated financial statement

F-2

TruGolf Holdings, Inc.

f/k/a Deep Medicine Acquisition Corp.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended December 31, 2023	For the Three Months Ended December 31, 2022	For the Nine Months Ended December 31, 2023	For the Nine Months Ended December 31, 2022

Operating expense
Officers compensation	$15,000	$15,000	$45,000	$45,000
Franchise taxes	31,603	50,000	94,400	150,000
General and administrative expenses	368,886	350,358	1,009,222	1,207,914
Total operating expense	415,489	415,358	1,148,622	1,402,914

Other income
Investment income (loss) on investments held in Trust Account	55,535	1,061,124	256,757	1,728,701
Total other income	55,535	1,061,124	256,757	1,728,701

Net (loss) before income tax	(359,954)	645,766	(891,865)	325,787

Income tax	-	68,415	-	68,415

Net income (loss)	(359,954)	577,351	(891,865)	257,372

Net (loss) per share
Basic and diluted - Class A	$(0.08)	$0.04	$(0.20)	$0.02
Basic and diluted - Class B	N/A	$0.04	N/A	$0.02

Weighted average number of shares
Basic and diluted - Class A	4,357,964	12,509,620	4,453,989	13,017,932
Basic and diluted - Class B	-	2,884,478	-	3,070,164

The accompanying notes are an integral part of unaudited consolidated financial statement

F-3

TruGolf Holdings, Inc.

f/k/a Deep Medicine Acquisition Corp.

Consolidated Statement of Changes in Stockholders’ (Deficit)

(Unaudited)

	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficits	Total

Balance, March 31, 2022	-	$-	620,700	$62	3,162,500	$316	$-	$(3,776,318)	$(3,775,940)

Net (loss)	-	-	-	-	-	-	-	(154,420)	(154,420)

Balance, June 30, 2022	-	$-	620,700	$62	3,162,500	$316	$-	$(3,930,738)	$(3,930,360)

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(463,444)	(463,444)

Net (loss)	-	-	-	-	-	-	-	(165,559)	(165,559)

Balance, September 30, 2022	-	$-	620,700	$62	3,162,500	$316	$-	$(4,559,741)	$(4,559,363)

Conversion from Class B to Class A	-	-	3,162,500	316	(3,162,500)	(316)	-	-	-

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(1,771,251)	(1,771,251)

Net income	-	-	-	-	-	-	-	577,351	577,351

Balance, December 31, 2022	-	$-	3,783,200	$378	0	$-	$-	$(5,753,641)	$(5,753,263)

Balance, March 31, 2023	-	$-	3,783,200	$378	-	$-	$-	$(6,440,634)	$(6,440,256)

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(310,535)	(310,535)

Net (loss)	-	-	-	-	-	-	-	(261,565)	(261,565)

Balance, June 30, 2023	-	$-	3,783,200	$378	-	$-	$-	$(7,012,734)	$(7,012,356)

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(90,687)	(90,687)

Net (loss)	-	-	-	-	-	-	-	(270,346)	(270,346)

Balance, September 30, 2023	-	$-	3,783,200	$378	-	$-	$-	$(7,373,767)	$(7,373,389)

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(55,535)	(55,535)

Net (loss)	-	-	-	-	-	-	-	(359,954)	(359,954)

Balance, December 31, 2023	-	$-	3,783,200	$378	-	$-	$-	$(7,789,256)	$(7,788,878)

The accompanying notes are an integral part of unaudited consolidated financial statement

F-4

TruGolf Holdings, Inc.

f/k/a Deep Medicine Acquisition Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended December 31, 2023	For the Nine Months Ended December 31, 2022

Cash flows from operating activities:
Net (loss)	$(891,865)	$257,372
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Investment income earned on investments held in Trust Account	(256,757)	(1,728,701)
Changes in operating assets and liabilities:
Prepaid expenses	20,408	233,673
Accrued expenses	710,554	514,446
Taxes payable	-	68,415
Accrued expenses - related parties	-	(15,000)
Net cash used in operating activities	(417,660)	(669,795)

Cash flows from investing activities:
Distribution for taxes payments	-	754,873
Cash released from trust account	2,914,230	121,034,650
Investment of cash in Trust Account	(200,000)	(1,265,000)
Net cash provided by (used in) investing activities	2,714,230	120,524,523

Cash flows from financing activities:
Cash used for common stock redemption	(2,914,230)	(121,034,650)
Proceeds from extension loan - related parties	200,000	1,265,000
Net cash provided by (used in) financing activities	(2,714,230)	(119,769,650)

Net increase/(decrease) in cash and cash equivalents	(417,660)	85,078

Cash and cash equivalents at the beginning of the period	595,536	877,099

Cash and cash equivalents at the end of the period	$177,876	$962,177

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Remeasurement for Class A common stock subject to possible redemption	$456,757	$2,234,695
Note payable for insurance premium	$84,617	$-

The accompanying notes are an integral part of unaudited consolidated financial statement

F-5

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Basis of Presentation And Principles of Consolidation

Basis of presentation

The accompanying unaudited consolidated financial statements of TruGolf Holdings, Inc. f/k/a Deep Medicine Acquisition Corp. and its subsidiaries (the “Company”) have been prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the applicable rules and regulations for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited consolidated financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2023. The interim results for the three and nine months ended December 31, 2023 are not necessarily indicative of the results to be expected for the year ending March 31, 2024 or for any future interim periods.

Principles of consolidation

The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Note 2 - Organization and Description of Business Operations

The Company is a blank check company incorporated on July 8, 2020, under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). While the Company may, subject to certain limitations, pursue a Business Combination target with operations or prospects in the digital healthcare and AI in medicine sector in the global market.

On October 25, 2023, the Company instructed the trustee to liquidate the investments held in the Trust Account (as defined below) and instead hold the funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of our Business Combination or liquidation.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from July 8, 2020 (inception) through December 31, 2023, relates to the Company’s formation and its initial public offering (“IPO”), which is described below, and subsequent to IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the cash and marketable securities held in the Trust Account.

On January 31, 2024, the Company consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.

F-6

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Effective as of the Closing Date, the Company’s fiscal year end automatically changed from March 31 to December 31. This change aligns the Company’s fiscal year and financial reporting periods with that of TruGolf, Inc.

History

On October 29, 2021, the Company consummated its IPO of 12,650,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “Public Shares”) at $10.00 per unit, which included 1,650,000 Units issued pursuant to the full exercise by the Underwriters (as defined below) of their over-allotment option, and the private sale of an aggregate of 519,500 Units (the “Private Placement Units” and with respect to the shares of Class A common stock included in the Units, the “Private Placement Shares”) to its sponsor, Bright Vision Sponsor LLC (the “Sponsor”) and I-Bankers Securities, Inc. (“I-Bankers”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $5,195,000 to the Company that closed simultaneously with the closing of the IPO. On December 2, 2021, the Company’s Units no longer traded, and shares of the Company’s Class A common stock and rights underlying the Units commenced trading separately. On February 17, 2023, the Company’s securities were transferred from Nasdaq Global Market to Nasdaq Capital Market (“Nasdaq”).

Transaction costs amounted to $7,282,500 consisting of $2,530,000 in cash of underwriting commissions, $4,427,500 of business combination marketing fee, and $325,000 of other offering costs.

Upon the closing of the IPO on October 29, 2021, the Company deposited $127,765,000 ($10.10 per Unit) from the proceeds of the IPO and certain proceeds of the sales of Private Placement Units in the trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Following the closing of the IPO on October 29, 2021, cash of $764,101 was held outside of the Trust Account (as defined below) and was available for working capital purposes. As of December 31, 2023, the Company had available cash of $177,876 on its balance sheet and a working capital deficit of $3,527,747. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

On March 31, 2023, the Company entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) with DMAC Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), TruGolf, Inc., a Nevada corporation (“TruGolf”), Bright Vision Sponsor LLC, a Delaware limited liability company, solely in the capacity as the representative for certain stockholders of the Company (the “Purchaser Representative”), and Christopher Jones, an individual, solely in the capacity as the representative for stockholders of TruGolf (the “Seller Representative”). Pursuant to the Original Merger Agreement, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into TruGolf, with TruGolf surviving as a wholly-owned subsidiary of the Company, and with TruGolf’s equity holders receiving shares of the Company’s common stock.

On July 21, 2023, the Company, Merger Sub, the Purchaser Representative and the Seller Representative, entered into an Amended and Restated Agreement and Plan of Merger (as may be amended and/or restated from time to time, the “Restated Merger Agreement”) pursuant to which the Original Merger Agreement was amended and restated to provide, among other things, that (i) contingent earnout shares will be issued after the Closing, if and when earned, upon the Company meeting the milestones specified in the Restated Merger Agreement, rather than being issued at the closing of the merger and being placed into escrow subject to potential forfeiture; and (ii) the per share price of the Company’s common stock used in the calculation of the number of shares to be issued to the Sellers as merger consideration shall be $10.00, as opposed to the price at which the Company redeems the shares of common stock held by its public stockholders in connection with the closing of this business combination. The Restated Merger Agreement supersedes the Original Merger Agreement. For additional information on the Restated Merger Agreement, refer to the Company’s Current Report on Form 8-K as filed with the SEC on July 24, 2023.

F-7

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On December 7, 2023, the Company, Merger Sub, the Purchaser Representative, the Seller Representative and TruGolf entered into that certain First Amendment to Amended and Restated Agreement and Plan of Merger (the “Amendment”), pursuant to which the Restated Merger Agreement was amended to (i) reflect the increase in the voting rights of the Class B common stock of TruGolf and the New TruGolf Class B Common Stock (as defined in the Original Merger Agreement) from ten (10) votes per share to twenty five (25) votes per share, and (ii) decrease the size of the board of directors of the post-closing company from seven members to five members, with the number of board members designated by DMAQ decreased from three members to one member. For additional information on the Amendment, refer to the Company’s Current Report on Form 8-K as filed with the SEC on December 7, 2023.

The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The shares of Class A common stock are recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

According to the Company’s second amended and restated certificate of incorporation, as amended (the “Charter”), the Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to (i) waive its redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination, (ii) waive its redemption rights with respect to any shares of Class A common stock held by them in connection with a stockholder vote to approve an amendment to the Charter (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period (as defined below) or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive its rights to liquidating distributions from the Trust Account with respect to the shares of Class B common stock they initially purchased in March 2021 (including the shares of the Company’s Class A common stock issued upon the conversion thereof, the “Founder Shares”) or Private Placement Shares if the Company fails to complete the Business Combination within the Combination Period (as defined below). In addition, the Sponsor has agreed to vote any shares it held in favor of the Business Combination.

Additionally, each public stockholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

F-8

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Company initially had until October 29, 2022 (the “Initial Combination Period”) to complete a Business Combination. On October 19, 2022, an aggregate of $1,265,000 was deposited into the Company’s Trust Account to extend the Initial Business Combination from October 29, 2022 to January 29, 2023 (the “First Extension”), which amount will be included in the pro rata amount (the “Redemption Price”) distributed to (i) all of the holders of the Class A common stock sold in the Company’s IPO (“Public Shares”) upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination. If the Company is unable to complete a Business Combination within the Combination Period (as defined below), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below). However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below). The underwriters have agreed to waive their rights to their business combination marketing fees (see Note 9) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period (as defined below) and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.10).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-9

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On December 23, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “2022 Special Meeting”). At the 2022 Special Meeting, the Company’s stockholders approved amendments to the Charter to (i) extend the date by which the Company must consummate its initial Business Combination from January 29, 2023 to July 29, 2023, or such earlier date as determined by the Company’s board of directors (the “Second Extension”) and (ii) provide for the right of a holder of Class B common stock of the Company to convert into Class A common stock of the Company on a one-for-one basis prior to the closing of an initial Business Combination. The Charter amendments approved on the 2022 Special Meeting were filed with the Secretary of State of the State of Delaware on December 27, 2022. Subsequently, the stockholders holding all of the issued and outstanding Class B common stock of the Company elected to convert their Class B common stock into Class A common stock of the Company on a one-for-one basis. Accordingly, 3,162,500 shares of Class B common stock of the Company were cancelled, and 3,162,500 shares of Class A Common Stock were issued to such converting Class B stockholders. The 3,162,500 shares of Class A common stock issued pursuant to the conversion are subject to the same restrictions applicable to the Class B common stock before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for our IPO. Additionally, on the 2022 Special Meeting, stockholders holding 11,819,790 shares of the Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $121,034,650 (approximately $10.24 per share) was removed from the Company’s Trust Account to pay such holders. In connection with the Second Extension, the Company deposited an aggregate of $300,000 (representing $50,000 for each additional month from January 29, 2023 to July 29, 2023) into the Trust Account, which amount will be included in the Redemption Price.

On July 13, 2023, the Company held a special meeting of stockholders (the “2023 Special Meeting”), at which the Company’s stockholders approved a charter amendment to extend the date by which the Company must consummate its initial Business Combination from July 29, 2023 to January 29, 2024, or such earlier date as determined by the Company’s board of directors (the “Third Extension”) (the 27-month period, from the closing of the IPO to January 29, 2024 (or such earlier date as determined by the board), as extended by the Third Extension, unless further extended pursuant to the Company’s Charter, that the Company has to consummate an initial Business Combination, the “Combination Period”). The Charter amendment approved on the 2023 Special Meeting was filed with the Secretary of State of the State of Delaware on July 13, 2023. On the 2023 Special Meeting, the Company’s stockholders holding 255,446 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $2,914,230 (approximately $11.41 per share) was removed from the Company’s Trust Account to pay such holders.

On January 26, 2024, the Company held a special meeting of stockholders (the “2024 Special Meeting ”), at which the Company’s stockholders approved a charter amendment to extend the date by which the Company must consummate its initial Business Combination from January 29, 2024 to July 29, 2024, or such earlier date as determined by the Company’s board of directors (the “Fourth Extension”) (the 33-month period, from the closing of the IPO to July 29, 2024 (or such earlier date as determined by the board), as extended by the Fourth Extension, unless further extended pursuant to the Company’s Charter, that the Company has to consummate an initial Business Combination, the “Combination Period”). The Charter amendment approved on the 2024 Special Meeting was filed with the Secretary of State of the State of Delaware on January 29, 2024. On the 2024 Special Meeting, the Company’s stockholders holding 943 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $10,845 (approximately $11.50 per share) was removed from the Company’s Trust Account to pay such holders.

Underwriting Agreement and Business Combination Marketing Agreement (“BCMA”)

The Company engaged I-Bankers as the representative of the underwriters (the “Underwriters”) in the IPO of the Company’s Class A common stock for $110 million and the simultaneous listing on Nasdaq. Pursuant to that certain underwriting agreement, I-Bankers acted as the representative of the Underwriters of the IPO for 11,000,000 Units at $10.00 per Unit, plus an over-allotment option equal to 15% of the number of Units offered, or 1,650,000 Units, which was exercised in full simultaneously upon the closing of the IPO. The Company paid I-Bankers underwriters’ commission of $2,530,000, equal to 2.0% of the gross proceeds raised in the IPO for such services upon the consummation of the IPO (exclusive of any applicable finders’ fees which might become payable).

F-10

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Upon the closing of the IPO, the Company issued to I-Bankers a five-year warrant to purchase 632,500 Shares of Class A common stock, equal to 5.0% of the Shares issued in the IPO (“Representative Warrants”). The exercise price of Representative Warrants is $12.00 per Share. In addition, I-Bankers was issued 101,200 shares of Class A common stock upon the consummation of IPO (“Representative Shares”).

In addition, under a business combination marketing agreement, the Company has engaged I-Bankers as an advisor in connection with the Business Combination and will pay I-Bankers a cash fee for such marketing services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the underwriters’ over-allotment option. The fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On November 17, 2023, the Company and I-Bankers executed an amendment to the BCMA (the “BCMA Amendment”), pursuant to which I-Bankers’ fee due at the Closing was amended to provide that I-Bankers will receive: (i) $2,000,000 in cash and (ii) 212,752 New TruGolf Class A Common Shares.

Liquidity and Capital Resources

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the IPO, proceeds from related party loan and such amount of proceeds from the IPO that were placed in an account outside of the Trust Account for working capital purposes. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

As of December 31, 2023 and March 31, 2023, the Company had loans payable to the Sponsor and its affiliates in amount of $2,065,000 and $1,865,000, respectively, including a promissory note of up to $500,000, dated March 15, 2021, between the Company and the Sponsor (the “Sponsor Note”) in connection with a portion of the IPO expense. The Sponsor Note is unsecured with zero interest. These amounts will be repaid upon completion of an initial Business Combination. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the Sponsor Note.

On October 15, 2022, the Company issued two promissory notes in an aggregate principal amount of $1,265,000 (collectively, the “Sponsor Affiliate Notes”) to two affiliates of the Company’s Sponsor (collectively, the “Sponsor Affiliates”), in connection with the First Extension. The Sponsor Affiliate Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. On October 19, 2022, an aggregate of $1,265,000 was deposited into the Trust Account, which amount will be included in the pro rata amount distributed to (i) holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination.

On February 9, 2023, the Company issued a promissory note in an aggregate principal amount of $300,000 to an affiliate of the Company’s Sponsor, in connection with the Second Extension. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Accordingly, an aggregate of $300,000 had been deposited into the Company’s Trust Account as of June 30, 2023.

On September 30, 2023, the Company issued a promissory note in principal amount of $84,617 to a third party, in connection with the premium payment for the Company’s Directors and Officers insurance. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the note.

F-11

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to (other than as described above), loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial Business Combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial Business Combination target. In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

On January 31, 2024, the Company consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”). The Company expects that its Class A common stock will begin to trade on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on or about February 1, 2024.

The Company has incurred continuing losses from its operations and has an accumulated deficit of $7,789,256 as of December 31, 2023. The Company has no operating income and incurs continuing operating expenses. There are no assurances the Company will be able to raise capital on acceptable terms or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its business, which could harm its financial condition and operating results.

These conditions raise substantial doubt about the Company’s ability to continue ongoing operations. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 - Recent Accounting Pronouncements

Management of the Company does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 - Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had cash of $177,876 and $595,536 on its balance sheet as of December 31, 2023 and March 31, 2023, respectively. The Company had no cash equivalent as of December 31, 2023 and March 31, 2023.

F-12

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5 - Marketable Securities Held in Trust Account

At December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. As of December 31, 2023 and March 31, 2023, the marketable securities held in the Trust Account were $6,703,330 and $9,160,803, respectively.

Note 6 -Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2023, the common stock subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$126,500,000
Less:
Common stock issuance costs	(2,855,000)
Plus:
Remeasurement of carrying value to redemption value	4,120,000
Common stock subject to possible redemption, March 31, 2022	$127,765,000
Less:
Distribution for redemption	(121,034,650)
Plus:
Remeasurement of carrying value to redemption value	2,264,084
Common stock subject to possible redemption, March 31, 2023	$8,994,434

Less:
Distribution for redemption	(2,914,230)
Plus:
Additional deposit for extension	200,000
Remeasurement of carrying value to redemption value	256,757
Common stock subject to possible redemption, December 31, 2023	$6,536,961

F-13

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 7 - Net Loss per Share of Common Stock

The Company complies with accounting and disclosure requirements FASB ASC Topic 260, “Earnings per Share.” Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock issued and outstanding for the period. During the three and nine months ended December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings (loss) of the Company. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period.

	For the Three Months Ended December 31, 2023		For the Three Months Ended December 31, 2022

Numerator:
Net (loss) income		$(359,954)	$577,351

Denominator:
Basic and diluted loss per share – Class A		$(0.08)	0.04
Basic and diluted loss per share – Class B	$	N/A	$0.04
Denominator for basic and diluted earnings per share – Weighted-average shares of Class A common stock issued and outstanding during the period		4,357,964	12,509,620
Denominator for basic and diluted earnings per share – Weighted-average shares of Class B common stock issued and outstanding during the period		-	2,884,478

	For the Nine Months Ended December 31, 2023		For the Nine Months Ended December 31, 2022

Numerator:
Net loss		$(891,865)	$257,372

Denominator:
Basic and diluted loss per share – Class A		$(0.20)	0.02
Basic and diluted loss per share – Class B	$	N/A	$0.02
Denominator for basic and diluted earnings per share – Weighted-average shares of Class A common stock issued and outstanding during the period		4,453,989	13,017,932
Denominator for basic and diluted earnings per share – Weighted-average shares of Class B common stock issued and outstanding during the period		-	3,070,164

Note 8 – Loan payable

On September 30, 2023, the Company issued a promissory note in principal amount of $84,617 to a third party, in connection with the premium payment for the Company’s Directors and Officers insurance. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the note.

F-14

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On November 2, 2023, the Company executed a Loan Agreement (together, the “Loan Agreements”) with each of Greentree Financial Group, Inc. and Finuvia, LLC (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Loan Agreements, the Company shall issue the PIPE Investors up to $8,000,000 in principal amount of convertible notes and warrants to purchase 727,273 shares of Class A common stock of the Company after the closing of the Business Combination between the Company and TruGolf, pursuant to the Restated Merger Agreement. For additional information, refer to the Company’s Current Report on Form 8-K as filed with the SEC on November 2, 2023.

On December 7, 2023, the Company executed additional Loan Agreements in substantially the same form (together, the “Loan Agreements”) with each of Li Holding, Inc., a Florida corporation, L&H, Inc., a Nevada corporation, and JAK Opportunities VI, LLC, a Delaware limited liability company, (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Loan Agreements, the Company shall issue the PIPE Investors up to an aggregate of $5,000,000 in principal amount of convertible notes and warrants to purchase an aggregate of 454,545 shares of Class A common stock of the Company after the closing (the “Closing”) of the business combination between the Company and TruGolf (the “Business Combination”) pursuant to the Merger Agreement, as amended. Additionally, on December 7, 2023, the Company and Finuvia, LLC entered into an Amended and Restated Loan Agreement (the “Finuvia Loan Agreement”) to amend and restate the original loan agreement entered between them as of November 2, 2023 to reduce the principal amount of the convertible notes from up to $2,500,000 to up to $500,000 and reduce the amount warrants to purchase Class A common stock of the Company from 227,273 to 45,455. The total PIPE investment from the November 2, 2023 investments and the December 7, 2023 investments was up to an aggregate of $11,000,000 in the principal amount of the convertible notes and warrants to purchase an aggregate of 1,000,000 Class A common stock of the Company. For additional information, refer to the Company’s Current Report on Form 8-K as filed with the SEC on December 7, 2023.

Note 9 - Related Party Transactions

Accrued Expenses - Related Parties

As of December 31, 2023 and March 31, 2023, the Company had accrued expenses – related parties in amount of $6,000, which was in connection with the accrued non-cash compensation to the Company’s management and directors. Pursuant to the executed Offer Letters, the Company agreed to pay the Company’s Chief Financial Officer $5,000 in cash per month starting from August 1, 2020, and the Company’s officers and directors an aggregate of 300,000 post Business Combination shares within 10 days following a Business Combination, with the same lock-up restrictions and registration rights as the Founder Shares. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.02 per share. As of December 31, 2023 and March 31, 2023, the accrued expenses related to the cash compensation to the Company’s Chief Financial Officer was $0.

Loan Payable – Related Party

As of December 31, 2023 and March 31, 2023, we had loans payable to the Sponsor and its affiliates in the amount of $2,065,000 and $1,865,000, respectively.

As of December 31, 2023 and March 31, 2023, the Company had a loan payable to the Sponsor in amount of $500,000 with zero interest pursuant to the promissory note between the Company and the Sponsor (the “Sponsor Note”) in connection with a portion of the IPO expense. The Sponsor Note is unsecured, and the Sponsor agrees to fund the Company in amount of up to $500,000. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the Loan. The proceeds of the Sponsor Note were used to pay a portion of the offering expenses of the IPO. These amounts will be repaid upon completion of an initial Business Combination.

F-15

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On October 15, 2022, the Company issued the Sponsor Affiliate Notes in an aggregate principal amount of $1,265,000 to the Sponsor Affiliates, in connection with the First Extension. The Sponsor Affiliate Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. On October 19, 2022, an aggregate of $1,265,000 was deposited into the Company’s Trust Account, which amount will be included in the pro rata amount distributed to (i) holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination.

On February 9, 2023, the Company issued a promissory note in an aggregate principal amount of $300,000 to an affiliate of the Company’s Sponsor, in connection with the Second Extension. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Accordingly, an aggregate of $300,000 had been deposited into the Company’s Trust Account as of June 30, 2023.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2023 and March 31, 2023, no Working Capital Loans were outstanding.

Note 10 - Commitments and Contingency

Registration Rights

The holders of the Founder Shares, Private Placement Units (and their underlying securities), the Representative Shares, the Representative Warrants (and their underlying securities), the 300,000 shares of Class A common stock issuable to the Company’s directors and officers within 10 days following the Business Combination and any Units that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-16

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Underwriting Agreement

The Company had granted the Underwriters a 30-day option from the date of IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

Simultaneously upon the closing of the IPO, the Underwriters exercised the over-allotment option in full. As such, the Underwriters were paid an underwriting discount and commission of $0.20 per Unit, or $2,530,000 in the aggregate payable upon the closing of the IPO, and I-Bankers was entitled to a business combination marketing fee of $4,427,500 in the aggregate, which is held in the Trust Account and payable upon completion of the Business Combination.

On November 17, 2023, the Company and I-Bankers executed an amendment to the BCMA (the “BCMA Amendment”), pursuant to which I-Bankers’ fee due at the Closing was amended to provide that I-Bankers will receive: (i) $2,000,000 in cash and (ii) 212,752 New TruGolf Class A Common Shares.

Note 11 - Stockholders’ Equity

The Company is authorized to issue a total of 111,000,000 shares, par value of $0.0001 per share, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Preferred Stock

As of December 31, 2023 and March 31, 2023, no shares of Preferred Stock were issued or outstanding. The designations, voting and other rights and preferences of the Preferred Stock may be determined from time to time by the Company’s board of directors.

Common Stock

As of December 31, 2023 and March 31, 2023, there were 4,357,964 and 4,613,410 shares of Class A common stock issued and outstanding, respectively, including 574,764 and 830,210 public shares, which were subject to possible redemption and presented as temporary equity.

As of December 31, 2023 and March 31, 2023, there were no shares of Class B common stock issued and outstanding.

In July 2023, the Company and the Sponsor entered into certain non-redemption agreements (“Non-Redemption Agreements”) with each of six unaffiliated third parties, with respect to a maximum aggregate of 514,773 shares of the Company’s Class A common stock, in exchange for such third parties agreeing not to redeem (or shall use commercially reasonable efforts to request that the Company’s transfer agent reverse any previously submitted redemption demand) such shares in connection with the 2023 Special Meeting, and the Sponsor has agreed to transfer a maximum aggregate of 185,179 Founder Shares pursuant to the Non-Redemption Agreements upon the consummation of the Company’s initial Business Combination.

On July 13, 2023, the Company held the 2023 Special Meeting, at which the Company’s stockholders approved the Third Extension. On the 2023 Special Meeting, the Company’s stockholders holding 255,446 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $2,914,230 (approximately $11.41 per share) was removed from the Company’s Trust Account to pay such holders. Following the redemptions in connection with the 2023 Special Meeting, the Company had 4,357,964 shares of Class A common stock issued and outstanding, including 574,764 public shares.

F-17

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Rights

Each holder of a right will receive one-tenth (1/10) of one share of Class A common stock upon consummation of a Business Combination. In the event the Company will not be the surviving entity upon completion of the Company’s initial Business Combination, each holder of a public right will automatically receive the 1/10 share of Class A common stock underlying such public right (without paying any additional consideration); and each holder of a Private Placement Right or right underlying Units to be issued upon conversion of the Working Capital Loans will be required to affirmatively convert its rights in order to receive the 1/10 share of Class A common stock underlying each right (without paying any additional consideration). If the Company is unable to complete an initial Business Combination within the required time period and public stockholders redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless. The Company will not issue fractional shares upon conversion of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exchange, comply with Section 155 of the Delaware General Corporation Law. The Company will make the determination of how to treat fractional shares at the time of its initial Business Combination and will include such determination in the proxy materials that it will send to stockholders for their consideration of such initial Business Combination.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination.

Additionally, in no event will the Company be required to net cash settle the rights, and the rights may expire worthless.

Representative Warrants and Representative Shares

Upon the closing of the IPO, the Company issued to the Underwriters Representative Warrants, the exercise price of which will be $12.00 per Share, and 101,200 Representative Shares.

The Representative Warrants shall be exercisable, in whole or in part, commencing the later of October 26, 2022 and the closing of the Company’s initial Business Combination and terminating on October 29, 2026. The Company accounted for the 632,500 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative Warrants was estimated to be approximately $1,333,482 (or $2.11 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.18% and (3) expected life of five years. The Representative Warrants and the shares of Class A common stock underlying Representative Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up immediately following October 29, 2021 pursuant to FINRA Rule 5110(e)(1).

The Representative Warrants grants to holders demand and “piggy back” rights for periods of five and seven years from October 29, 2021. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price.

The Underwriters agreed not to transfer, assign or sell any of the Representative Shares without the Company’s prior written consent until the completion of the Business Combination. The Underwriters agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its initial Business Combination within the Combination Period. The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following October 29, 2021 pursuant to FINRA Rule 5110(e)(1).

F-18

TRUGOLF HOLDINGS, INC.

F/K/A DEEP MEDICINE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12 - Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and March 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	March 31, 2023
Assets:
Marketable securities held in Trust Account	1	$6,703,330	$9,160,803

Note 13 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than the followings:

On January 19, 2024, the Company held a special meeting of its stockholders (the “Special Meeting”), at which holders of 3,952,979 shares of the Company’s Class A common stock were present in person or by proxy, constituting a quorum for the transaction of business at the Special Meeting. Stockholders holding 378,744 of the Company’s public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $4,355,556 (approximately $11.50 per share) was removed from the Trust Account to pay such holders. In addition, in connection with the January 26, 2024 meeting to amend certain provisions of DMAQ’s corporate documents allowing DMAQ to extend its existence, an additional 943 shares were redeemed resulting in the removal of an additional $10,845 (approximately $11.50 per share) from the trust account.

On January 31, 2024, the Company issued a press release announcing that on January 31, 2024, it consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.

Effective as of the Closing Date, the Company’s fiscal year end automatically changed from March 31 to December 31. This change aligns the Company’s fiscal year and financial reporting periods with that of TruGolf, Inc.

In connection with the completion of the Business Combination, on the Closing Date, the Company issued TruGolf shareholders 5,750,274 shares of Class A common stock and 1,716,860 shares of Class B common stock pursuant to the Merger Agreement.

On the Closing date, the Company issued 212,752 Class A Common Shares to I-Bankers pursuant to the amendment to the BCMA;

On the Closing date, 280,000 Class A Common Shares were issued to the Company’s former officers and directors;

On the Closing date, 1,316,950 Class A Common shares were issued upon the 13,169,500 rights conversion.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Deep Medicine Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Deep Medicine Acquisition Corp. (the “Company”) as of March 31, 2023 and 2022, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

May 30, 2023, except for Note 7 which is dated July 31, 2023

F-20

DEEP MEDICINE ACQUISITION CORP.

BALANCE SHEETS

	March 31, 2023	March 31, 2022
Assets

Current assets
Cash	$595,536	$877,099
Prepaid expenses	20,408	315,306
Cash and marketable securities held in Trust Account	9,160,803	127,760,867
Total current assets	9,776,747	128,953,272

Total assets	$9,776,747	$128,953,272

Liabilities and Stockholders’ (Deficit)

Current liabilities
Accrued expenses - related party	$6,000	$21,000
Accrued expenses	866,500	15,712
Taxes payable	57,569	-
Loan payable - related party	1,865,000	500,000
Total current liabilities	2,795,069	536,712

Non-current liabilities
Deferred underwriting commissions	4,427,500	4,427,500
Total non-current liabilities	4,427,500	4,427,500

Total liabilities	7,222,569	4,964,212

Commitments
Common stock subject to possible redemption, 830,210 shares at $10.83 per share and 12,650,000 shares at $10.10 per share as of March 31, 2023 and March 31, 2022, respectively	8,994,434	127,765,000

Stockholders’ (Deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2023 and March 31, 2022	-	-
Class A Common stock, $0.0001 par value, 100,000,000 shares authorized, 3,783,200 and 620,700 shares issued and outstanding as of March 31, 2023 and March 31, 2022, respectively (excluding 830,210 shares and 12,650,000 shares, respectively, subject to possible redemption)	378	62
Class B Common stock, $0.0001 par value, 10,000,000 shares authorized, -0- shares and 3,162,500 shares issued and outstanding as of March 31, 2023 and March 31, 2022, respectively	-	316
Additional paid-in capital	-	-
Accumulated deficits	(6,440,634)	(3,776,318)
Total Stockholders’ (Deficit)	(6,440,256)	(3,775,940)

Total Liabilities and Stockholders’ (Deficit)	$9,776,747	$128,953,272

The accompanying notes are an integral part of the financial statements.

F-21

DEEP MEDICINE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended March 31, 2023	For the Year Ended March 31, 2022

Operating expense
Officers compensation	$60,000	$60,000
Franchise taxes	200,000	1,177
General and administrative expenses	1,907,122	348,735
Total operating expense	2,167,122	409,912

Other income
Investment income (loss) on investments held in Trust Account	1,824,459	(4,133)
Total other income	1,824,459	(4,133)

Net loss before income tax	(342,663)	(414,045)

Income tax	57,569	-

Net loss	(400,232)	(414,045)

Net loss per share
Basic and diluted - Class A	$(0.03)	$(0.05)
Basic and diluted - Class B	$(0.03)	$(0.05)
Weighted average number of shares
Basic and diluted - Class A	10,946,277	5,578,069
Basic and diluted - Class B	2,313,390	3,162,500

The accompanying notes are an integral part of the financial statements.

F-22

DEEP MEDICINE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED MARCH 31, 2023 AND 2022

	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficits	Total

Balance, March 31, 2021	-	$-	-	$-	3,162,500	$316	$49,684	$(59,395)	$(9,395)

Class A common stock issued in IPO	-	-	12,650,000	1,265	-	-	126,498,735	-	126,500,000

Offering cost	-	-	-	-	-	-	(2,855,000)	-	(2,855,000)

Deferred underwriting commission	-	-	-	-	-	-	(4,427,500)	-	(4,427,500)

Class A common stock issued for services	-	-	101,200	10	-	-	(10)	-	-

Sale of 519,500 private units	-	-	519,500	52	-	-	5,194,948	-	5,195,000

Class A common stock subject to possible redemption	-	-	(12,650,000)	(1,265)	-	-	(127,763,735)	-	(127,765,000)

Reclassification from negative additional paid-in capital to accumulated deficit	-	-	-	-	-	-	3,302,878	(3,302,878)	-

Net loss	-	-	-	-	-	-	-	(414,045)	(414,045)

Balance, March 31, 2022	-	$-	620,700	$62	3,162,500	$316	$-	$(3,776,318)	$(3,775,940)

Conversion from Class B to Class A	-	-	3,162,500	316	(3,162,500)	(316)	-	-	-

Accretion for Class A common stock to redemption amount	-	-	-	-	-	-	-	(2,264,084)	(2,264,084)

Net loss	-	-	-	-	-	-	-	(400,232)	(400,232)

Balance, March 31, 2023	-	$-	3,783,200	$378	-	$-	$-	$(6,440,634)	$(6,440,256)

The accompanying notes are an integral part of the financial statements.

F-23

DEEP MEDICINE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended March 31, 2023	For the Year Ended March 31, 2022

Cash flows from operating activities:
Net loss	$(400,232)	$(414,045)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Investment income earned on investments held in Trust Account	(1,824,459)	4,133
Changes in operating assets and liabilities:
Prepaid expenses	294,898	(277,806)
Accrued expenses	850,788	14,850
Accrued expenses - related parties	(15,000)	(25,000)
Taxes payable	57,569	-
Net cash (used in) operating activities	(1,036,436)	(697,868)

Cash flows from investing activities:
Distribution for taxes payments	754,873	-
Cash released from trust account	121,034,650	-
Investment of cash in Trust Account	(1,365,000)	(127,765,000)
Net cash provided by (used in) investing activities	120,424,523	(127,765,000)

Cash flows from financing activities:
Proceeds from extension loan – related parties	1,365,000	-
Cash used for common stock redemption	(121,034,650)	-
Proceeds from sale of Units, net of underwriting discounts paid	-	123,970,000
Proceeds from sale of Private Placement Units	-	5,195,000
Payment of offering costs	-	(325,000)
Due to related party	-	(100)
Net cash provided by (used in) financing activities	(119,669,650)	128,839,900

Net increase/(decrease) in cash and cash equivalents	(281,563)	377,032

Cash and cash equivalents at the beginning of the period	877,099	500,067

Cash and cash equivalents at the end of the period	$595,536	$877,099

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial classification of common stock subject to possible redemption	$-	$127,765,000
Deferred underwriting fee payable	$-	$4,427,500
Additional shares issued to sponsor due to upsize of IPO	$-	$28
Reclassification of Class A common stock	$316	$-
Remeasurement for Class A common stock subject to possible redemption	$2,264,084	$-

The accompanying notes are an integral part of the financial statements.

F-24

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Note 1 - Organization and Description of Business Operations

The Company is a blank check company incorporated on July 8, 2020, under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). While the Company may, subject to certain limitations, pursue a Business Combination target with operations or prospects in the digital healthcare and AI in medicine sector in the global market.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from July 8, 2020 (inception) through March 31, 2023, relates to the Company’s formation and its initial public offering (“IPO”), which is described below, and subsequent to IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the cash and marketable securities held in the Trust Account (as defined below). The Company has selected March 31 as its fiscal year end.

On October 29, 2021, the Company consummated its IPO of 12,650,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units, the “Public Shares”) at $10.00 per unit, which included 1,650,000 Units issued pursuant to the full exercise by the Underwriters (as defined below) of their over-allotment option, and the private sale of an aggregate of 519,500 Units (the “Private Placement Units” and with respect to the shares of Class A common stock included in the Units, the “Private Placement Shares”) to its sponsor, Bright Vision Sponsor LLC (the “Sponsor”) and I-Bankers Securities, Inc. (“I-Bankers”) at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $5,195,000 to the Company that closed simultaneously with the closing of the IPO. On December 2, 2021, the Company’s Units no longer traded, and shares of the Company’s Class A common stock and rights underlying the Units commenced trading separately. On February 17, 2023, the Company’s securities were transferred from Nasdaq Global Market to Nasdaq Capital Market (“Nasdaq”).

Transaction costs amounted to $7,282,500 consisting of $2,530,000 in cash of underwriting commissions, $4,427,500 of business combination marketing fee, and $325,000 of other offering costs.

Upon the closing of the IPO on October 29, 2021, the Company deposited $127,765,000 ($10.10 per Unit) from the proceeds of the IPO and certain proceeds of the sales of Private Placement Units in the trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Following the closing of the IPO, cash of $764,101 was held outside of the Trust Account (as defined below) and is available for working capital purposes. As of March 31, 2023, the Company had available cash of $595,536 on its balance sheet, including $554,873 distributed from the Trust Account for the tax payments, and a working capital deficit of $2,179,125. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

On July 12, 2022, the Company entered into a definitive Business Combination Agreement (“Chijet Business Combination Agreement”) with Chijet Inc. (together with its subsidiaries, “Chijet”), each of the referenced holders of Chijet’s outstanding shares (collectively, the “Sellers”), Chijet Motor Company, Inc., a wholly-owned subsidiary of Chijet (“Pubco”), and Chijet Motor (USA) Company, Inc., a wholly-owned subsidiary of Pubco. Chijet indirectly holds an over 85% interest in Shandong Baoya New Energy Vehicle Co., Ltd., a Chinese company (“Baoya”), which is a producer and manufacturer of electric vehicles. In addition, Chijet indirectly holds an over 64% interest in FAW Jilin Automobile Co., Ltd., a Chinese company (“FAW Jilin”), which manufactures and sells traditional fuel vehicles. On September 6, 2022, Chijet Business Combination Agreement was amended to extend the due diligence period until and ended on September 20, 2022, which was subsequently extended to September 30, 2022 pursuant to the second amendment of Chijet Business Combination Agreement, dated September 16, 2022. On September 26, 2022, the Company terminated Chijet Business Combination Agreement and the Company is not obligated to pay any penalties pursuant to the terms of Chijet Business Combination Agreement as a result of the termination.

F-25

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

On March 31, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DMAC Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), TruGolf, Inc., a Nevada corporation (“TruGolf”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the representative for certain stockholders of the Company, and Christopher Jones, an individual, in the capacity as the representative for stockholders of TruGolf. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into TruGolf, with TruGolf surviving as a wholly-owned subsidiary of the Company, and with TruGolf’s equity holders receiving shares of the Company’s common stock.

The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. The shares of Class A common stock are recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to (i) waive its redemption rights with respect to any shares of Class A common stock held by them in connection with the completion of the Business Combination, (ii) waive its redemption rights with respect to any shares of Class A common stock held by them in connection with a stockholder vote to approve an amendment to the Company’s second amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within the Combination Period (as defined below) or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) waive its rights to liquidating distributions from the Trust Account with respect to the shares of Class B common stock they purchased in March 2021 (the “Founder Shares”) or Private Placement Shares if the Company fails to complete the Business Combination within the Combination Period (as defined below). In addition, the Sponsor has agreed to vote any share it held in favor of the Business Combination.

Additionally, each public stockholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s second amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

F-26

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

The Company initially had until October 29, 2022 (or April 29, 2023 if the Company may extend the period of time to consummate a Business Combination) (the “Initial Combination Period”) to complete a Business Combination. On October 19, 2022, an aggregate of $1,265,000 was deposited into the Company’s Trust Account to extend the Company’s time to consummate a Business Combination from October 29, 2022 to January 29, 2023, which amount will be included in the pro rata amount distributed to (i) all of the holders of the Class A common stock sold in the Company’s IPO (“Public Shares”) upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination. If the Company is unable to complete a Business Combination within the Combination Period (as defined below), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below). However, if the Sponsor acquires Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below). The underwriters have agreed to waive their rights to their business combination marketing fees (see Note 9) held in the Trust Account in the event the Company does not complete a Business Combination within the Initial Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.10).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On December 23, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to (i) extend the date by which the Company must consummate its initial Business Combination from January 29, 2023 to July 29, 2023 (the “Combination Period”), or such earlier date as determined by the Company’s board of directors and (ii) provide for the right of a holder of Class B common stock of the Company to convert into Class A common stock of the Company on a one-for-one basis prior to the closing of an initial Business Combination. Subsequently, the Charter Amendment was filed with the Secretary of State of the State of Delaware and stockholders holding all of the issued and outstanding Class B common stock of the Company elected to convert their Class B common stock into Class A common stock of the Company on a one-for-one basis. The Combination Period is extended to July 29, 2023, provided that an additional amount of $50,000 will be deposited into the Trust Account for each month after January 29, 2023.

Accordingly, an aggregate of $100,000 was deposited into the Trust Account as of March 31, 2023 and an additional $100,000 has been deposited subsequently. In addition, 3,162,500 shares of Class B common stock of the Company were cancelled, and 3,162,500 shares of Class A Common Stock were issued to such converting Class B stockholders. The 3,162,500 shares of Class A common stock issued pursuant to the conversion are subject to the same restrictions applicable to the Class B common stock before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for our IPO. Additionally, stockholders holding 11,819,790 shares of the Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $121,034,650 (approximately $10.24 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company had 830,210 Public Shares outstanding.

F-27

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Underwriting Agreement and Business Combination Marketing Agreement

The Company engaged I-Bankers as the representative of the underwriters (the “Underwriters”) in the IPO of the Company’s Class A common stock for $110 million and the simultaneous listing on Nasdaq. Pursuant to that certain underwriting agreement, I-Bankers acted as the representative of the Underwriters of the IPO for 11,000,000 Units at $10.00 per Unit, plus an over-allotment option equal to 15% of the number of Units offered, or 1,650,000 Units, which was exercised in full simultaneously upon the closing of the IPO. The Company paid I-Bankers underwriters’ commission of $2,530,000, equal to 2.0% of the gross proceeds raised in the IPO for such services upon the consummation of the IPO (exclusive of any applicable finders’ fees which might become payable).

Upon the closing of the IPO, the Company issued to I-Bankers a five-year warrant to purchase 632,500 Shares of Class A common stock, equal to 5.0% of the Shares issued in the IPO (“Representative Warrants”). The exercise price of Representative Warrants is $12.00 per Share. In addition, I-Bankers was issued 101,200 shares of Class A common stock upon the consummation of IPO (“Representative Shares”).

In addition, under a business combination marketing agreement, the Company has engaged I-Bankers as an advisor in connection with the Business Combination and will pay I-Bankers a cash fee for such marketing services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the underwriters’ over-allotment option. The fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Liquidity and Capital Resources

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the IPO, proceeds from related party loan and such amount of proceeds from the IPO that were placed in an account outside of the Trust Account for working capital purposes. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

As of March 31, 2023 and March 31, 2022, the Company had loans payable to the Sponsor and its affiliates in amount of $1,865,000 and $500,000, respectively, including a promissory note of up to $500,000, dated March 15, 2021, between the Company and the Sponsor (the “Sponsor Note”). The Sponsor Note is unsecured with zero interest. These amounts will be repaid upon completion of an initial Business Combination. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the Sponsor Note.

On October 15, 2022, the Company issued two promissory notes in an aggregate principal amount of $1,265,000 (collectively, the “Sponsor Affiliate Notes”) to two affiliates of the Company’s Sponsor (collectively, the “Sponsor Affiliates”), in connection with the extension of the Initial Combination Period from October 29, 2022 to January 29, 2023. The Sponsor Affiliate Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company.

On October 19, 2022, an aggregate of $1,265,000 was deposited into the Trust Account, which amount will be included in the pro rata amount distributed to (i) holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination.

F-28

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

On February 9, 2023, the Company issued a promissory note in an aggregate principal amount of $300,000 to an affiliate of the Company’s Sponsor, in connection with the extension of the Company’s time to consummate an initial Business Combination from January 29, 2023 to July 29, 2023, provided that a monthly payment of $50,000 will be deposited into the Trust Account after January 29, 2023. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Accordingly, an aggregate of $100,000 was deposited into the Company’s Trust Account as of March 31, 2023 and an additional $100,000 has been deposited subsequently.

The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to (other than as described above), loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Going Concern and Management’s Plan

The Company expects to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial Business Combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial Business Combination target. In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by stockholders).

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the consummation of a Business Combination or for a period of time within one year after the date that these financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

F-29

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of US Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act and modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company had cash of $595,536 on its balance sheet, including $554,873 distributed from the Trust Account for the tax payments as of March 31, 2023, and cash of $877,099 as of March 31, 2022. The Company had no cash equivalent as of March 31, 2023 and March 31, 2022.

Marketable Securities Held in Trust Account

At March 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. As of March 31, 2023 and March 31, 2022, the marketable securities held in the Trust Account were $9,160,803 and $127,760,867, respectively.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

F-30

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

At March 31, 2023, the common stock subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$126,500,000
Less:
Common stock issuance costs	(2,855,000)
Plus:
Remeasurement of carrying value to redemption value	4,120,000
Common stock subject to possible redemption, March 31, 2022	$127,765,000
Less:
Distribution for redemption	(121,034,650)
Plus:
Remeasurement of carrying value to redemption value	2,264,084
Common stock subject to possible redemption, March 31, 2023	$8,994,434

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Fair Value Measurements

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

F-31

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Warrants

ASC Topic 480 requires a reporting entity to classify certain freestanding financial instruments as liabilities (or in some cases as assets). ASC 480-10-S99 addresses concerns raised by the SEC regarding the financial statement classification and measurement of securities subject to mandatory redemption requirements or whose redemption is outside the control of the issuer. If the stock subject to mandatory redemption provisions represents the only shares in the reporting entity, it must report instruments in the liabilities section of its statement of financial position. The stock subject must then describe them as shares subject to mandatory redemption, so as to distinguish the instruments from other financial statement liabilities. The Company concludes that the warrants to I-Bankers do not exhibit any of the above characteristics and, therefore, are outside the scope of ASC 480. The warrants were issued in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity.

Stock Based Compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On July 8, 2020, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

During the year ended March 31, 2023, the Company generated taxable income of $274,139 and thus accrued and recognized income tax expense of $57,569. Significant components of the Company’s deferred tax assets and liabilities as of March 31, 2023 and March 31, 2022 after applying enacted corporate income tax rate, is net operating loss carryforward of $0 and $0, and a valuation allowance of $0 and $0, respectively, which the total deferred tax asset was $0 in both years ended March 31, 2023 and March 31, 2022.

The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards, and credits. Valuation allowances on deferred tax assets are recognized if it is determined that it is more likely than not that the asset will not be realized.

F-32

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Net Loss per Share of Common Stock

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings per Share.” Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock issued and outstanding for the period, excluding shares of common stock subject to forfeiture. At March 31, 2023 and March 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings (loss) of the Company. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period.

	For the Year Ended March 31, 2023	For the Year Ended March 31, 2022

Numerator:
Net loss	$(400,232)	$(414,045)

Denominator:
Basic and diluted loss per share – Class A	$(0.03)	(0.05)
Basic and diluted loss per share – Class B	$(0.03)	$(0.05)
Denominator for basic and diluted earnings per share - Weighted-average shares of Class A common stock issued and outstanding during the period	10,946,277	5,578,069
Denominator for basic and diluted earnings per share - Weighted-average shares of Class B common stock issued and outstanding during the period	2,313,390	3,162,500

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Recent Accounting Pronouncements

In August 2020, the FASB issued FASB ASU Topic 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 - Related Party Transactions

Accrued Expenses - Related Parties

As of March 31, 2023 and March 31, 2022, the Company had accrued expenses – related parties in amount of $6,000 and $21,000, respectively, of which $6,000 was in connection with the accrued non-cash compensation to the Company’s management and directors. Pursuant to the executed Offer Letters, the Company agreed to pay the Company’s Chief Financial Officer $5,000 in cash per month starting from August 1, 2020, and the Company’s officers and directors an aggregate of 300,000 post Business Combination shares within 10 days following a Business Combination, with the same lock-up restrictions and registration rights as the Founder Shares. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.02 per share. As of March 31, 2023 and March 31, 2022, the accrued expenses related to the cash compensation to the Company’s Chief Financial Officer was $0 and $15,000, respectively.

F-33

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Loan Payable – Related Party

As of March 31, 2023 and March 31, 2022, the Company had loans payable to the Sponsor and its affiliates in amount of $1,865,000 and $500,000, respectively, including a promissory note of up to $500,000, dated March 15, 2021, between the Company and the Sponsor (the “Sponsor Note”). The Sponsor Note is unsecured with zero interest. The proceeds of the Sponsor Note were used to pay a portion of the offering expenses of the IPO. These amounts will be repaid upon completion of an initial Business Combination. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Company, be obligated personally for any obligations or liabilities of the Sponsor Note.

On October 15, 2022, the Company issued the Sponsor Affiliate Notes in an aggregate principal amount of $1,265,000 to the Sponsor Affiliates, in connection with the extension of the Initial Combination Period from October 29, 2022 to January 29, 2023. The Sponsor Affiliate Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. On October 19, 2022, an aggregate of $1,265,000 was deposited into the Company’s Trust Account, which amount will be included in the pro rata amount distributed to (i) holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Company’s initial Business Combination.

On February 9, 2023, the Company issued a promissory note in an aggregate principal amount of $300,000 to an affiliate of the Company’s Sponsor, in connection with the extension of the Company’s time to consummate an initial Business Combination from January 29, 2023 to July 29, 2023, provided that a monthly payment of $50,000 will be deposited into the Trust Account after January 29, 2023. This note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company. Accordingly, an aggregate of $100,000 has been deposited into the Company’s Trust Account as of March 31, 2023 and additional $100,000 has been deposited subsequently.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement- equivalent units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2023 and March 31, 2022, no Working Capital Loans were outstanding.

Note 4 - Commitments and Contingency

Registration Rights

The holders of the Founder Shares, Private Placement Units (and their underlying securities), the Representative Shares, the Representative Warrants (and their underlying securities), the 300,000 shares of Class A common stock issuable to the Company’s directors and officers within 10 days following the Business Combination and any Units that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-34

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

Underwriting Agreement

The Company had granted the Underwriters a 30-day option from the date of IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

Simultaneously upon the closing of the IPO, the Underwriters exercised the over-allotment option in full. As such, the Underwriters were paid an underwriting discount and commission of $0.20 per Unit, or $2,530,000 in the aggregate payable upon the closing of the IPO, and I-Bankers was entitled to a business combination marketing fee of $4,427,500 in the aggregate, which is held in the Trust Account and payable upon completion of the Business Combination.

Note 5 - Stockholders’ Equity

The Company is authorized to issue a total of 111,000,000 shares, par value of $0.0001 per share, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

As of March 31, 2023 and March 31, 2022, no shares of Preferred Stock were issued or outstanding. The designations, voting and other rights and preferences of the Preferred Stock may be determined from time to time by the Company’s board of directors.

As of March 31, 2023 and March 31, 2022, there were 3,783,200 shares and 620,700 shares of Class A common stock issued and outstanding, respectively, excluding 830,210 shares and 12,650,000 shares of Class A common stock, respectively, which are subject to possible redemption and presented as temporary equity.

As of March 31, 2023 and March 31, 2022, there were no shares and 3,162,500 shares of Class B common stock issued and outstanding, respectively.

Subsequent to the Company’s special meeting of stockholders held on December 23, 2022, stockholders holding all of the issued and outstanding Class B common stock of the Company elected to convert their Class B common stock into Class A common stock of the Company on a one-for-one basis. The Combination Period is extended to July 29, 2023, provided that an additional amount of $50,000 will be deposited into the Trust Account for each month after January 29, 2023. In addition, 3,162,500 shares of Class B common stock of the Company were cancelled, and 3,162,500 shares of Class A Common Stock were issued to such converting Class B stockholders. The 3,162,500 shares of Class A common stock issued pursuant to the conversion are subject to the same restrictions applicable to the Class B common stock before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for our IPO. Additionally, stockholders holding 11,819,790 shares of the Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, $121,034,650 (approximately $10.24 per share) was removed from the Company’s Trust Account to pay such holders. Following redemptions, the Company had 830,210 Public Shares outstanding.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of Class A common stock upon consummation of a Business Combination. In the event the Company will not be the surviving entity upon completion of the Company’s initial Business Combination, each holder of a public right will automatically receive the 1/10 share of Class A common stock underlying such public right (without paying any additional consideration); and each holder of a Private Placement Right or right underlying Units to be issued upon conversion of the Working Capital Loans will be required to affirmatively convert its rights in order to receive the 1/10 share of Class A common stock underlying each right (without paying any additional consideration). If the Company is unable to complete an initial Business Combination within the required time period and public stockholders redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless. The Company will not issue fractional shares upon conversion of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exchange, comply with Section 155 of the Delaware General Corporation Law. The Company will make the determination of how to treat fractional shares at the time of its initial Business Combination and will include such determination in the proxy materials that it will send to stockholders for their consideration of such initial Business Combination.

F-35

DEEP MEDICINE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2023

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination.

Additionally, in no event will the Company be required to net cash settle the rights, and the rights may expire worthless.

Representative Warrants and Representative Shares

Upon the closing of the IPO, the Company issued to the Underwriters Representative Warrants, the exercise price of which will be $12.00 per Share, and 101,200 Representative Shares.

The Representative Warrants shall be exercisable, in whole or in part, commencing the later of October 26, 2022 and the closing of the Company’s initial Business Combination and terminating on October 29, 2026. The Company accounted for the 632,500 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative Warrants was estimated to be approximately $1,333,482 (or $2.11 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.18% and (3) expected life of five years. The Representative Warrants and the shares of Class A common stock underlying Representative Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up immediately following October 29, 2021 pursuant to FINRA Rule 5110(e)(1).

The Representative Warrants grants to holders demand and “piggy back” rights for periods of five and seven years from October 29, 2021. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price.

The Underwriters agreed not to transfer, assign or sell any of the Representative Shares without the Company’s prior written consent until the completion of the Business Combination. The Underwriters agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its initial Business Combination within Initial Combination Period. The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following October 29, 2021 pursuant to FINRA Rule 5110(e)(1).

Note 6 - Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and March 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2023	March 31, 2022
Assets:
Marketable securities held in Trust Account	1	$9,160,803	$127,760,867

Note 7 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date these financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than the followings:

On July 13, 2023, the Company held a special meeting of the Company’s stockholders, at the Company’s stockholders approved a charter amendment to extend the date by which the Company must consummate its initial business combination from July 29, 2023 to January 29, 2024, or such earlier date as determined by the Company’s board of directors. The Company’s stockholders holding 255,446 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $2,914,230 (approximately $11.41 per share) was removed from the Company’s trust account to pay such holders. Following redemptions, the Company had 4,357,964 Class A Shares issued and outstanding, including 574,764 public shares.

F-36

TRUGOLF, INC

FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of TruGolf, Inc

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TruGolf, Inc (the Company) as of December 31, 2023, and the related statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the year then ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

We have served as the Company’s auditor since 2024.
Salt Lake City, Utah
April 17, 2024

F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

TruGolf, Inc.

Centerville, Utah

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TruGolf, Inc. (the “Company”) at December 31, 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CohnReznick LLP

CohnReznick LLP

We have served as the Company’s auditor since 2022 (such date takes into account the acquisition of certain people and assets of Daszkal Bolton LLP by CohnReznick LLP effective March 1, 2023)

Boca Raton, Florida

July 31, 2023

F-39

TRUGOLF, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2023 and 2022

	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$3,297,564	$9,656,266
Restricted cash	2,100,000	-
Marketable investment securities	2,478,953	-
Accounts receivable, net	2,398,872	1,744,637
Inventory, net	2,119,084	2,121,480
Prepaid expenses	262,133	147,748
Other current assets	-	17,840
Total current assets	12,656,606	13,687,971

Property and equipment, net	234,308	165,536
Right-of-use assets	972,663	732,877
Other long-term assets	1,905,983	-

Total assets	$15,769,560	$14,586,384

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,059,771	$1,463,337
Customer deposits	1,704,224	2,712,520
Notes payable, current portion	9,425	105,213
Notes payable to related parties, current portion	1,237,000	937,000
Line of credit, bank	802,738	545,625
Margin line of credit account	1,980,937	-
Convertible notes payable	954,622	578,481
Accrued interest	459,872	92,552
Accrued and other current liabilities	1,125,495	750,676
Lease liability, current portion	334,255	224,159
Total current liabilities	10,668,339	7,409,563

Non-current liabilities:
Notes payable, net of current portion	2,402,783	288,618
Note payables to related parties, net of current portion	861,000	1,148,000
Dividend notes payable	4,023,923	7,660,784
Gross sales royalty payable	1,000,000	1,000,000
Lease liability, net of current portion	668,228	510,178
Other liabilities	63,015	-
Total liabilities	19,687,288	18,017,143

Stockholders’ deficit:
Preferred stock, $0.01 par value, 10 million shares authorized; zero shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.01 par value, 190 million shares authorized; 13,098 and 11,308 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively.	120	100
Treasury stock at cost, 4,692 shares of common stock held at December 31, 2023 and December 31, 2022, respectively	(2,037,000)	(2,037,000)
Additional paid-in capital	10,479,738	681,956
Accumulated other comprehensive loss	(1,662)	-
Accumulated losses	(12,358,924)	(2,075,815)
Total stockholders’ deficit	(3,917,728)	(3,430,759)

Total liabilities and stockholders’ deficit	$15,769,560	$14,586,384

The accompanying notes are an integral part of these financial statements.

F-40

TRUGOLF, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	2023	2022

Revenues, net	$20,583,851	$20,227,331
Cost of revenues	(7,825,768)	(7,018,378)
Gross profit	12,758,083	13,208,953

Operating expenses:
Royalties	709,640	550,963
Salaries, wages and benefits	9,681,323	6,973,227
Selling, general and administrative	11,027,332	4,952,381
Total operating expenses	21,418,295	12,476,571

(Loss) income from operations	(8,660,212)	732,382

Other (expenses) income:
Interest income	108,011	-
Interest expense	(1,730,908)	(1,589,223)
Loss on investment	-	(100,000)
Total other expense	(1,622,897)	(1,689,223)
Loss from operations before income taxes	(10,283,109)	(956,841)

Provision for income taxes	-	-
Net loss	(10,283,109)	(956,841)

Basic and diluted net loss per share attributable to common stockholders	$(857.35)	$(84.62)

Basic and diluted weighted average common shares	11,994	11,308

The accompanying notes are an integral part of these financial statements.

F-41

TRUGOLF, INC.

STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	2023	2022

Net loss	$(10,283,109)	$(956,841)

Other comprehensive income:

Unrealized loss in fair value of short-term investments	(1,662)	-

Comprehensive loss	$(10,284,771)	$(956,841)

The accompanying notes are an integral part of these financial statements.

F-42

TRUGOLF, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	Preferred Stock		Common Stock		Treasury Stock		Additional	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Loss	Losses	Deficit

Balance, December 31, 2021	-	$-	11,308	$100	(4,692)	$(2,037,000)	$-	$-	$(1,118,974)	$(3,155,874)

Fair value of warrants granted							681,956			681,956

Net loss	-	-	-	-	-	-	-	-	(956,841)	(956,841)

Balance, December 31, 2022	-	$-	11,308	$100	(4,692)	$(2,037,000)	$681,956	$-	$(2,075,815)	$(3,430,759)

Issuance of common stock to consultants for services	-	-	821	9	-	-	4,493,324	-	-	4,493,333

Issuance of common stock to employees for services	-	-	252	3	-	-	1,379,193	-	-	1,379,196

Issuance of common stock for conversion of dividend payable	-	-	717	8	-	-	3.925.265	-	-	3,925,273

Unrealized loss in fair value of short-term investments	-	-	-	-	-	-	-	(1,662)	-	(1,662)

Net loss	-	-	-	-		-	-		(10,283,109)	(10,283,109)

Balance, December 31, 2023	-	$-	13,098	$120	(4,692)	$(2,037,000)	$10,479,738	$(1,662)	$(12,358,924)	$(3,917,728)

The accompanying notes are an integral part of these financial statements.

F-43

TRUGOLF, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	2023	2022
Cash flows from operating activities:
Net loss	$(10,283,109)	$(956,841)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	58,641	60,667
Amortization of convertible notes original issue discount	97,111	240,048
Amortization of right-of-use asset	298,208	165,535
Fair value of warrants in excess of fair value of debt	93,530	445,032
Bad debt expense	681,479	-
Loss on equity investment	-	100,000
Stock issued for services	5,872,529	-
Changes in operating assets and liabilities:
Marketable investment securities	12,530	-
Accounts receivable, net	(1,335,714)	(244,355)
Inventory, net	2,396	(265,615)
Prepaid expenses	(114,385)	210,335
Other current assets	17,840	(140)
Other assets	(1,905,983)	-
Accounts payable	596,434	786,084
Customer deposits	(1,008,296)	118,172
Accrued interest payable	615,582	92,552
Accrued and other current liabilities	374,819	208,515
Other liabilities	63,015	-
Lease liability	(269,848)	(168,110)
Net cash (used in) provided by operating activities	(6,133,221)	791,879

Cash flows from investing activities:
Purchase of property and equipment	(127,413)	(41,430)
Purchase of short-term investments	(2,493,145)	-
Net cash used in investing activities	(2,620,558)	(41,430)

Cash flows from financing activities:
Proceeds from line of credit	1,980,937	-
Proceeds from notes payable	2,433,059	-
Repayments of notes payable	(107,569)	(125,511)
Repayments of notes payable - related party	(37,000)	(287,000)
Proceeds from convertible notes	185,500	575,357
Repayment of line of credit
Dividends paid	40,150	(1,965,706)
Net cash provided by (used in) financing activities	4,495,077	(1,802,860)

Net change in cash, cash equivalents, and restricted cash	(4,258,702)	(1,052,411)

Cash, cash equivalents, and restricted cash, beginning of period	9,656,266	10,708,677

Cash, cash equivalents and restricted cash, end of period	$5,397,564	$9,656,266

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,115,332	$602,255
Conversion of dividend noted payable and accrued interest	$3.925,273	-
Conversion of note payable to line of credit	$257,113	-
Warehouse lease	$537,994	-

The accompanying notes are an integral part of these financial statements.

F-44

TRUGOLF INC.

NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

For over 40 years, TruGolf, Incorporated (or “the Company”, “we”, “us”, or “our”) has been creating indoor golf software and hardware and are focused on both the residential and commercial golf simulation industries. We design, develop, manufacture and sell golf simulators for residential and commercial applications. We offer portable, professional, commercial and custom simulators. In addition, to bundling our software with our simulators, we offer our E6 Connect software and gaming software on a standalone basis. We have leveraged the power of our hardware and software platform to create a collection of multi-sport games including football, soccer, soccer golf, frisbee golf, zombie dodgeball, and cowboy target practice.

As described in Note 20 – Subsequent Events, on January 31, 2024, subsequent to the fiscal year ended December 31, 2023, we completed the previously announced business combination pursuant to the terms of the Business Combination Agreement, dated as of July 21, 2023, which provided for, among other things with TruGolf Nevada being the surviving corporation of the merger and having become a direct, wholly owned subsidiary of Deep Medicine Acquisition Corp. (“DMAC”), a Delaware corporation and our predecessor company (“DMAQ”) as a consequence of the merger (together with the other transactions contemplated by the Business Combination Agreement). In connection with the consummation of the Business Combination, DMAQ changed its name to TruGolf Holdings, Inc. TruGolf Holdings, Inc.’s Class A common stock commenced trading on The Nasdaq Capital Market LLC under the ticker symbol “TRUG” on February 1, 2024.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. Continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meets its financial requirements, raise additional capital, and the success of its future operations.

Under the rules of ASC Subtopic 205-40 “Presentation of Financial Statements-Going Concern” (“ASC 205-40”), the Company is required to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that these interim financial statements are issued or available to be issued. This evaluation takes into account the Company’s current available cash and projected cash needs over the one-year evaluation period but may not consider things beyond its control.

In 2022 and prior years, the Company has reported operating income and positive operating cash flows. However, for 2023, the Company has experienced operating losses due primarily to expensing consulting fees and issuing common stock associated with the services provided by third-party consultants related to the propose DMAC business combination (See Note 20 – Subsequent Events), used cash from operations, and relied on the capital raised from related parties and institutional financing to continue ongoing operations. We may or may not be able to raise additional capital or obtain additional institutional financing due to future economic conditions. In particular, the lending criteria are currently tightening in the United States, and we have experienced a decline in demand for our products, which are in the category of “lifestyle purchases”. These factors, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. In response to these conditions, the Company’s management has prepared the following financing plan, which we believe mitigates the going concern uncertainty:

We project that we will be able to meet our debt service and other cash obligations for at least the next 12 months. Our significant projected cash commitments relate primarily to debt service and operating expenses. We anticipate the cash required to service our debt to be between $900,000 to $2,300,000. The $2,300,000 assumes (1) the convertible notes are retired by cash payment rather than conversion into our stock at maturity and (2) the note payable – ARJ Trust (See Note 10 – Related Party Notes Payable) are retired at maturity. These notes are controlled by the Company’s Chief Executive Officer and have historically been extended (13 times) in one-year increments. The Morgan Stanley margin line of credit account is 100 percent secured with the short-term investments held in the brokerage account. The Morgan Stanley margin line of credit account would be retired through liquidation of the investments. At December 31, 2023, the Company had an additional $341,544 in availability on the Morgan Stanely margin line of credit account.

F-45

Our significant projected cash requirements related primarily to operating expenses for the next 12 months include $7,000,000 to $8,000,000 for employees’ salaries, wages and benefits, $950,000 to $1,200,000 for installation and customers service, and $1,000,000 to $1,200,000 for development of software and hardware. For the year ending December 31, 2023, we spent an average of six percent of total sales on our marketing and business development efforts. For the next twelve months (through December 2024), we anticipate spending seven to nine percent of total projected sales, or $2,100,000 to $2,700,000 on marketing and business development. Upon closing the business combination, we anticipate our marketing and business development spend to be closer to fifteen percent and as high as twenty percent. Due to the timing of our sales and cash receipts, we project to generate sufficient recurring cash flow to cover our selling, general and administrative expenses each period. No assurances can be given that the results anticipated by our projections will occur. With respect to long-term liquidity requirements, approximately $7,400,000 of our debt matures in years 2025 to 2033.

In the event the projected results do not occur, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product offerings and other strategic initiatives. Additionally, we would reduce the number of new hires planned in 2024, and implement cost reduction measures such as a reduction in headcount, reducing the planned sales and marketing expense among other cost reduction measures. We may also issue common stock to potential investors to increase our liquidity.

Management believes the plan outlined above provides an opportunity for the Company to continue as a going concern.

Use of Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The application of many accounting principles requires us to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and they and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts first become known. Estimates and assumptions include collectability of our accounts receivable, net realizable value of our inventory and valuation of warrants.

Revenue Recognition

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) standards - Topic 606 “Revenue from Contracts with Customers” (“Topic 606”). When entering into contracts with our customers, we review the following five steps of Topic 606:

i.	Identify the contract with the customer.
ii.	Identify the performance obligation.
iii.	Determine the transaction price.
iv.	Allocate the transaction price to the performance obligation.
v.	Evaluate the satisfaction of the performance obligation.

We account for contracts, with our customers, when we have approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

Under Topic 606, we recognize revenue only when we satisfy a performance obligation by transferring a promised good or service to our customer and completion of all performance obligations. A good or service is considered transferred when the customer obtains control. The standard defines control as an entity’s ability to direct the use of, and obtain substantially all of the remaining benefits from, an asset. We recognize revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer:

i.	We have a right to a payment for the product or service.

F-46

ii.	The customer has legal title to the product.
iii.	We have transferred physical possession of the product to the customer.
iv.	The customer has the risk and rewards of ownership of the product.
v.	The customer has accepted the product.

Revenue Recognition for Golf Simulators. Revenues from the sale of golf simulators are recognized with the selling price to the customer recorded as revenues and the acquisition cost of the product recorded as cost of revenues. We recognize revenue from these transactions when control has passed to the customer and the performance obligations have been satisfied. Control is considered to have passed to the customer when the simulators has been delivered, installed and accepted by the customer. Golf simulators are bundled and are comprised of both hardware and a software license (for the software to operate the simulator). Our simulator contracts with customers generally do not include multiple performance obligations.

Revenue Recognition for Content Software Subscriptions. The Company offers content software subscriptions for one and twelve months. We recognize revenue from these transactions when control has passed to the customer and the performance obligations have been satisfied. Control is considered to have passed to the customer when the software license has been delivered and accepted by the customer. The content software subscription revenue is recognized over the term of the contract.

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Financial Accounting Standards Board (“FASB”) fair value measurement guidance established a fair value hierarchy that prioritizes the inputs used to measure fair value. The three broad levels of the fair value hierarchy are as follows:

Level 1 –	Quoted prices (unadjusted) in active markets for identical assets or liabilities,
Level 2 –	Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly,
Level 3 –	Unobservable inputs for which little or no market data exists, therefore requiring a company to develop its own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observable inputs may result in a reclassification of assets and liabilities within the three levels of the hierarchy outlined above.

The carrying amounts of certain financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable, and derivative liability approximate fair value due to their relatively short maturities. The following table shows the Company’s cash, cash equivalents, restricted cash and marketable investment securities by significant investment category as of December 31, 2023 (As of December 31, 2022, there were no marketable investment securities):

	Adjusted Cost	Allowance for Credit Losses	Total Unrealized Gains / (Losses)				Marketable Investment Securities
Cash (including restricted cash)	$5,342,348		$		$5,342,348	$5,342,348	$-
Level 1:							-
Money market funds	55,216	-		-	55,216	55,216
Subtotal	5,397,564	-		-	5,397,564	5,397,564	-
Level 2:
Corporate fixed income securities	449,819	-		2,863	452,682	-	452,682
U.S. treasury securities	2,030,796	-		(4,525)	2,026,271	-	2,026,271
Subtotal	2,480,615	-		(1,662)	2,478,953	-	2,478,953
Total	$7,878,179	-		$(1,662)	$7,876,517	$5,397,564	$2,478,953

	December 31, 2023
	Adjusted Cost	Fair Value
Convertible notes payable (Level 3)	$954,622	$954,622

	December 31, 2022
	Adjusted Cost	Fair Value
Convertible notes payable (Level 3)	$578,481	$578,481

For our Level 3 unobservable inputs, we calculate a discount rate based on the U.S. prime rate of 10.00% and 7.75% as of December 31, 2023, and 2022, respectively.

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Cash, Cash Equivalents and Restricted Cash

Cash primarily consists of cash, demand and savings deposits which are highly liquid. The Company considers highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less to be cash equivalents. Restricted cash is balance pledged to a financial institution as collateral for a $2 million line of credit. See Note 11 – Lines of Credit. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. As of December 31, 2023 and 2022, the amount in excess of federally insured limits was $4,251,124 and $9,198,618, respectively.

Marketable Investment Securities

The Company’s marketable investment securities are comprised of investments in corporate fixed income securities and U.S. Treasury securities. The Company designates investments in debt securities as available-for-sale. Available-for-sale debt securities with original maturities of three months or less from the date of purchase are classified within cash and cash equivalents. Available-for-sale debt securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of stockholders’ equity, net of tax. Realized gains and losses on the sale of marketable securities are determined using the average cost method on a first-in, first-out basis and recorded in total other income (expense), net in the statements of operations and comprehensive loss.

The available-for-sale debt securities are subject to a periodic impairment review. For investments in an unrealized loss position, the Company writes down the amortized cost basis of the investment if it is more likely than not that the Company will be required or will intend to sell the investment before recovery of its amortized cost basis. For investments not likely to be sold before recovery of the amortized cost basis, the Company determines whether a credit loss exists by considering information about the collectability of the instrument, current market conditions, and reasonable and supportable forecasts of economic conditions. The Company recognizes an allowance for credit losses up to the amount of the unrealized loss when appropriate. Allowances for credit losses and write-downs are recognized in total other income (expense), net, and unrealized losses not related to credit losses are recognized in accumulated other comprehensive loss. There are no allowances for credit losses recorded for the periods presented.

Accounts Receivable, net

We manage credit risk associated with our accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326)., the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

We believe the concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals and other monitoring procedures.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. Based on management’s evaluation, there is a balance in the allowance for doubtful accounts of $1,227,135 and $527,136 as of December 31, 2023, and 2022, respectively.

Inventory, net

All of our inventory consists of raw materials and are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on an average or specific cost basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. As of December 31, 2023, and 2022, the Company had $429,050 and $304,050, respectively, reserved for obsolete inventory.

Property and Equipment, net

Our property and equipment are recorded at cost and depreciated using the straight-line over the estimated useful lives. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our statements of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

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We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Depreciation expense for the years ended December 31, 2023, and 2022 were $58,641 and $60,667, respectively. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Software and computer equipment	3 to 10 years
Furniture and fixtures	3 to 15 years
Vehicles	5 years
Equipment	5 to 10 years

Impairment of Long-lived Assets

Our long-lived assets principally consist of property and equipment and right-of-use assets. We review, on a regular basis, our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In reviewing for impairment, the carrying value of such assets is compared to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to reduce the carrying value of the asset to its estimated fair value. The determination of future cash flows as well as the estimated fair value of long-lived and intangible assets involves significant estimates and judgment on the part of management. Our estimates and assumptions may prove to be inaccurate due to factors such as changes in economic conditions, changes in our business prospects or other changing circumstances. Based on our most recently completed reviews, there were no indications of impairment associated with our long-lived assets.

Leases

Our lease portfolio is substantially comprised of operating leases related to leases for our corporate headquarters and warehouse.

We determine whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset, and we have the right to control the asset for a period of time in exchange for consideration. Lease arrangements can take several forms. Some arrangements are clearly within the scope of lease accounting, such as a real estate contract that provides an explicit contractual right to use a building for a specified period of time in exchange for consideration. However, the right to use an asset can also be conveyed through arrangements that are not leases in form, such as leases embedded within service and supply contracts. We analyze all arrangements with potential embedded leases to determine if an identified asset is present, if substantive substitution rights are present, and if the arrangement provides the customer control of the asset.

Operating lease right-of-use (“ROU”) assets represent our right to use an individual asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide the lessor’s implicit rate, we use our incremental borrowing rate (“IBR”) at the commencement date in determining the present value of lease payments by utilizing a fully collateralized rate for a fully amortizing loan with the same term as the lease.

Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term. Our leases can include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when such renewal options and/or termination options are reasonably certain of exercise.

A ROU asset is subject to the same impairment guidance as assets categorized as property and equipment. As such, any impairment loss on ROU assets is presented in the same manner as an impairment loss recognized on other long-lived assets.

A lease modification is a change to the terms and conditions of a contract that changes the scope or consideration of a lease. For example, a change to the terms and conditions to the contract that adds or terminates the right to use one or more underlying assets, or extends or shortens the contractual lease term, is a modification. Depending on facts and circumstances, a lease modification may be accounted for as either: (1) the original lease plus the lease of a separate asset(s) or (2) a modified lease. A lease will be remeasured if there are changes to the lease contract that do not give rise to a separate lease.

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Cost of Revenues

Cost of revenue includes direct materials, labor, manufacturing overhead costs and reserves for estimated warranty cost (excluding depreciation). Cost of revenue also includes charges to write down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand. As a result of the introduction new simulator products in late 2022 and the sunsetting of older hardware models, in 2023, management reviewed the inventory and recorded an additional $721,000 in inventory write-down and an additional $125,000 in allowance for obsolescence. During 2022, the Company announced upgrades to the current simulators along with the next generation of launch monitors to be available in 2023. In 2022, management reviewed the inventory and recorded a $991,429 write down and an additional $250,000 allowance for obsolescence.

Royalties

We have royalty agreements with certain software suppliers to pay royalties based on the number of units and subscriptions sold. The royalty percentages range between 20% and 30%. During 2023 and 2022, we expensed $709,640 and $550,963, respectively, to our software resell partners.

Salaries, Wages, and Benefits

Salaries, wages and benefits are expenses earned by employees and outside contractors of the Company and are expensed as incurred. Included in salaries, wages and benefits are employer payroll taxes, health, dental and life insurance costs of $397,995 and $685,144 for the years ended December 31, 2023, and 2022, respectively. Contract labor was $1,029,412 and $895,868 for the years ended December 31, 2023, and 2022, respectively. As of December 31, 2023 and 2022, we had $326,516 and $278,565, respectively, in accrued salaries, wages and benefits.

In October 2023, The Board of Directors awarded and authorized the issuance of 126 shares each of TruGolf common stock to two executives at the estimated fair value. Accordingly, the Company recorded $1,379,196 in employee stock non-cash, compensation expense.

Selling, General and Administrative

Sales and marketing costs consist primarily of installation and customer service costs, advertising through social media platforms, the creation of promotional videos for current and new products, membership industry associations, exhibiting at trade shows and other business development activities. Sales and marketing costs are expensed as incurred. For the years ended December 31, 2023, and 2022, total sales and marketing expenses were $2,597,779 and $1,727,293, respectively.

General and administrative expenses are expensed as incurred and consist primarily of the following:

	For the years ended December 31,
	2023	2022
Stock issued to consultants for services (See Note 16 – Stockholders’ Deficit)	$4,493,333	$-
Professional fees	905,204	932,122
Bad debt	681,479	-
License and association dues	503,914	516,477
Facilities including rent and utilities	595,337	439,717
Bank and credit card processing fees	357,535	357,533
Other general corporate related expenses	892,751	2,706,532
	$8,429,553	$4,952,381

F-50

Income Taxes

The Company, with stockholders’ consent, has elected to be taxed as an “S Corporation” under the provisions of the Internal Revenue Code and comparable state income tax law. As an S Corporation, we are generally not subject to corporate income taxes and our net income or loss is reported on the individual tax return of the stockholder of the Company. Therefore, no provision or liability for income taxes is reflected in the financial statements. Management has evaluated its tax positions and has concluded that the Company had taken no uncertain tax positions that could require adjustment or disclosure in the financial statements to comply with provisions set forth in ASC 740, “Income Taxes”.

Income (Loss) Per Share

Net income (loss) per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net income (loss) per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive. The weighted-average number of common shares outstanding for computing basic EPS for the years ended December 31, 2023 and 2022, were 11,994 and 11,308, respectively. Diluted net loss per share of common stock is the same as basic net loss per share of common stock because the effects of potentially dilutive securities are antidilutive.

Potentially dilutive securities as of December 31, 2023, included warrants to purchase 292 shares of commons stock and 140 common shares for the convertible debt. Potentially dilutive securities as of December 31, 2022, included warrants to purchase 292 shares of commons stock and 94 common shares for the convertible debt.

Recent Accounting Pronouncements Not Yet Adopted

Management has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) and determined that none of the pronouncements will have a material impact on our financial statements. We will continue to monitor the issuance of any new accounting pronouncements and assess their potential impact on the financial statements in future periods.

Concentration of Credit and Supplier Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits and trade accounts receivable. Credit risk can be negatively impacted by adverse changes in the economy or by disruptions in the credit markets.

We maintain our cash deposits with established commercial banks. At times, balances may exceed federally insured limits. We have not experienced any losses in such accounts and do not believe that we are exposed to any significant credit risk associated with our cash deposits.

We believe that credit risk with respect to trade accounts receivable is somewhat mitigated by our large number of geographically diverse customers and our credit evaluation procedures. We record trade accounts receivables at sales value and establish specific reserves for certain customer accounts identified as known collection problems due to insolvency, disputes or other collection issues. The amounts of the specific reserves estimated by management are determined by a loss rate model based on delinquency. We maintain reserves for potential losses. For each of the years ended December 31, 2023, and 2022, no one customer accounted for more than 10% of our revenues.

We purchase a significant number of parts we consume in manufacturing our simulators from nationally known original equipment manufacturers, many of whom we have had over a 10 to 15 years relationship. While we do not have long-term contracts, we do issue purchase orders based on quoted prices terms. During the year ended December 31, 2023 we purchased approximately 52.9% of our assembly parts from five manufacturers. During the year ended December 31, 2022, we purchased approximately 50.0% of our assembly parts from three manufacturers. We believe that while there are alternative suppliers, for the parts and equipment, we purchase in each of the principal product categories, termination of one or more of our relationships with any of our major suppliers of equipment could have a material adverse effect on our business.

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Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the comparable companies publicly traded on recognized stock exchanges. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of grant.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts consisted of the following as of December 31:

	2023	2022
Trade accounts receivable	$3,458,625	$2,140,853
Other	167,383	130,920
	3,593,625	2,271,773
Less allowance for doubtful accounts	(1,227,136)	(527,136)
Total accounts receivable, net	$2,398,872	$1,744,637

Accounts receivable as of December 31, 2023, and 2022 are primarily made up of trade receivables due from customers in the ordinary course of business. Four customers accounted for more than 51.5% of the balance of accounts receivable as of December 31, 2023, and five customers accounted for 57% of the accounts receivable balance as of December 31, 2022.

4.	INVENTORY, NET

The following summarizes inventory as of December 31:

	2023	2022
Inventory – raw materials	$2,548,134	$2,425,530
Less reserve allowance for obsolescence	(429,050)	(304,050)
Inventory, net	$2,119,084	$2,121,480

5.	MARKETABLE INVESTMENT SECURITIES

In February 2023, we entered into a brokerage agreement and deposited $2,500,000. During 2023, we purchased $450,751 in corporate fixed income securities (corporate bonds) and $2,042,384 in government securities (Treasury securities). During 2023, no investments were sold nor matured. See Note 1 – Summary of Significant Accounting Policies for a discussion of our investment policies, accounting for investments and summary of fair value of financial instruments. As of December 31, 2023, the marketable investment securities consisted of the following:

Corporate fixed income securities, weighted average yield and maturity of 5.39% and 2.38 years, respectively	452,682
Government securities, weighted average yield and maturity of 4.91% and 3.25 years, respectively	2,026,271
Total marketable investment securities	$2,478,953

There were no marketable investment securities in 2022.

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6.	OTHER LONG-TERM ASSETS

The following summarizes other long-term assets as of December 31, 2023 (there were no long-term assets as of December 31, 2022):

Security deposit – Ethos Management loan	$1,875,000
Security deposits – leased facilities	30,983
Other long-term assets	$1,905,983

As discussed in Note 9 – Notes Payable and Note 20 – Subsequent Events, as a condition of funding on the Ethos Management loan, we placed a $1,875,000 security deposit as collateral for the note. Deposits related to the facility leases are generally the last month’s payments.

7.	PROPERTY AND EQUIPMENT, NET

The following summarizes property and equipment as of December 31:

	2023	2022
Software and computer equipment	$809,031	$694,560
Furniture and fixtures	230,883	217,943
Vehicles	59,545	59,545
Equipment	15,873	15,873
	1,115,332	987,921
Less accumulated depreciation	(881,024)	(822,385)
Property and equipment, net	$234,308	$165,536

Depreciation expense for the years ended December 31, 2023, and 2022, was $58,641 and $60,667, respectively.

8.	CUSTOMER DEPOSITS

Customer deposits are advance payments from customers prior to manufacturing and shipping a simulator. The prepayment amounts and timing vary depending on the product to be manufactured and delivery location. Customer deposits are included in current liabilities until the balance is applied to an order at the time of invoicing. As of December 31, 2023, and 2022, customer deposits were $1,704,224 and $2,712,520, respectively.

9.	NOTES PAYABLE

Notes payable consisted of the following as of December 31:

	2023	2022
Note payable – Ethos Management INC	$2,499,999	$-
Note payable - JPMorgan Chase	-	349,830
Note payable – Mercedes-Benz	29,149	38,017
Note payable – Zions Bank	-	5,984
	2,529,148	393,831
Less deferred loan fees – Ethos Management INC	(116,940)	-
Less current portion	(9,425)	(105,213)
Long-term portion	$2,402,783	$288,618

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Future maturities of notes payable are as follows for the years ending December 31:

2024	$9,425
2025	10,001
2026	9,723
2027	1,111,111
2028	1,111,111
Thereafter	277,777
Total	$2,529,148

The deferred loan fees are being amortized over the term of the Ethos Management note payable.

Note Payable – Ethos Management INC

In January 2023, we entered into a financing agreement with Ethos Asset Management INC (the “Ethos Asset Management Loan” or “Ethos”) in the principal amount of up to $10 million. Pursuant to the terms of the Ethos Asset Management Loan, we may draw down financing proceeds equal to $833,333 each month beginning in April 2023, up to the $10 million amount. Interest associated with the Ethos Asset Management Loan is fixed at 4% per annum and has a three-year grace period for principal and interest payments. Annual principal ($1,111,111) plus interest payments will commence in 2027 and may continue through 2034 depending on the total amount drawn on the loan. As a condition to funding, we provided Ethos Management with a $1,875,000 deposit as collateral for the note. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. See Note 20 – Subsequent Events.

Note Payable – JP Morgan Chase

In June 2021, we entered into a $500,000, 3.00% annual interest rate note payable with JPMorgan Chase Bank, N.A. (“JP Morgan”). The note matures on June 8, 2026. We make a monthly principal and interest payment in the amount of $8,994. There is no prepayment penalty if the loan is paid prior to the maturity date.

In December 2023, we entered into a one-year line of credit facility with JP Morgan. See Note 11 – Lines of Credit. The outstanding note payable balance of $257,113 was transferred to the new line of credit.

Note Payable – Mercedes-Benz

In November 2020, we entered into a $59,545, 5.90% annual interest rate note payable with Mercedes-Benz for a delivery van. The note matures on November 20, 2026, and is secured by the van. We make a monthly payment of $908.

Note Payable – Zions Bank

In April 2018, we entered into a $77,067, 6.75% annual interest rate note payable with Zion Bank, N.A. The note matures on April 16, 2023, and is guaranteed by the Company’s chief executive officer. We make a monthly payment of $1,517. The note was paid off in 2023.

10.	RELATED PARTY NOTES PAYABLE

Related party notes payable consisted of the following as of December 31:

	2023	2022
Notes payable - ARJ Trust	$650,000	$650,000
Note payable - McKettrick	1,300,000	1,250,000
Note payable - Carver	148,000	185,000
	2,098,000	2,085,000
Less current portion	(1,237,000)	(937,000)
Long-term portion	$861,000	$1,148,000

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Future maturities of related party notes payable are as follows for the years ending December 31:

2024	$1,237,000
2025	287,000
2026	287,000
2027	287,000
Total	$2,098,000

Note Payable – ARJ Trust

In December 2008, we entered into a $500,000, 8.50% annual interest rate note payable with a trust (“ARJ Trust”) indirectly controlled by the chief executive officer. We make monthly interest-only payments of $3,541. As of December 31, 2023, and 2022, the principal balance outstanding was $500,000 and accrued interest was $2,911. During 2023, the note’s maturity was extended one-year to March 31, 2024. In March 2024, the note’s maturity was extended to March 31, 2025.

In June 2010, we entered into a second $150,000, 8.50% annual interest rate note payable with the ARJ Trust. We make monthly interest-only payments of $1,063. As of December 31, 2023, and 2022, the principal balance outstanding was $150,000 and accrued interest was $873. During 2023, the note’s maturity was extended one-year to March 31, 2024. In March 2024, the note’s maturity was extended to March 31, 2025.

The trustee of the ARJ Trust is a related party to the Company’s chief executive officer.

Note Payable – McKettrick

In May 2019, we entered into a $1,750,000, zero interest rate note payable with a former shareholder to repurchase all shares in the Company. The note is payable in annual installments of $250,000 due on December 21 of each year. The note matures on December 1, 2027. There is a late fee of 5%, if not paid within 10 days of the due date. In December 2023, the shareholder agreed to extend the December 21, 2023 payment to February 1, 2024, for a $50,000 fee.

Note Payable – Carver

In January 2021, we entered into a $222,000, zero interest rate note payable with a former shareholder to repurchase all shares in the Company. The note is payable in semi- annual installments of $18,500 due on March 31 and September 30 each year and matures on October 1, 2027.

11.	LINES OF CREDIT

In December 2023, we entered into a $2,000,000 variable rate line of credit with JP Morgan Chase Bank, N.A. The purpose of the new line of credit was to consolidate the balances outstanding on both the JP Morgan Chase note payable (See Note 9 – Notes Payable) and the previous line of credit, which had matured. The line of credit matures on December 31, 2024. The line of credit has an annual interest rate computed at the Adjusted SOFR (Secured Overnight Financing Rate) Rate and at a rate of 3.00% above the SOFR Rate. The Adjusted SOFR rate means the sum of the Applicable margin (3.50% per annum) plus the SOFR rate applicable to the interest period plus the Unsecured to Secured Rate Adjustment.

The new line of credit is secured by a pledge of $2,100,000 in the Company’s deposit accounts (restricted cash) at JP Morgan Chase. As of December 31, 2023 the balance outstanding on the new line of credit was $802,738 and $1,197,262 in additional available borrowings. As of December 31, 2022, the balance outstanding on the earlier line of credit was $545,625.

During February 2023, the Company entered into a variable rate line of credit with Morgan Stanley which is secured by the marketable securities held in our brokerage account. As of December 31, 2023, the balance outstanding was $1,980,937, at a rate of 7.21%. As of December 31, 2023, there was approximately $341,544 in available borrowings.

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12.	CONVERTIBLE NOTES PAYABLE

In May 2022, we entered into two separate but identical $300,000 (total $600,000), 10.00% annual interest rate convertible notes payable (“Convertible Notes”) with two individual consultants (“Note Holder”) to assist with services including an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services. The original terms of each note include a 15% original issue discount (“OID”), 292 warrants, no prepayment penalty and a maturity of February 25, 2023.

The warrants are exercisable at $4,800 per share for five years and a cashless option and a mandatory exercise over $9,600 with no prepayment penalty. The warrants are non-exercisable for one year from issuance. The valuation assumptions used in the Black-Sholes model to determine the fair value of each warrant awarded in 2022: expected stock price volatility ranged from 40.06% to 80.17%; expected term in years 5.00 with a discount for the one-year lockout period; and risk-free interest rate 2.95%.

The Note Holder has the right, at any time on or after the issuance date and prior to the maturity date, to convert all or any portion of the then outstanding and unpaid principal plus any accrued interest thereon into shares of the Company’s common stock. The per share conversion price will be convertible into shares of common stock equal to 70% multiplied by the lower of (i) the volume weighted average of the closing sales price of the common stock on the date that the Company’s listing on the NASDAQ Global Market or other national exchange (“Uplisting”) is successfully consummated or (ii) the lowest closing price for the five trading days following the date of Uplisting, not including the Uplisting day.

In the event the Company (i) makes a public announcement that it intends to be acquired by, consolidate or merge with any other corporation or entity (other than a merger in which the Company is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Company; or (ii) any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the common stock, then the conversion price will be equal to the lower of the conversion price and a 25% discount to the announced acquisition provided, that, the conversion will never be less than a price that is the lower of (iii) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of these notes; or (iv) the average closing price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of these notes.

In 2022 and at the time off issuance, the Company elected to follow the relative fair value method to allocate the proceeds to the warrants, OID, and convertible notes (collectively the “Financial Instruments”). Total estimated fair value (based on an independent valuation of the business) of the Financial Instruments was $1,387,060. The pro-rata allocation of the $450,000 total proceeds was $282,109 to the warrants, $21,899 to the OID and $145,992 to the convertible notes. The fair value of the warrants exceeded the pro-rata allocation of proceeds to the warrants and the convertible notes by $445,032, which the Company recorded as interest expense at the time of issuance.

Based on an estimated 70% discounted conversion price, the Company recorded $192,857 in interest expense and a corresponding increase in the notes payable. The Company has elected to account for the convertible notes at fair market value. The fair market value will be adjusted at each reporting period. The total outstanding balance for each convertible note as of December 31, 2022, was $225,000 (total $450,000) and accrued interest was $16,480. In March 2023, we extended each note’s maturity to July 31, 2023 and increased each note’s borrowing limit to $375,000.

In July 2023, the Company and Convertible Note Holders entered into Warrant Cancellation Agreements, whereby the warrants will be cancelled if and when the business combination with Deep Medicine Acquisition Corp. (See Note 1 – Organization and Nature of Operations and Note 20 – Subsequent Events). If the merger is not closed, the warrants will remain outstanding. Also in July 2023, the convertible notes were modified whereby the maturity date was extended by up to an additional eight months (February 29, 2024), to be in two extensions of four months each. Five days prior to the extension deadline the Company will issue 9,000 shares (total 18,000 shares if the Company elects the two extensions) of the Company’s stock. While the Company did elect the extension, the stock will be issued in shares post business combination with DMAC.

During 2022, we recorded $304,388, in gross OID based on the borrowings on the Convertible Notes. During 2022, we recorded OID amortization of $240,048, in interest expense. There $64,368 remaining OID as of December 31, 2022.

During 2023, we borrowed and additional $185,000 and recorded $32,735 in gross OID. Based on the additional borrowings, the fair value of the warrants exceeded the pro-rata allocation of proceeds to the warrants and the convertible notes by $93,530, which the Company recorded as interest expense at the time of issuance. During 2023, we recorded OID amortization of $97,111 in interest expense. There was zero OID remaining as of December 31, 2023. As of December 31, 2024, the fair value of the convertible notes was remeasured and the balance outstanding was $954,622 and $81,765 was available to be borrowed.

F-56

13.	DIVIDEND NOTES PAYABLE

We file our tax returns as an S Corporation. Historically, all income tax liabilities and benefits of the Company are passed through to the shareholders annually through distributions. No dividends were declared during 2023 or 2022. During 2023, the Company did not make any payments to the shareholders. During 2022, the Company paid the shareholders $1,965,706. In November 2022, each shareholder agreed to defer the accrued dividends payable by entering into 6.00% interest rate dividend notes payable. All outstanding and accrued interest is due and payable when the dividend notes payable mature on December 31, 2025. Interest commenced accruing on January 1, 2023.

In anticipation of the business combination with DMAC and effective December 31, 2023, certain shareholders converted a portion of their notes payable ($3,925,273) and accrued interest ($248,262) into the Company’s common stock. Total shares of common stock issued in connect with the conversion was 717 share based on the fair value of common stock at the time of conversion. See Note 16 – Stockholders’ Deficit.

Dividends declared, distributed, and accrued are as follow as of December 31:

	2023	2022
Distributions payments for tax liabilities	$-	$1,965,706
Dividends payable	$4,023,923	$7,660,784

14.	GROSS SALES ROYALTY PAYABLE

In June 2015, we entered into a Royalty Purchase Agreement (the “Agreement”) with a purchaser (“Purchaser”) for a gross sales royalty. The Purchaser agreed to purchase a sales royalty for the sum of $1,000,000 plus applicable taxes. Upon mutual agreement the Purchaser may purchase one or more additional royalties in an aggregate amount of up to $1,000,000. For the period June 2015 through May 2017, the Company paid a monthly payment of $20,833. Effective June 1, 2017 and all subsequent months, the monthly royalty payment has been equal to the greater of $20,833 plus the amount determined in accordance with the following and of June 1, 2017:

i.	If the trailing twelve-month revenue of the Company is equal to or less than $6,110,000, 3.60% of our monthly revenues, in perpetuity (unless terminated in accordance with the Purchase Agreement);
ii.	If trailing twelve-month revenue of the Company is equal to or greater than $17,200,000, 1.30% of our monthly revenues, in perpetuity (unless terminated in accordance with the Purchase Agreement); or
iii.	If trailing twelve-month revenue of the Company is greater than $6,110,000 but less than $17,200,000, such percentage of monthly revenue determined by dividing $220,060 by the amount of trailing twelve-month revenue and multiplying the result by 100, in perpetuity (unless terminated in accordance with the Purchase Agreement).

The royalty percentage was fixed at 3.6% based on the trailing twelve-month revenue at the time of executing the Agreement (June 15, 2015). On June 1, 2017, the royalty percentage was changed to 2.4% based on the trailing 12-month revenues at that time as outlined in the table above.

The Agreement contains an option for a one-time buy down of the royalty rate. At any time following the date on which the Purchaser has received royalty payments that are, in the aggregate, equal to two times the then applicable Aggregate Installment Amount ($1,000,000), we may purchase and extinguish 75% (but no more nor less) of all amounts owing or to become owing to the Purchaser hereunder. In the event we want to exercise the buy down option, we would pay the Purchaser $750,000 (75% of the $1,000,000 outstanding amount). The adjusted royalty rate going forward would then be 0.6% (75% of the 2.4%).

The Agreement also contains an option for a buyout upon the change of control. If pursuant to a proposed change of control the acquirer under such transaction requires, as a condition to the completion of such transaction, that the Company purchase and extinguish all amounts owing or to become owing to the Purchaser hereunder, the Company will pay the greater of:

i.	An amount equal to two times the aggregate installment amount as at the date of the change of control buyout notice; and
ii.	An amount equal to A multiplied by B multiplied by C, where:

a.	A is equal to the aggregate installment amount as at the date of the change of control divided by $22,500,000;
b.	B is equal to 0.8; and
c.	C is equal to the net equity value of the Company; or in the case of a proposed asset sale, the proposed net purchase price of all or substantially all of the Company’s assets.

F-57

In the event the Company were required to buyout the Agreement as a condition of closing the proposed DMAC acquisition (which currently is not a condition) (See Note 20 – Subsequent Events), the Company would pay Purchaser $2,844,444.

The Agreement has neither a stated maturity nor an interest rate. While the royalty percentage can be reduced via a buydown, as previously explained, the only avenue for terminating the Agreement is a buyout required by an acquirer in a change of control transaction. Absent the change of control, the Agreement will survive in perpetuity at a royalty rate of 2.4% or 0.6% depending on whether or not the royalty rate buydown option has been exercised.

Because the gross sales royalty payable has no stated fixed interest nor maturity, it is considered variable interest perpetual debt. The periodic variable payments to the Purchaser are recorded in interest expense. As of December 31, 2023, and 2022, the amount outstanding was $1,000,000. During 2023 and 2022, we paid $601,064 and $517,191, respectively, in interest expense to the Purchaser.

15.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consisted of the following as of December 31:

	2023	2022
Accrued payroll	$326,515	$278,565
Credit cards	240,989	191,244
Warranty reserve	140,000	140,000
Sales tax payable	43,891	40,545
Other	374,100	100,322
Accrued and other current liabilities	$1,125,495	$750,676

16.	STOCKHOLDEERS’ DEFICIT

In April 2022, we secured the services of two consultants (also the Note Holders as described in Note 12 – Convertible Notes Payable) to assist with services including assisting the Company and its counsel in an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services.

Once services are performed, the first consultant will be provided a 3% stock grant; while the second consultant will be provided up to 7% of stock based on performance deliverables including: 1.75% on consummation of an initial bridge loan agreement, 1.75% on engaging an investment banker, 1.75% upon filing an S-1 including financial statements and footnotes, and 1.75% upon the closing of an initial public offering. The second consultant will be provided warrants at a 20% discount to the then current price per share, for up to 2% for achieving a $250 million valuation and 3% more for a $500 million valuation, as well as another 2% for opening the first franchise location, and 3% more once 100 franchise locations have been sold.

In March 2023, the Board of Directors authorized the issuance of 821 shares of common stock to the consultants for the services performed related as outlined in the services agreements. The common shares were issued at fair value and $4,493,333 was expensed to consulting services.

In October 2023, the Board of Directors authorized the issuance of 252 shares of common stock to two executives as compensation. The common shares were issued at fair value and $1,379,193 was expensed to salaries, wages and benefits.

In anticipation of the business combination with DMAC and effective December 31, 2023, certain shareholders converted a portion of their notes payable ($3,677,011) and accrued interest ($248,262) into the Company’s common stock. Total shares of common stock issued in connection with the conversion was 717 shares based on the fair value of common stock at the time of conversion. See Note 13 – Dividend Notes Payable.

F-58

17.	INCOME TAXES

The Company is an S Corporation for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the stockholders. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements. Any uncertain tax position taken by the stockholders on their individual returns is not an uncertain position of the Company.

We have adopted the provisions of ASC 740-10-25, which provide recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain as of December 31, 2022.

18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2023, we had two operating leases as follows:

●	In June 2023, we entered into a new five-year lease on a warehouse in North Salt Lake City, Utah. The base monthly lease payment through May 2024 is $10,849, $11,163 through May 2025, $11,486 through May 2026, $11,819 through May 2027, and $12,162 through May 2028. As of December 31, 2023, we had 53 months remaining on the lease.

●	In December 2022, we entered into a new three-year lease on the corporate headquarters in Centerville, Utah. The base monthly lease payment through November 2023 is $20,343, $20,378 through November 2023 and $24,616 through November 2025. As of December 31, 2023, we had 42 months remaining on the lease.

We utilize our incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. For 2023 and 2022, we used an estimated incremental borrowing rate of 10.00% and 5.90% respectively, to determine the present value of the lease liability.

Other information related to our operating leases is as follows:

Right of use asset:

As of December 31, 2021	$162,256
Amortization	(165,535)
Addition for corporate headquarter lease	736,156
As of December 31, 2022	732,877
Amortization	(298,209)
Addition for warehouse lease	537,995
As of December 31, 2023	$972,663

F-59

Lease liability:

As of December 31, 2021	$166,291
Payments	(168,110)
Addition for corporate headquarter lease	736,156
As of December 31, 2022	734,337
Payments	(269,849)
Addition for warehouse lease	537,995
Lease liability – December 31, 2023	$1,002,483

The table below reconciles the fixed component of the undiscounted cash flows for each of five years to the lease liabilities recorded on the Balance Sheet as of December 31, 2023:

Year	Minimum Lease Payments
2024	$403,159
2025	406,990
2026	140,163
2027	144,227
2028	60,809
Total	1,155,348
Less interest	(152,864)
Present value of future minimum lease payments	1,002,483
Less current portion	(334,255)
Long term lease liability	$668,228

19.	RELATED PARTY

As described in Note 13 – Dividend Notes Payable, the following were outstanding on the dividend notes payable to our officers and shareholders as of December 31, 2023, and 2022:

	2023	2022
Chief executive officer, Director and Shareholder	$1,639,240	$3,278,479
Chief hardware officer, Director and Shareholder	786,976	1,576,952
Executive vice president, Director and Shareholder	817,457	1,591,952
Interim chief financial officer, Director and Shareholder	198,519	397,038

The Company’s chief executive officer is related to certain lenders of the Company as discussed in Note 10 – Related Party Notes Payable.

20.	SUBSEQUENT EVENTS

We evaluate events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through April 17, 2024, the date at which the financial statements were available to be issued.

Business Combination

On November 2, 2023 and December 7, 2023, Deep Medicine Acquisition Corp. (“DMAC”) executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan DMAC up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, TruGolf Holdings, Inc. (“TruGolf Holdings”) executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the TruGolf Holdings (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the TruGolf Holdings’ Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

F-60

The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), TruGolf Holdings will also issue the PIPE Investors the Series A Warrants and the Series B Warrants.

Subject to satisfying the conditions discussed below, TruGolf Holdings, Inc. has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, TruGolf Holdings sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

On January 31, 2024, the Company issued a press release announcing that on January 31, 2024, it consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.

Ethos Management INC

The Ethos Asset Management Loan Agreement (“Loan Agreement”) stipulates that fundings should happen approximately every 30 banking days, subject to Ethos completing periodic internal audits to ensure the Company was in compliance with the terms of loan agreement. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. Due to the lack of additional fundings and in accordance with the terms of the Loan Agreement, in February 2024, we sent Ethos a notice of termination for materially breaching the Loan Agreement. Based on the termination for default clause in the Loan Agreement, we are entitled to retain all the funds disbursed by Ethos and Ethos must release the deposit collateral.

Convertible Notes

The convertible notes matured on February 20, 2024. On April 9, 2024, one of the note holders, sent a demand letter requesting payment, as the note was in default status for nonpayment. Total principal and accrued interest outstanding as of February 29, 2024 was $668,235 and $83,599, respectively. The Company is working with each note holder to determine the amount due each of them. In the event of default, the note holder may declare all or any portion of the unpaid principal and interest immediately due, charge a late charge equal to 10% percent of any unpaid principal and interest, and charge 18% in interest. The note holder may elect to take shares of the Company’s stock in lieu of a cash payment.

Franchise Agreement

In February 2024, we entered into an agreement with Franchise Well, LLC, a franchising consultancy firm, to accelerate our global expansion through a regional developer franchise model. This relationship is pivotal for TruGolf as the power of franchising will amplify our global presence and cater to the growing demand for off-course golf experiences.

Marketable Investment Securities

In March 2024, we sold our marketable investment securities and paid off the margin line of credit account.

mlSpatial Definitive Agreement

In March 2024, we entered into a definitive agreement with mlSpatial, a leading AI and machine learning engineering company, to license the AI engine they co-developed to increase 9-axis spin accuracy for TruGolf’s acclaimed new APOGEE launch monitor. The agreement gives TruGolf the first right of refusal to purchase 100% of mlSpatial assets.

F-61

TRUGOLF HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,651,272	$3,297,564
Restricted cash	-	2,100,000
Marketable investment securities	-	2,478,953
Accounts receivable, net	2,630,257	2,398,872
Inventory, net	2,335,786	2,119,084
Prepaid expenses	118,662	262,133

Total current assets	11,735,977	12,656,606

Property and equipment, net	149,024	234,308
Capitalized software development costs, net	1,345,522	-
Right-of-use assets	806,352	972,663
Other long-term assets	31,057	1,905,983

Total assets	$14,067,932	$15,769,560

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,209,680	$2,059,771
Customer deposits	2,479,124	1,704,224
Deferred revenue	500,000	-
Notes payable, current portion	9,709	9,425
Notes payable to related parties, current portion	937,000	1,237,000
Line of credit, bank	802,738	802,738
Margin line of credit account	-	1,980,937
Convertible notes payable	954,622	954,622
Accrued interest	1,226,633	459,872
Accrued and other current liabilities	1,026,330	1,125,495
Accrued and other current liabilities - assumed in Merger	295,008	-
Lease liability, current portion	361,606	334,255
Total current liabilities	11,802,450	10,668,339

Non-current liabilities:
Notes payable, net of current portion	14,808	2,402,783
Note payables to related parties, net of current portion	892,500	861,000
Notes payable assumed in the Merger	1,565,000	-
PIPE loan payable, net	4,209,197	-
Dividend notes payable	4,023,923	4,023,923
Gross sales royalty payable	1,000,000	1,000,000
Lease liability, net of current portion	478,539	668,228
Other liabilities	589,619	63,015
Total liabilities	24,576,036	19,687,288

Commitments and Contingencies

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 10 million share authorized; zero shares issued and outstanding, respectively	-	-
Common stock - Series A, $0.0001 par value, 90 million shares authorized; 11,538,252 and 13,098 shares issued and outstanding, respectively.	1,154	120
Common stock - Series B, $0.0001 par value, 10 million shares authorized; 1,716,860 and 0 shares issued and outstanding, respectively.	172	-
Treasury stock at cost, 4,692 shares of common stock held, respectively	(2,037,000)	(2,037,000)
Additional paid-in capital	6,758,839	10,479,738
Accumulated other comprehensive loss	-	(1,662)
Accumulated deficit / losses	(15,231,269)	(12,358,924)
Total stockholders’ deficit	(10,508,104)	(3,917,728)

Total liabilities and stockholders’ deficit	$14,067,932	$15,769,560

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-62

TRUGOLF HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30,

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023

Revenues, net	$3,873,163	$5,273,766	$8,885,185	$10,356,965
Cost of revenues	1,300,212	1,855,970	3,259,234	2,997,738
Gross profit	2,572,951	3,417,796	5,625,951	7,359,227

Operating expenses:
Royalties	223,150	101,124	553,038	316,756
Salaries, wages and benefits	1,117,287	1,687,596	2,958,881	3,919,030
Selling, general and administrative	2,017,556	1,218,500	3,842,758	7,617,386
Total operating expenses	3,357,993	3,007,220	7,354,677	11,853,172
(Loss) income from operations	(785,042)	410,576	(1,728,726)	(4,493,945)
Other (expenses) income:
Interest income	36,621	28,848	67,208	50,345
Interest expense	(820,908)	(439,267)	(1,205,762)	(907,421)
Loss on investment	-	-	(3,912)	-
Total other expense	(784,287)	(410,419)	(1,142,466)	(857,076)
Loss from operations before income taxes	(1,569,329)	157	(2,871,192)	(5,351,021)
Provision for income taxes	-	-	-	-
Net loss	$(1,569,329)	$157	$(2,871,192)	$(5,351,021)
Basic and diluted net loss per share attributable to common stockholders	$(0.12)	$0.01	$(0.31)	$(441.18)

Basic and diluted weighted average common shares	13,280,591	12,129	9,276,943	12,129

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-63

TRUGOLF HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME

FOR THE THREE and SIX MONTHS ENDED JUNE 30,

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(1,569,329)	$157	(2,871,192)	$(5,351,021)
Other comprehensive income:
Unrealized gain in fair value of short-term investments	-	45,173	1,662	(33,259)
Comprehensive loss	$(1,569,329)	$45,330	(2,869,530)	$(5,384,280)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-64

TRUGOLF HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE THREE and SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

	Preferred Stock		Common Stock- Series A		Common Stock- Series B		Treasury Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Losses	Deficit

Balance, December 31, 2023	-	$-	13,098	$120	-	$-	(4,692)	$(2,037,000)	$10,479,738	$(1,662)	$(12,358,924)	$(3,917,728)
Realized gain in fair value of short term investments	-	-					-	-	-	1,662	-	1,662
Common stock exchanged in Merger			(13,098)	(120)					(3,854,573)			(3,854,693)
Common stock Series A exchanged and issued in Merger			11,538,252	1,154					(1,154)			-
Common stock Series B issued in Merger	-	-	-	-	1,716,860	172	-	-	(172)	-	-	-
Net loss	-	-	-	-				-	-	-	(1,301,864)	(1,301,864)
Balance, March 31, 2024	-	$-	11,538,252	$1,154	1,716,860	$172	(4,692)	$(2,037,000)	$6,623,839	$(0)	$(13,660,788)	$(9,072,623)

Revaluation of costs of Merger									135,000		(1,152)	133,848

Net loss	-	-	-	-				-	-	-	(1,569,329)	(1,569,329)
Balance, June 30, 2024	-	$-	11,538,252	$1,154	1,716,860	$172	(4,692)	$(2,037,000)	$6,758,839	$(0)	$(15,231,269)	$(10,508,104)

Balance, December 31, 2022	-	$-	11,308	$100	-	$-	(4,692)	$(2,037,000)	$681,956	$-	$(2,075,815)	$(3,430,759)
Issuance of common stock for services			821	9					4,493,324			4,493,333
Unrealized gain in fair value of short term investments										11,914		11,914
Net loss											(5,351,178)	(5,351,178)
Balance, March 31, 2023	-	-	12,129	$109	-	$-	(4,692)	(2,037,000)	5,175,280	11,914	(7,426,993)	(4,276,690)

Unrealized gain in fair value of short term investments										(45,173)		(45,173)
Net income											157	157
Balance, June 30, 2023	-	-	12,129	$109	-	$-	(4,692)	$(2,037,000)	$5,175,280	$(33,259)	$(7,426,836)	$(4,321,706)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-65

TRUGOLF HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 and 2023

(Unaudited)

	2024	2023
Cash flows from operating activities:
Net loss	$(2,871,192)	$(5,351,021)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	173,200	28,091
Amortization of PIPE convertible notes original issue discount	24,197	139,848
Amortization of right-of-use asset	166,311	137,257
Bad debt expense	-	205,920
Change in OCI	1,662	-
Stock issued for services	-	4,493,333
Changes in operating assets and liabilities:
Accounts receivable, net	(231,385)	(1,165,029)
Inventory, net	(216,701)	(1,196,342)
Prepaid expenses	143,471	53,306
Other current assets	2,478,953	17,840
Other assets	-	(1,987,574)
Accounts payable	1,149,909	391,753
Customer deposits	774,900	(494,670)
Deferred revenue	500,000	-
Accrued interest	785,306	260,185
Accrued and other current liabilities	(99,165)	(402,424)
Other liabilities	(1,153)	13,699
Lease liability	(162,338)	(123,355)
Net cash provided by (used in) operating activities	2,615,975	(4,979,183)

Cash flows from investing activities:
Purchase of property and equipment	-	(65,381)
Capitalized software development costs	(1,433,438)	-
Reduction in long term assets	(75)	(2,415,853)
Net cash used in investing activities	(1,433,513)	(2,481,234)

Cash flows from financing activities:
Proceeds from line of credit	-	1,911,110
Proceeds from notes payable	-	1,666,666
Repayments of notes payable	(4,632)	(62,341)
Repayments of notes payable - related party	(268,500)	(18,500)
Payments on assumed liabilities in Merger	(15,716)	-
Proceeds from convertible notes	-	121,750
PIPE loan, net of OID discount	4,185,000	-
Cash acquired in Merger	103,818	-
Costs of Merger paid from PIPE loan	(1,947,787)	-
Repayment of line of credit	(1,980,937)	-
Dividends paid	-	(35,037)
Net cash provided by (used in) financing activities	71,246	3,583,648

Net change in cash, cash equivalents, and restricted cash	1,253,708	(3,876,769)

Cash, cash equivalents, and restricted cash, beginning of period	5,397,564	9,656,266

Cash, cash equivalents and restricted cash, end of period	$6,651,272	$5,779,497

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income tax	$-	$-
Cash paid for interest	$679,887	$647,242
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING and FINANCING ACTIVITIES:
Notes payable assumed in Merger	$1,565,000	$-
Accrued liabilities assumed in Merger	$310,724	$-
Remeasurement of common stock exchanged/issued in Merger	$(1,875,724)	$-
Right of Use Asset in exchange for lease liability	$-	$537,995

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-66

TruGolf Holdings, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

June 30, 2024

Note 1 - Business Organization and Nature of Operations

On January 31, 2024 we completed the previously announced business combination pursuant to the terms of the Business Combination Agreement, dated as of July 21, 2023, which provided for, TruGolf Nevada being the surviving corporation of the merger and having become a direct, wholly owned subsidiary of Deep Medicine Acquisition Corp. (“DMAC”), a Delaware corporation and our predecessor company (“DMAQ”) as a consequence of the merger (together with the other transactions contemplated by the Business Combination Agreement). In connection with the consummation of the Business Combination, DMAQ changed its name to TruGolf Holdings, Inc. TruGolf Holdings, Inc.’s Class A common stock commenced trading on The Nasdaq Capital Market LLC under the ticker symbol “TRUG” on February 1, 2024.

Trugolf Holdings, Inc. (the “Company” or “TruGolf”, “we”, “us”) was incorporated on July 8, 2020 as a Delaware corporation and formed for the purpose of effecting a business combination, with no material operation of its own. Our operations are conducted through our subsidiary TruGolf, Inc., a Nevada Corporation (“TruGolf Nevada”). TruGolf Nevada was formed as a Utah corporation on October 4, 1995, under the name “TruGolf, Incorporated”. TruGolf Nevada’s original business plan was the creation of golfing video games. On June 9, 1999, the TruGolf Nevada changed its name to “TruGolf, Inc.” Effective on April 26, 2016, TruGolf Nevada filed Articles of Merger with the State of Utah, Department of Commerce, and on April 28, 2016, TruGolf Nevada filed Articles of Merger with the Secretary of State of Nevada, pursuant to which TruGolf, Inc., a Utah corporation, merged with and into TruGolf Nevada, pursuant to a Plan of Merger. TruGolf Nevada was the surviving corporation in the merger. In connection with the Plan of Merger, TruGolf Nevada affected a four-for-one forward stock split of its outstanding common stock.

For over 40 years, TruGolf, Incorporated (or “the Company”, “we”, “us”, or “our”) has been creating indoor golf software and hardware and are focused on both the residential and commercial golf simulation industries. We design, develop, manufacture and sell golf simulators for residential and commercial applications. We offer portable, professional, commercial and custom simulators. In addition, to bundling our software with our simulators, we offer our E6 Connect software and gaming software on a standalone basis. We have leveraged the power of our hardware and software platform to create a collection of multi-sport games including football, soccer, soccer golf, frisbee golf, zombie dodgeball, and cowboy target practice.

TruGolf Nevada has been creating indoor golf software for 40 years. We began as a subsidiary of Access Software, Inc., a video game developer based in Salt Lake City, Utah (“Access Software”), which was co-founded in November 1982, by Christopher Jones, the Company’s largest stockholder, Chief Executive Officer, President and Chairman. In April 1999, Access Software was purchased by Microsoft Corp., for its expertise in golf software development. Following the acquisition, the core programming and graphics team of Links™, which created Links LS 1999, one of the bestselling PC sports games of 1999, were spun out to TruGolf Nevada.

Since 1999, we have focused on establishing residential and commercial golf simulation as a viable industry, and since 2007, we have focused on fabricating custom golf simulators for luxury clients. Part of our initial strategy included partnering with hardware inventors to provide them world class software. Over time, we found that it was not viable to rely on these early hardware inventors alone, we also began building and selling our own hardware. In addition, we are working with a video game company to utilize their new dynamic graphics engine which will enable us to bring photorealistic golf courses to life through our E6 software (discussed below). In addition, we have developed multiple sources and 3rd party manufacturers for the raw materials or parts for our products, including but not limited to, steel or aluminum frames, fabric, turf, screens, projectors, PCs, cameras, lasers, infrared sensors, and supporting subsystems. The availability of the frames and fabric from our principal provider, Allied ES&A, has been increased as they have moved into a much larger facility directly located in a large employee base community and we have entered into negotiations with a second supplier in order to provide alternative sourcing if needed. A third supplier, Impact Signs, has also been used in the past and TruGolf Nevada believes that it could purchase turf, and screen supplies from them as well if needed. Both turf (Controlled Products), and screen suppliers (Allied), are so specialized that we have come to rely on one vendor for each, respectively. Turf particularly experienced some delivery delays in 2022 that have been rectified, additional inventory has been secured locally, and our highest volume portable simulators have been redesigned to use less raw materials from that vendor, while adding an improved hitting surface from a second vendor, Real Feel, to mitigate risk. Negotiations with a second supplier of screen materials is in progress. Projectors (TV Specialists), PCs, lasers, IR sensors and other systems come from multiple suppliers with no historical delay in supply. We have 2 primary suppliers of cameras, IDS and Basler, and have integrated products from both in the new Apogee unit to ensure the greatest availability possible.

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The Company is an “emerging growth company” as that term is used in the Jumpstart our Business Startups Act of 2012, and as such, has elected to comply with certain reduced public company reporting requirements.

On May 10, 2024 the Company formed a wholly owned subsidiary in the state of Delaware. TruGolf Links Franchising, LLC (“Links”) has a sole member, TruGolf Holdings, Inc. Links was formed to establish and sell franchises that would use the Company’s Simulators and other equipment. A region consists of approximately 1,000,000 people in population, and the franchisee may sell up to ten (10) franchises within the region. The purchase price per region is $75,000 to $100,000 paid up front.

Note 2. BUSINESS COMBINATION AND PURCHASE PRICE ALLOCATION

On January 31, 2024 the Company consummated the business combination (the “Closing”) contemplated by the previously announced Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (as amended, the “Merger Agreement”), by and among the Company, DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder, Christopher Jones, in the capacity as the Seller Representative thereunder, and TruGolf, Inc., a Nevada corporation (“TruGolf”). As a result of the Closing and the transactions contemplated by the Merger Agreement, (i) Merger Sub merged with and into TruGolf (the “Merger”), with TruGolf surviving the Merger as a wholly-owned subsidiary of the Company, and (ii) the Company’s name was changed from Deep Medicine Acquisition Corp. (“DMAQ”) to TruGolf Holdings, Inc. The Company’s Class A common stock commenced trading on the Nasdaq Global Market LLC under the ticker symbol “TRUG” on February 1, 2024.

Accounting for the Business Combination

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DMAQ was treated as the acquired company for accounting purposes, whereas TruGolf Nevada was treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination has been treated as the equivalent of TruGolf Nevada issuing shares for the net assets of DMAQ, accompanied by a recapitalization. The net assets of DMAQ and TruGolf Nevada were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination were those of TruGolf Nevada. TruGolf Nevada has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Legacy TruGolf Nevada stockholders have a majority of the voting power of New TruGolf,
●	TruGolf Nevada comprising the ongoing operations of New TruGolf,
●	TruGolf Nevada contributing a majority of the governing body members of New TruGolf, and
●	TruGolf Nevada’s senior management comprising the senior management of New TruGolf.

Exchange of TruGolf Nevada Shares for Shares of New TruGolf

Based on 13,098 TruGolf Nevada ordinary shares outstanding immediately prior to the closing of the Business Combination, the Exchange Ratio determined in accordance with the terms of the Merger Agreement is approximately 570.10. New TruGolf issued 7,467,134 shares of New TruGolf common stock to legacy TruGolf Nevada shareholders in the Business Combination, determined as follows:

TruGolf Nevada shares outstanding as of immediately prior to the Closing
Ordinary shares, par value $0.01 per share	13,098
Exchange Ratio	570.10
Estimated shares of New TruGolf common stock issued to TruGolf Nevada shareholders upon Closing	7,467,134

The shares issued to legacy TruGolf Nevada shareholders consists of 5,750,274 shares of New TruGolf Class A common stock and 1,716,860 shares of New TruGolf Class B common stock.

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The purchase price for the Merger was allocated to the net assets acquired on the basis of historical costs with no goodwill or other intangible assets recorded. The following summarizes the allocation of the purchase price to net assets acquired in the Merger:

Cash and cash equivalents	$103,818
Net proceeds from investment fund (PIPE)	2,237,213
Accounts payable and accrued expenses	(310,724)
Loans payable	(1,565,000)

Net assets	$465,307

PIPE Convertible Notes payable assumed in Merger	$4,650,000
Less: Original Issue Discount of 10%	(465,000)
PIPE Convertible Notes payable, net	4,185,000
Payment of closing costs and other expenses	(1,947,787)
Net proceeds from PIPE Convertible Notes payable assume in Merger	$2,237,213

On November 2, 2023 and December 7, 2023, Deep Medicine Acquisition Corp. (“DMAQ”) executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan DMAQ up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, TruGolf Holdings, Inc. (“TruGolf Holdings”) executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the TruGolf Holdings (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the TruGolf Holdings’ Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

The Purchase Agreement contemplated the funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes were issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), TruGolf Holdings also issued the PIPE Investors the Series A Warrants and the Series B Warrants.

As of June 30, 2024, the Company recorded PIPE Convertible Notes payable of $4,650,000 and an original issue discount of $465,000 resulting in the net balance of $4,185,000. For the six months ended June 30, 2024 the Company recorded interest expense on the PIPE Convertible Notes of $152,645, and interest expense relating to the amortization of the OID of $2,401. The Company did not timely file the quarterly report on Form 10-Q for the period ended March 31, 2024. The scheduled second tranche of the PIPE Convertible Notes payable has not been received by the Company.

Subject to satisfying the conditions discussed below, TruGolf Holdings, Inc. has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, TruGolf Holdings may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

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In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, TruGolf Holdings sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation - Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) with respect to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year.

Certain information and disclosures normally included in the notes to the annual consolidated financial statements have been condensed or omitted from these interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Registration Statement on Form S-1 and its amendments as filed with the SEC on February 14, 2024, in Form 8-K/A as filed with the SEC on April 17, 2024 and in Form 10-Q March 31, 2024 as filed with the SEC on August 14, 2024.

Basis of Presentation - Accounting for the Business Combination

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DMAQ was treated as the acquired company for accounting purposes, whereas TruGolf Nevada was treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination was treated as the equivalent of TruGolf Nevada issuing shares for the net assets of DMAQ, accompanied by a recapitalization. The net assets of DMAQ and TruGolf Nevada were stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination were those of TruGolf Nevada. TruGolf Nevada has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Legacy TruGolf Nevada stockholders have a majority of the voting power of New TruGolf,
●	TruGolf Nevada comprising the ongoing operations of New TruGolf,
●	TruGolf Nevada contributing a majority of the governing body members of New TruGolf, and
●	TruGolf Nevada’s senior management comprising the senior management of New TruGolf.

Basis of Presentation - Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Use of Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates. Significant estimates include estimates used in the valuation allowance related to deferred tax assets and capitalized software costs. Actual results may differ from these estimates.

F-70

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased.

As of June 30, 2024 and December 31, 2023, the Company’s cash and cash equivalents consisted of $6,651,272 and $5,397,564, respectively. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At June 30, 2024 and December 31, 2023 the uninsured balances amounted to $5,238,762 and $4,251,124 respectively.

Marketable Investment Securities

The Company’s marketable investment securities are comprised of investments in corporate fixed income securities and U.S. Treasury securities. The Company designates investments in debt securities as available-for-sale. Available-for-sale debt securities with original maturities of three months or less from the date of purchase are classified within cash and cash equivalents. Available-for-sale debt securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of stockholders’ equity, net of tax. Realized gains and losses on the sale of marketable securities are determined using the average cost method on a first-in, first-out basis and recorded in total other income (expense), net in the statements of operations and comprehensive loss. The Company sold and liquidated most of its marketable securities during the six months ended June 30, 2024 resulting in a balance of $10,114 as of that date and is included with cash and cash equivalents.

Accounts Receivable, net

We manage credit risk associated with our accounts receivables at the customer level. Because the same customers typically generate the revenues that are accounted for under both Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606) and Accounting Standards Codification Topic 326, Credit Losses (Topic 326)., the discussions below on credit risk and our allowances for doubtful accounts address our total revenues from Topic 606 and Topic 326.

We believe the concentration of credit risk, with respect to our receivables, is limited because our customer base is comprised of a number of geographically diverse customers. We manage credit risk through credit approvals and other monitoring procedures.

Pursuant to Topic 326 for our accounts receivables, we maintain an allowance for doubtful accounts that reflects our estimate of our expected credit losses. Our allowance is estimated using a loss rate model based on delinquency. The estimated loss rate is based on our historical experience with specific customers, our understanding of our current economic circumstances, reasonable and supportable forecasts, and our own judgment as to the likelihood of ultimate payment based upon available data. We believe our credit risk is somewhat mitigated by our geographically diverse customer base and our credit evaluation procedures. The actual rate of future credit losses, however, may not be similar to past experience. Our estimate of doubtful accounts could change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowance for doubtful accounts. Based on management’s evaluation, there is a balance in the allowance for doubtful accounts of $1,227,136 as of June 30, 2024 and December 31, 2023.

Inventory, net

All of our inventory consists of raw materials and are valued at the lower of historic cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. Historic inventory costs are calculated on an average or specific cost basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions on current and future demand forecasts. As of June 30, 2024 and December 31, 2023, the Company had $448,360 and $429,050, respectively, reserved for obsolete inventory.

F-71

Fair Value of Financial Instruments

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Financial Accounting Standards Board (“FASB”) fair value measurement guidance established a fair value hierarchy that prioritizes the inputs used to measure fair value. The three broad levels of the fair value hierarchy are as follows:

Level 1 -	Quoted prices (unadjusted) in active markets for identical assets or liabilities,
Level 2 -	Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly,
Level 3 -	Unobservable inputs for which little or no market data exists, therefore requiring a company to develop its own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observable inputs may result in a reclassification of assets and liabilities within the three levels of the hierarchy outlined above.

Property and Equipment

Our property and equipment are recorded at cost and depreciated using the straight-line over the estimated useful lives. Ordinary repair and maintenance costs are included in sales, general and administrative (“SG&A”) expenses on our statements of operations. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in the statements of operations in gains from sales of property and equipment, net.

We periodically evaluate the appropriateness of remaining depreciable lives assigned to property and equipment. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Software and computer equipment	3 to 10 years
Furniture and fixtures	3 to 15 years
Vehicles	5 years
Equipment	5 to 10 years

Capitalized software development costs

We capitalize certain costs related to the development of our software used in our simulators. In accordance with authoritative guidance, including ASC 985-20, Software-Costs of Software to be Sold, Leased or Marketed, we began to capitalize these costs when the technological feasibility was established and preliminary development efforts were successfully completed, management has authorized and committed project funding, and it was probable that the project would be completed and the software would be used as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, estimated to be three years beginning on February 1, 2024. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our statements of operations. The Company does not capitalize any testing or maintenance costs. The accounting for these capitalized software costs requires us to make significant judgments, assumptions and estimates related to the timing and amount of recognized capitalized software development costs. For the six months ended June 30, 2024 we capitalized $1,433,438 of costs related to the development of software applications. Amortization of capitalized software costs was $137,916 for the for the six months ended June 30, 2024.

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Impairment of Long-lived Assets

Our long-lived assets principally consist of property and equipment and right-of-use assets. We review, on a regular basis, our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In reviewing for impairment, the carrying value of such assets is compared to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. If such cash flows are not sufficient to support the asset’s recorded value, an impairment charge is recognized to reduce the carrying value of the asset to its estimated fair value. The determination of future cash flows as well as the estimated fair value of long-lived and intangible assets involves significant estimates and judgment on the part of management. Our estimates and assumptions may prove to be inaccurate due to factors such as changes in economic conditions, changes in our business prospects or other changing circumstances. Based on our most recently completed reviews, there were no indications of impairment associated with our long-lived assets.

Leases

Our lease portfolio is substantially comprised of operating leases related to leases for our corporate headquarters and warehouse.

We determine whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset, and we have the right to control the asset for a period of time in exchange for consideration. Lease arrangements can take several forms. Some arrangements are clearly within the scope of lease accounting, such as a real estate contract that provides an explicit contractual right to use a building for a specified period of time in exchange for consideration. However, the right to use an asset can also be conveyed through arrangements that are not leases in form, such as leases embedded within service and supply contracts. We analyze all arrangements with potential embedded leases to determine if an identified asset is present, if substantive substitution rights are present, and if the arrangement provides the customer control of the asset.

Operating lease right-of-use (“ROU”) assets represent our right to use an individual asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide the lessor’s implicit rate, we use our incremental borrowing rate (“IBR”) at the commencement date in determining the present value of lease payments by utilizing a fully collateralized rate for a fully amortizing loan with the same term as the lease.

Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term. Our leases can include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when such renewal options and/or termination options are reasonably certain of exercise.

A ROU asset is subject to the same impairment guidance as assets categorized as property and equipment. As such, any impairment loss on ROU assets is presented in the same manner as an impairment loss recognized on other long-lived assets.

A lease modification is a change to the terms and conditions of a contract that changes the scope or consideration of a lease. For example, a change to the terms and conditions to the contract that adds or terminates the right to use one or more underlying assets, or extends or shortens the contractual lease term, is a modification. Depending on facts and circumstances, a lease modification may be accounted for as either: (1) the original lease plus the lease of a separate asset(s) or (2) a modified lease. A lease will be remeasured if there are changes to the lease contract that do not give rise to a separate lease.

Revenue Recognition

The Company recognizes revenue when the products and services are delivered. The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”). The fees are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable considerations.

In accordance with ASC 606, the Company recognizes revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

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(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

We derive our revenue principally from product sales, rentals and subscription fees paid by the customer. We recognize subscription fees income and costs over the life of the agreement.

Cost of Revenues

Cost of revenue includes direct materials, labor, manufacturing overhead costs and reserves for estimated warranty cost (excluding depreciation). Cost of revenues also includes charges to write down the carrying value of the inventory when it exceeds its estimated net realizable value and to provide for on-hand inventories that are either obsolete or in excess of forecasted demand. As a result of the introduction of the new simulator products in late 2022 and the sunsetting of older hardware models, management consistently reviews the inventory. During the six months ended June 30, 2024 and 2023, the Company recorded $239,583 in inventory write-down and $232,119 reduction to cost of revenue, respectively.

Royalties

We have royalty agreements with certain software suppliers to pay royalties based on the number of units and subscriptions sold. The royalty percentages range between 20% and 30%. Royalty expense for the six months ended June 30, 2024 and 2023 was $553,038 and $316,756, respectively.

Income Taxes

The Company utilizes the asset and liability approach to measure deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with ASC 740. ASC 740 considers the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rate is recognized as income or expense in the period that includes the enactment date of that rate. Prior to the Merger, the Company elected to be taxed as an S-Corporation that passes through all income and deductions to its members. The Company did not have any deferred tax benefits or liabilities prior to January 31, 2024.

The Company has no tax positions as of June 30, 2024 and December 31, 2023 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes any interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. For the six months ending June 30, 2024 and the year ending December 31, 2023, the Company recognized no interest and penalties.

Net Earnings (Loss) Per Share

Net income (loss) per share is provided in accordance with FASB ASC 260-10, “Earnings per Share”. Basic net income (loss) per common share (“EPS”) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive. The computation of basic and diluted income (loss) per share for the six months ended June 30, 2024 and 2023 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price during the period.

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Total potential dilutive shares as of June 30, 2024 consisted of the following:

PIPE Convertible Notes (assumes full funding of $15,500,000)	6,700,000
Common stock - Series A warrants (assumes full funding of $15,500,000)	1,409,091
Common stock - Series B warrants (assumes full funding of $15,500,000)	1,550,000
Earnout shares - Earned in three Tranches over three years (assumes achievement of revenue and VWAP targets)	4,500,000
Underwriter warrants to I-Bankers convertible at $12.00/common share	632,500
Total dilutive	14,791,591

Recent Accounting Pronouncements

Management has evaluated all recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) and determined that none of the pronouncements will have a material impact on our financial statements. We will continue to monitor the issuance of any new accounting pronouncements and assess their potential impact on the financial statements in future periods.

Concentration of Credit and Supplier Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits and trade accounts receivable. Credit risk can be negatively impacted by adverse changes in the economy or by disruptions in the credit markets.

We maintain our cash deposits with established commercial banks. At times, balances may exceed federally insured limits. We have not experienced any losses in such accounts and do not believe that we are exposed to any significant credit risk associated with our cash deposits.

We believe that credit risk with respect to trade accounts receivable is somewhat mitigated by our large number of geographically diverse customers and our credit evaluation procedures. We record trade accounts receivables at sales value and establish specific reserves for certain customer accounts identified as known collection problems due to insolvency, disputes or other collection issues. The amounts of the specific reserves estimated by management are determined by a loss rate model based on delinquency. We maintain reserves for potential losses. There were no customers that accounted for more than 10.0% of our revenues for the six months ended June 30, 2024 and 2023.

We purchase a significant amount of parts we consume in manufacturing our simulators from nationally known original equipment manufacturers, many of whom we have had over a 10 to 15 year relationship. While we do not have long-term contracts, we do issue purchase orders based on quoted prices terms. We purchase in the normal course of business approximately 50% of our assembly parts from six to eight manufacturers. We believe that while there are alternative suppliers, for the parts and equipment, we purchase in each of the principal product categories, termination of one or more of our relationships with any of our major suppliers of equipment could have a material adverse effect on our business.

Warrants

The fair value of the warrants is estimated on the date of issuance using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the expected term of the warrants, expected stock price volatility, and expected dividends. These estimates involve inherent uncertainties and the application of management’s judgment. Expected volatilities used in the valuation model are based on the average volatility of the comparable companies publicly traded on recognized stock exchanges. The risk-free rate for the expected term of the option is based on the United States Treasury yield curve in effect at the time of the grant.

Note 4. ACCOUNTS RECEIVABLE, NET

Accounts receivable and allowance for doubtful accounts consisted of the following as of June 30, 2024 and December 31, 2023:

	2024	2023
Trade accounts receivable	$3,757,393	$3,458,625
Other	100,000	167,383
	3,857,393	3,626,008
Less allowance for doubtful accounts	(1,227,136)	(1,227,136)
Total accounts receivable, net	$2,630,257	$2,398,872

Accounts receivable are primarily made up of trade receivables due from customers in the ordinary course of business. In our normal course of business we have four customers that accounted for approximately 50% of our balance of accounts receivable as of June 30, 2024 and December 31, 2023, respectively.

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Note 5. INVENTORY, NET

The following summarizes inventory as of June 30, 2024 and December 31, 2023:

	2024	2023
Inventory - raw materials	$2,784,146	$2,548,134
Less reserve allowance for obsolescence	(448,360)	(429,050)
Inventory, net	$2,335,786	$2,119,084

Note 6. SHORT-TERM INVESTMENTS

In February 2023, we entered into a brokerage agreement and deposited $2,500,000. In February 2023, we purchased $450,751 in corporate fixed income securities (corporate bonds) and $1,981,061 in government securities (Treasury securities). The Company terminated the brokerage agreement during the six months ended June 30, 2024, liquidated the vast majority of its investments and has $10,114 on its balance sheet as of June 30, 2024. As of December 31, 2023, the marketable securities consisted of the following:

Corporate fixed income securities, weighted average yield and maturity of 5.39% and 2.38 years, respectively	459,531
Government securities, weighted average yield and maturity of 4.91% and 3.25 years, respectively	2,051,805
Total short-term investments	$2,511,336

We classify our short-term investments as available-for-sale securities as we may sell these securities at any time for use in operations or for other purposes. We record such securities at fair value in our balance sheet, with unrealized gains or losses reported as a component of accumulated comprehensive loss. The amount of unrealized gains or losses reclassified into earnings is based on specific identification when the securities are sold. We periodically evaluate if any security has experienced credit-related declines in fair value, which are recorded against an allowance for credit losses with an offsetting entry to interest and other expense, net on the statement of operations. As of June 30, 2024, the Company had $10,114 of short-term investments in cash and cash equivalents remaining.

Note 7. OTHER LONG-TERM ASSETS

The following summarizes other long-term assets as of June 30, 2024 and December 31, 2023:

	2024	2023
Security deposit - Ethos Management loan	$-	$1,875,000

Security deposits - leased facilities	30,983	30,983
Other long-term assets	74
Total other long-term assets	$31,057	$1,905,983

As a condition of funding on the Ethos Management loan, we placed a $1,875,000 security deposit as collateral for the note. The deferred loan fees are being amortized over the term of the Ethos Management loan. Deposits related to the facility leases are generally the last month’s payments.

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The Ethos Asset Management Loan Agreement (“Loan Agreement”) stipulates that fundings should happen approximately every 30 banking days, subject to Ethos completing periodic internal audits to ensure the Company was in compliance with the terms of loan agreement. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. Due to the lack of additional fundings and in accordance with the terms of the Loan Agreement, in February 2024, we sent Ethos a notice of termination for materially breaching the Loan Agreement. Based on the termination for default clause in the Loan Agreement, we are entitled to retain all the funds disbursed by Ethos and Ethos must release the deposit collateral, which offsets in part the loan payable of $2,383,059 (Note 10.) and accrued interest of $81,560 as of June 30, 2024.

Note 8. PROPERTY AND EQUIPMENT, NET

The following summarizes property and equipment as of June 30, 2024 and December 31, 2023:

	2024	2023
Software and computer equipment	$759,031	$809,031
Furniture and fixtures	230,883	230,883
Vehicles	59,545	59,545
Equipment	15,873	15,873
	1,065,332	1,115,332
Less accumulated depreciation	(916,308)	(881,024)
Property and equipment, net	$149,024	$234,308

Depreciation expense for the six months ended June 30, 2024 and 2023, was $35,284 and $28,088, respectively.

The following summarizes capitalized software development costs as of June 30, 2024:

Capitalized software development costs	$1,483,438
Less accumulated amortization	(137,916)
Capitalized software development costs, net	$1,345,522

Note. 9. CUSTOMER DEPOSITS

Customer deposits are advance payments from customers prior to manufacturing and shipping a simulator. The prepayment amounts and timing vary depending on the product to be manufactured and delivery location. Customer deposits are included in current liabilities until the balance is applied to an order at the time of invoicing. As of June 30, 2024 and December 31, 2023, and 2022, customer deposits were $2,479,124 and $1,704,224, respectively.

Note 10. NOTES PAYABLE

Notes payable consisted of the following as of June 30, 2024 and December 31, 2023:

	2024	2023
Note payable - Ethos Management INC	$-	$2,499,999
Note payable - Mercedes-Benz	24,517	29,149
	24,517	2,529,148
Less deferred loan fees - Ethos Management Inc.	-	(116,940)
Less current portion	(9,709)	(9,425)
Long-term portion	$14,808	$2,402,783

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Note Payable - Ethos Management INC

In January 2023, we entered into a financing agreement with Ethos Asset Management INC (the “Ethos Asset Management Loan” or “Ethos”) in the principal amount of up to $10 million. Pursuant to the terms of the Ethos Asset Management Loan, we may draw down financing proceeds equal to $833,333 each month beginning in April 2023, up to the $10 million amount. Interest associated with the Ethos Asset Management Loan is fixed at 4% per annum and has a three-year grace period for principal and interest payments. Annual principal and interest payments will commence in 2027 and continue through 2034. As a condition to funding, we provided Ethos Management with a $1,875,000 deposit as collateral for the note. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested.

The Ethos Asset Management Loan Agreement (“Loan Agreement”) stipulates that fundings should happen approximately every 30 banking days, subject to Ethos completing periodic internal audits to ensure the Company was in compliance with the terms of loan agreement. Ethos Management informed the Company in August 2023, that unrelated to TruGolf, Ethos Management is currently undergoing a routine audit of its loan portfolio, and pending the close of the audit, borrowers may experience delays in drawing on funds when requested. Due to the lack of additional fundings and in accordance with the terms of the Loan Agreement, in February 2024, we sent Ethos a notice of termination for materially breaching the Loan Agreement. Based on the termination for default clause in the Loan Agreement, we are entitled to retain all the funds disbursed by Ethos and Ethos must release the deposit collateral, which is offset in part by the security collateral of $1,875,000 (Note 7.). The balance of the Ethos liability after offsetting the collateral deposit and accrued interest payable is $589,619, which amount is included in ‘Accrued and other current liabilities’ on the balance sheet as of June 30, 2024.

Note Payable - Mercedes-Benz

In November 2020, we entered into a $59,545, 5.90% annual interest rate note payable with Mercedes-Benz for a delivery van. The note matures on November 20, 2026, and is secured by the van. We make a monthly payment of $908.

Note Payable - JP Morgan Chase

In June 2021, we entered into a $500,000, 3.00% annual interest rate note payable with JPMorgan Chase Bank, N.A. (“JP Morgan”). The note matures on June 8, 2026. We make a monthly principal and interest payment in the amount of $8,994. There is no prepayment penalty if the loan is paid prior to the maturity date.

In December 2023, we entered into a one-year line of credit facility with JP Morgan. See Note 11 - Lines of Credit. The outstanding note payable balance of $257,113 was transferred to the new line of credit.

Notes Payable - assumed in Merger

The Company assumed notes payable from the Merger in the amount of $1,565,000, which is comprised of: (i) an unsecured promissory note in the principal amount of $1,265,000 issued to two affiliates of the Sponsor on October 15, 2022 in connection with the First Extension, from October 29, 2022 to January 29, 2023; and (iii) an unsecured promissory note in the principal amount of $300,000 issued to an affiliate of the Sponsor on February 9, 2023 in connection with the Second Extension, from January 29, 2023 to July 29, 2023, pursuant to which a monthly payment of $50,000 had been deposited into the Trust Account after January 29, 2023 for six months. Pursuant to the fully executed Promissory Notes, each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of DMA’s initial business combination or the date of the liquidation of DMA. As of June 30,2024, the balance of the notes payable assumed in the Merger was $1,565,000.

Note 11. PIPE Loans

On February 2, 2024, the Company executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

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The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), the Company will also issue the PIPE Investors the Series A Warrants and the Series B Warrants.

As of June 30, 2024, the Company recorded PIPE Convertible Notes payable of $4,650,000 and an original issue discount of $465,000 resulting in the net balance of $4,185,000. As of June 30, 2024, the Company recorded interest expense on the PIPE Convertible Notes of 459,329, and interest expense relating to the amortization of the OID of $24,197. The Company did not timely file the quarterly report on Form 10-Q for the period ended March 31, 2024. The scheduled second tranche of the PIPE Convertible Notes payable has not been received by the Company.

Subject to satisfying the conditions discussed below, the Company has the right under the Purchase Agreement, but not the obligation, to require that PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”). As of May 14, 2024, the Company did not timely file the quarterly report on Form 10-Q for the period ended March 31, 2024. The scheduled second tranche of the PIPE Convertible Notes payable has not been received by the Company.

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, the Company sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

Note 12. RELATED PARTY NOTES PAYABLE

Related party notes payable consisted of the following as of June 30, 2024 and December 31, 2023:

	2024	2023
Notes payable - ARJ Trust	$650,000	$650,000
Note payable - McKettrick	1,050,000	1,300,000
Note payable - Carver	129,500	148,000
	1,829,500	2,098,000
Less current portion	(937,000)	(1,237,000)
Long-term portion	$892,500	$861,000

Future maturities of related party notes payable are as follows as of June 30, 2024:

2024 (six months)	$968,500
2025	287,000
2026	287,000
2027	287,000
Total	$1,829,500

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Note Payable - ARJ Trust

In December 2008, we entered into a $500,000, 8.50% annual interest rate note payable with a trust (“ARJ Trust”) indirectly controlled by the chief executive officer. We make monthly interest-only payments of $3,541. As of June 30, 2024 and December 31, 2023, the principal balance was $500,000.

In June 2010, we entered into a second $150,000, 8.50% annual interest rate note payable with the ARJ Trust. We make monthly interest-only payments of $1,063. As of June 30, 2024 and December 31, 2023, the principal balance outstanding was $150,000.

As of June 30, 2024 and December 31, 2023, the principal balance outstanding was $650,000 and accrued interest was $2,911. The note was to mature on March 31, 2024 and was extended to March 31, 2025.

The trustee of the ARJ Trust is a related party to the Company’s chief executive officer.

Note Payable - McKettrick

In May 2019, we entered into a $1,750,000, zero interest rate note payable with a former shareholder to repurchase all shares in the Company. The note is payable in annual installments of $250,000 due on December 21 of each year. The note matures on December 1, 2027. There is a late fee of 5%, if not paid within 10 days of the due date. During the six months ended June 30, 2024, the Company paid the December 2023 installment of $250,000 and $50,000 in negotiated extension fee.

Note Payable - Carver

In January 2021, we entered into a $222,000, zero interest rate note payable with a former shareholder to repurchase all shares in the Company. The note is payable in semi- annual installments of $18,500 due on March 31 and September 30 each year and matures on October 1, 2027. The Company paid $18,500 on the note on March 31, 2024.

Note 13. LINES OF CREDIT

In December 2023, we entered into a $2,000,000 variable rate line of credit with JP Morgan Chase Bank, N.A. The purpose of the new line of credit was to consolidate the balances outstanding on the note payable and the previous line of credit, which had matured. The line of credit matures on December 31, 2024. The line of credit has an annual interest rate computed at the Adjusted SOFR (Secured Overnight Financing Rate) Rate and at a rate of 3.00% above the SOFR Rate. The Adjusted SOFR rate means the sum of the Applicable margin (3.50% per annum) plus the SOFR rate applicable to the interest period plus the Unsecured to Secured Rate Adjustment.

The line of credit was secured by a pledge of $2,100,000 in the Company’s deposit accounts (restricted cash) at JP Morgan Chase. As of June 30, 2024 and December 31, 2023, the balance outstanding on the line of credit was $802,738.

During February 2023, the Company entered into a variable rate line of credit with Morgan Stanley which is secured by the marketable securities held in our brokerage account. As of June 30, 2024 and December 31, 2023, the balance outstanding was $10,114 and $1,980,937, at a rate of 7.21%, respectively, as the Company paid off the majority of the line of credit during the three months ended March 31, 2024.

Note 14. CONVERTIBLE NOTES PAYABLE

In May 2022, we entered into two separate but identical $300,000 (total $600,000), 10.00% annual interest rate convertible notes payable (“Convertible Notes”) with two individual consultants (“Note Holder”) to assist with services including an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services. The original terms of each note include a 15% original issue discount (“OID”), 292 warrants, no prepayment penalty and a maturity of February 25, 2023.

The warrants are exercisable at $4,800 per share for five years and a cashless option and a mandatory exercise over $9,600 with no prepayment penalty. The warrants are non-exercisable for one year from issuance. The valuation assumptions used in the Black-Sholes model to determine the fair value of each warrant awarded in 2022: expected stock price volatility ranged from 40.06% to 80.17%; expected term in years 5.00 with a discount for the one-year lockout period; and risk-free interest rate 2.95%.

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The Note Holder has the right, at any time on or after the issuance date and prior to the maturity date, to convert all or any portion of the then outstanding and unpaid principal plus any accrued interest thereon into shares of the Company’s common stock. The per share conversion price will be convertible into shares of common stock equal to 70% multiplied by the lower of (i) the volume weighted average of the closing sales price of the common stock on the date that the Company’s listing on the NASDAQ Global Market or other national exchange (“Uplisting”) is successfully consummated or (ii) the lowest closing price for the five trading days following the date of Uplisting, not including the Uplisting day.

In the event the Company (i) makes a public announcement that it intends to be acquired by, consolidate or merge with any other corporation or entity (other than a merger in which the Company is the surviving or continuing corporation and its capital stock is unchanged) or sell or transfer all or substantially all of the assets of the Company; or (ii) any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the common stock, then the conversion price will be equal to the lower of the conversion price and a 25% discount to the announced acquisition provided, that, the conversion will never be less than a price that is the lower of (iii) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of these notes; or (iv) the average closing price of the Company’s common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of these notes.

In 2022 and at the time off issuance, the Company elected to follow the relative fair value method to allocate the proceeds to the warrants, OID, and convertible notes (collectively the “Financial Instruments”). Total estimated fair value of the Financial Instruments was $1,387,060. The pro-rata allocation of the $450,000 total proceeds was $282,109 to the warrants, $21,899 to the OID and $145,992 to the convertible notes. The fair value of the warrants exceeded the pro-rata allocation of proceeds to the warrants and the convertible notes by $445,032, which the Company recorded as interest expense at the time of issuance.

Based on an estimated 70% discounted conversion price, the Company recorded $192,857 in interest expense and a corresponding increase in the notes payable. The Company has elected to account for the convertible notes at fair market value. The fair market value will be adjusted at each reporting period. The total outstanding balance for each convertible note as of December 31, 2022, was $225,000 (total $450,000) and accrued interest was $16,480. In March 2023, we extended each note’s maturity to July 31, 2023 and increased each note’s borrowing limit to $375,000.

In July 2023, the Company and Convertible Note Holders entered into Warrant Cancellation Agreements, whereby the warrants were cancelled when the Merger (business combination) with Deep Medicine Acquisition Corp. was completed. Also in July 2023, the convertible notes were modified whereby the maturity date was extended by up to an additional eight months (February 29, 2024), to be in two extensions of four months each. Five days prior to the extension deadline the Company was to issue 9,000 shares (total 18,000 shares if the Company elects the two extensions) of the Company’s stock. The Company did elect the extension. The Company has not issued the shares as of the date of this filing.

There was zero OID remaining as of June 30, 2024 and December 31, 2023, and there was no OID interest expense or amortization recorded during the six months ended June 30, 2024 and 2023.

Note 15. DIVIDEND NOTES PAYABLE

Prior to the merger, we filed our tax returns as an S Corporation. Historically, all income tax liabilities and benefits of the Company are passed through to the shareholders annually through distributions. No dividends were declared during 2023 or 2022. During 2021, the Board of Directors declared $7,395,694 in dividends to the shareholders, payable in cash as the Company’s liquidity allows. During 2022, the Company paid the shareholders $1,965,706. In November 2022, each shareholder agreed to defer the accrued dividends payable by entering into 6.00% interest rate dividend notes payable. All outstanding and accrued interest is due and payable when the dividend notes payable mature on December 31, 2025. Interest commenced accruing on January 1, 2023.

Dividends declared, distributed, and accrued are as follow as of June 30, 2024 and December 31, 32023:

	2024	2023

Accrued interest on dividends payable	$394,959	$274,242
Dividends payable	$4,023,923	$4,023,923

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Note 16. GROSS SALES ROYALTY PAYABLE

In June 2015, we entered into a Royalty Purchase Agreement (the “Agreement”) with a purchaser (“Purchaser”) for a gross sales royalty. The Purchaser agreed to purchase a sales royalty for the sum of $1,000,000 plus applicable taxes. Upon mutual agreement the Purchaser may purchase one or more additional royalties in an aggregate amount of up to $1,000,000. For the period June 2015 through May 2017, the Company paid a monthly payment of $20,833. Effective June 1, 2017 and all subsequent months, the monthly royalty payment has been equal to the greater of $20,833 plus the amount determined in accordance with the following and of June 1, 2017:

i.	If the trailing twelve-month revenue of the Company is equal to or less than $6,110,000, 3.60% of our monthly revenues, in perpetuity (unless terminated in accordance with the Purchase Agreement);
ii.	If trailing twelve-month revenue of the Company is equal to or greater than $17,200,000, 1.30% of our monthly revenues, in perpetuity (unless terminated in accordance with the Purchase Agreement); or
iii.	If trailing twelve-month revenue of the Company is greater than $6,110,000 but less than $17,200,000, such percentage of monthly revenue determined by dividing $220,060 by the amount of trailing twelve-month revenue and multiplying the result by 100, in perpetuity (unless terminated in accordance with the Purchase Agreement).

The royalty percentage was fixed at 3.6% based on the trailing twelve-month revenue at the time of executing the Agreement (June 15, 2015). On June 1, 2017, the royalty percentage was changed to 2.4% based on the trailing 12-month revenues at that time as outlined in the table above.

The Agreement contains an option for a one-time buy down of the royalty rate. At any time following the date on which the Purchaser has received royalty payments that are, in the aggregate, equal to two times the then applicable Aggregate Installment Amount ($1,000,000), we may purchase and extinguish 75% (but no more nor less) of all amounts owing or to become owing to the Purchaser hereunder. In the event we want to exercise the buy down option, we would pay the Purchaser $750,000 (75% of the $1,000,000 outstanding amount). The adjusted royalty rate going forward would then be 0.6% (75% of the 2.4%).

The Agreement also contains an option for a buyout upon the change of control. If pursuant to a proposed change of control the acquirer under such transaction requires, as a condition to the completion of such transaction, that the Company purchase and extinguish all amounts owing or to become owing to the Purchaser hereunder, the Company will pay the greater of:

i.	An amount equal to two times the aggregate installment amount as at the date of the change of control buyout notice; and
ii.	An amount equal to A multiplied by B multiplied by C, where:
	a.	A is equal to the aggregate installment amount as at the date of the change of control divided by $22,500,000;
	b.	B is equal to 0.8; and
	c.	C is equal to the net equity value of the Company; or in the case of a proposed asset sale, the proposed net purchase price of all or substantially all of the Company’s assets.

The Agreement has neither a stated maturity nor an interest rate. While the royalty percentage can be reduced via a buydown, as previously explained, the only avenue for terminating the Agreement is a buyout required by an acquirer in a change of control transaction. Absent the change of control, the Agreement will survive in perpetuity at a royalty rate of 2.4% or 0.6% depending on whether or not the royalty rate buydown option has been exercised.

Because the gross sales royalty payable has no stated fixed interest nor maturity, it is considered variable interest perpetual debt. The periodic variable payments to the Purchaser are recorded in interest expense. As of June 30, 2024 and December 31, 2023, the amount outstanding was $1,000,000. During the six months ended June 30, 2024 and 2023, we paid $177,281 and $0, respectively, in interest expense to the Purchaser.

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Note 17. ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consisted of the following as of June 30, 2024 and December 31, 2023:

	2024	2023
Accrued payroll	$9,124	$326,515
Credit cards	307,252	240,989
Warranty reserve	140,000	140,000
Sales tax payable	(3,492)	43,891
Royalty payable	222,500	-
Other	350,946	374,100
Accrued and other current liabilities	$1,026,330	$1,125,495

Accrued liabilities and other current liabilities assumed in Merger

Accrued tax payable	$45,008	$-
Other current liabilities assumed in Merger	250,000	-
Accrued liabilities and other current liabilities assumed in Merger	$295,008	$-

Note 18. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized preferred stock of 10,000,000 shares, par value of $0.0001. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued and outstanding.

Common Stock

Common Stock - Series A

The Company has authorized common stock - Series A of 90,000,000 shares, par value of $0.0001. As of June 30, 2024, there were 11,538,252 shares of common stock - Series A and 1,716,860 shares of common stock - Series B issued and outstanding. The summary of exchanged and issued shares of common stock - Series A and B resulting from the Merger follows:

Upon closing of the Business Combination, shares of TruGolf Nevada common stock outstanding include the following:

	Accrual Redemptions
	Number of Shares Owned	% Ownership

TruGolf Nevada shareholders - Series A	5,750,274	43.4%
TruGolf Nevada shareholders - Series B	1,716,860	13.0%
Private Placement Investors (2)	571,450	4.3%
DMAQ Public stockholders (3)	1,460,077	11.0%
DMAQ Directors and officers	280,000	2.1%
DMAQ Sponsor (4)	3,162,500	23.9%
I-Bankers (5)	313,951	2.4%

Total	13,255,112	100%

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Based on 13,098 TruGolf Nevada ordinary shares outstanding immediately prior to the closing of the Business Combination, the Exchange Ratio determined in accordance with the terms of the Merger Agreement is approximately 570.10. New TruGolf issued 7,467,134 shares of New TruGolf common stock to legacy TruGolf Nevada shareholders in the Business Combination, determined as follows:

TruGolf Nevada shares outstanding as of immediately prior to the Closing
Ordinary shares, par value $0.01 per share	13,098
Exchange Ratio	570.10
Shares of New TruGolf common stock issued to TruGolf Nevada shareholders upon Closing	7,467,134

The shares issued to legacy TruGolf Nevada shareholders consists of 5,750,274 shares of New TruGolf Class A common stock and 1,716,860 shares of New TruGolf Class B common stock.

(2) DMAQ’s Insiders had an aggregate of 406,500 units, which contain 406,500 Private Placement Shares and 406,500 Private Rights. I-Bankers had an aggregate of 113,000 units, which contain 113,000 Private Placement Shares and 113,000 Private Rights. Each holder of a private right received one-tenth (1/10) of one share of DMAQ Class A common stock upon consummation of initial business combination. Private placement shares were the shares of DMAQ Class A common stock. The 519,500 shares of DMAQ Class A common stock and 519,500 Private Right were exchanged for a total of 571,450 shares of New TruGolf common stock upon the closing of the Business Combination.

(3) Prior to and in connection with the approval of the Business Combination, holders of 378,744 DMAQ Class A Shares properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from the IPO. In addition, in connection with the January 26, 2024 meeting to amend certain provisions of DMA’s corporate documents allowing DMAQ to extend its existence, an additional 943 shares were redeemed, resulting in actual redemptions of 379,687 shares out of the total 574,764 shares of DMAQ common stock subject to redemption. Upon the closing of the Business Combination, 1,265,000 shares of New TruGolf Class A common stock were issued upon the conversion of 12,650,000 public rights.

(4) In connection with the Business Combination, 3,162,500 shares of DMAQ Class A common stock held by the Sponsor and its affiliates were converted into 3,162,500 shares of New TruGolf Class A common stock.

(5) Reflects the payment of transaction fee pursuant to the BCMA Amendment due at Closing, which was paid to I-Bankers a transaction fee equal to (i) $2,000,000 in cash and (ii) 212,752 New TruGolf Class A Common Shares, and an aggregate of 101,200 Representative Shares issued in connection with the IPO were exchanged to New TruGolf common stock upon the closing of the Business Combination.

In March 2023, the Board of Directors authorized the issuance of 821 shares of common stock to the consultants for the services performed related as outlined in the services agreements. The common shares were issued at fair value and $4,493,333 was expensed to consulting services.

In April 2022, we secured the services of two consultants (also the Note Holders as described in Note 12 - Convertible Notes Payable) to assist with services including assisting the Company’s and its counsel in an initial public offering preparation and listing to NASDAQ or other national exchange, assist the Company and its counsel in preparing a code of conduct and employment agreements, franchise development, and valuation increase through growth among other services.

Once services are performed, the first consultant will be provided a 3% stock grant; while the second consultant will be provided up to 7% of stock based on performance deliverables including: 1.75% on consummation of an initial bridge loan agreement, 1.75% on engaging an investment banker, 1.75% upon filing an S-1 including financial statements and footnotes, and 1.75% upon the closing of an initial public offering. The second consultant will be provided warrants at a 20% discount to the then current price per share, for up to 2% for achieving a $250 million valuation and 3% more for a $500 million valuation, as well as another 2% for opening the first franchise location, and 3% more once 100 franchise locations have been sold. As of the date of this filing, no stock grants or awards have been issued.

Common Stock - Series B

The Company has authorized common stock - Series B of 10,000,000 shares, par value of $0.0001. As of June 30, 2024, there were 1,716,860 shares of common stock - Series B issued and outstanding. The common stock - Series B has voting rights of 25 votes per common stock - Series A held. As of June 30, 2024, three TruGolf insiders own 100% of the 1,716,680 common stock - Series B.

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Warrants - Common stock - Series A and B

As of June 30, 2024, the Company issued warrants to purchase 422,777 shares of the Company’s common stock - Series A to the PIPE Convertible Notes holders with an exercise price of $13 per share and a term of five years commencing February 1, 2024. The maximum Series A Warrants to be issued for all tranches of the PIPE Convertible Notes is 1,409,091. The pro rata amount of the first tranche of PIPE Convertible Notes payable of $4,650,000 as a percentage of the total Series A Warrants results in the issuance of 422,777 warrants. The value of the Series A Warrants was estimated to be approximately $703,000 (or $1.61 per warrant) using the Black-Scholes option-pricing model as of the grant date (February 24, 2024) based on the following assumptions:

1.	The expected volatility of 227.52%;
2.	The risk-free interest rate of 3.99%;
3.	The expected life of five years.

As of June 30, 2024, the Company issued warrants to purchase 465,000 shares of the Company’s common stock - Series B to the PIPE Convertible Notes holders with an exercise price of $10 per share and a term of thirty months commencing February 1, 2024. The maximum Series B Warrants to be issued for all tranches of the PIPE Convertible Notes is 1,550,000. The pro rata amount of the first tranche of PIPE Convertible Notes payable of $4,650,000 as a percentage of the total Series A Warrants results in the issuance of 465,000 Series B Warrants. The value of the Series B Warrants was estimated to be approximately $662,400 (or $1.38 per warrant) using the Black-Scholes option-pricing model as of the grant date (February 24, 2024) based on the following assumptions:

1.	The expected volatility of 227.52%;
2.	The risk-free interest rate of 3.99%;
3.	The expected life of thirty months.

Note 19. INCOME TAXES

We have adopted the provisions of ASC 740-10-25, which provide recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.

Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain as of June 30, 2024.

Prior to the merger, the Company was an S Corporation for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the stockholders. As such, no recognition of federal or state income taxes for the Company has been provided for prior to January 31, 2024, the date of the consummation of the Merger.

The Company incurred a net loss for the six months ended June 30, 2024 of $2,871,192, which is available to reduce future taxable income for federal and state income taxes, respectively. The NOL can be carried forward indefinitely and can be used to offset 80% of future taxable income. At the current federal tax rate of 21% and including book to tax differences result in the current tax benefit NOL of approximately $498,000 at June 30, 2024. The Company has no income tax effect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets. During the six months ended June 30, 2024, the Company increased the valuation allowance from $0 to $500,600.

Note 20. COMMITMENTS AND CONTINGENCIES

Operating Leases

As of June 30, 2024, we had two operating leases as follows:

●	In June 2023, we entered into a five-year lease on the warehouse in North Salt Lake City, Utah. The base monthly lease payment through May 2024 is $10,849, $11,163 through May 2025, $11,486 through May 2026, $11,819 through May 2027, and $12,162 through May 2028. As of June 30, 2024, we had 47 months remaining on the lease.

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●	In December 2022, we entered into a three-year lease on the corporate headquarters in Centerville, Utah. The base monthly lease payment through November 2023 is $20,343, $20,378 through November 2023 and $24,616 through November 2025. As of June 30, 2024, we had 36 months remaining on the lease.

We utilize our incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. For 2023 and 2022, we used an estimated incremental borrowing rate of 10.00% and 5.90% respectively, to determine the present value of the lease liability.

Other information related to our operating leases is as follows:

Right of use asset:

As of December 31, 2023	$972,663
Amortization	82,454
As of March 31, 2024	$890,209
Amortization	83,857
As of June 30, 2024	$806,352

Lease liability:

Lease liability - December 31, 2023	$1,002,483
Payments	(80,311)
As of March 31, 2024	$922,172
Payments	(82,027)
As of June 30, 2024	$840,145

The table below reconciles the fixed component of the undiscounted cash flows for each of five years to the lease liabilities recorded on the Balance Sheet as of June 30, 2024:

Year	Minimum Lease Payments
2024 - (Six Months)	$203,483
2025	406,990
2026	140,163
2027	144,227
2028	60,809
Total	955,672
Less interest	(115,527)
Present value of future minimum lease payments	840,145
Less current portion	(361,606)
Long term lease liability	$478,539

Note 21. RELATED PARTY

As described in Note 14 - Dividend Notes Payable, the following were outstanding on the dividend notes payable to our officers and shareholders as of June 30, 2024 and December 31, 2023:

	2024	2023
Chief executive officer, Director and Shareholder	$1,639,240	$1,639,240
Chief hardware officer, Director and Shareholder	786,976	786,976
Executive vice president, Director and Shareholder	817,457	817,457
Interim chief financial officer, Director and Shareholder	198,519	198,519

The Company’s chief executive officer is related to certain lenders of the Company as discussed in Note 12 - Related Party Notes Payable.

The Company’s chief executive officer purchased five (5) regions from Links during the three months ended June 30, 2024.

Note 22. TruGolf Links Franchising, LLC

TruGolf Links Franchising, LLC (“Links”) sold five (5) regions during the three months ended June 30, 2024 and received proceeds of $500,000, which was recorded as deferred revenue on the Company’s balance sheet. The CEO of the Company individually purchased the regions from Links. Links has a commitment from a buyer to purchase four (4) regions in the subsequent quarter of 2024.

Note 23. SUBSEQUENT EVENTS

We evaluate events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through the date the financial statements were issued.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere herein. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Introduction

The following unaudited pro forma condensed combined financial statements and accompanying notes are provided to aid you in your analysis of the financial aspects of the Transactions and adjustments for other material events. These other material events are referred to herein as “Material Events” and the pro forma adjustments for the Material Events are referred to herein as “Adjustments for Material Events.”

The unaudited pro forma condensed combined financial statements give effect to the Merger and other events contemplated by the Merger Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the unaudited consolidated balance sheet of DMA as of December 31, 2023 with the audited balance sheet of TruGolf Nevada as of December 31, 2023, giving effect to the transactions as if they occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 combines the unaudited consolidated statement of operations of DMA for the twelve months ended December 31, 2023 and the audited statement of operations of TruGolf Nevada for the year ended December 31, 2023, giving effect to the transactions and other events contemplated by the Merger Agreement as if they have been consummated on January 1, 2023 (the beginning of the earliest period presented).

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New TruGolf’s financial condition or results of operations would have been had the Transactions and Material Events occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of New TruGolf. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

the accompanying notes to the unaudited pro forma condensed combined financial statements;

● the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information relating to each of TruGolf Nevada and DMA included herein.

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The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 has been prepared using the following:

● unaudited consolidated statement of operations of DMA for the twelve months ended December 31, 2023 (not included elsewhere in this proxy statement/prospectus);

● audited statement of operations of TruGolf Nevada for the year ended December 31, 2023.

Description of the Business Combination

On January 31, 2024, we completed the business combination and transactions contemplated thereby (the “Business Combination”) as set forth in that certain Amended and Restated Agreement and Plan of Merger (as amended), dated July 21, 2023, as amended, including by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated December 7, 2023, and as it may be further amended and/or restated from time to time (the “Merger Agreement”). On the Closing Date, (i) the total number of DMA Class A Shares issued as Merger Consideration in connection with the Business Combination was 5,750,274, and these DMA Class A Shares represent approximately 44.0%, of the issued and outstanding DMA Common Stock immediately following the closing of the Business Combination, (ii) the total number of DMA Class B Shares issued in connection with the Business Combination was 1,716,860 DMA Class B Shares, and these DMA Class B Shares represent approximately 13.1%, of the issued and outstanding DMA Common Stock immediately following the closing of the Business Combination. As a result of the Merger, TruGolf Nevada became a wholly-owned subsidiary of DMA, with the shareholders of TruGolf Nevada becoming stockholders of DMA.

As contemplated by the Merger Agreement, DMA changed its name to TruGolf Holdings, Inc. Prior to and in connection with the approval of the Business Combination, holders of 378,744 DMA Class A Shares properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from the IPO, calculated as of two business days prior to the completion of the Business Combination, which was approximately $11.50 per share resulting in the removal of $4,355,556 from the trust account. In addition, in connection with the January 26, 2024 meeting to amend certain provisions of DMA’s corporate documents allowing DMA to extend its existence, an additional 943 shares were redeemed resulting in the removal of an additional $10,845 from the trust account. As a result, existing DMA stockholders elected to redeem approximately 379,687, or approximately 8.7% of the then-outstanding shares of 4,357,964.

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Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DMA has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined financial statements give effect to the Merger and other events contemplated by the Merger Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the unaudited consolidated balance sheet of DMA as of December 31, 2023 with the audited balance sheet of TruGolf Nevada as of December 31, 2023, giving effect to the transactions as if they occurred on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 combines the unaudited consolidated statement of operations of DMA for the twelve months ended December 31, 2023 and the audited statement of operations of TruGolf Nevada for the year ended December 31, 2023, giving effect to the transactions and other events contemplated by the Merger Agreement as if they have been consummated on January 1, 2023 (the beginning of the earliest period presented).

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

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The pro forma adjustments reflecting the consummation of the Transactions and Material Events are based on certain currently available information and certain assumptions and methodologies that each of TruGolf Nevada and DMA believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of TruGolf Nevada and DMA believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions and Material Events based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

In addition to the Merger Consideration set forth above, the TruGolf Nevada Stockholders will also have a contingent right to receive up to an aggregate of an additional 4.5 million DMA Class A Shares (the “Earnout Shares”), as additional consideration, with each share valued at $10 per share (the “Purchaser Share Price”) during the three (3) year period following the Closing (the “Earnout Period”). The Earnout Shares shall be earned, based on the combined company meeting criteria relating to (i) consolidated gross revenue, (ii) VWAP (as defined below) of DMA Class A Shares, or (iii) number of qualified franchise locations opened. The Earnout Shares shall be allocated into three tranches consisting of a first tranche of 1,000,000 Earnout Shares (the “First Tranche”), a second tranche of 1,500,000 Earnout Shares (the “Second Tranche”), and third tranche of 2,000,000 Earnout Shares (the “Third Tranche”). The Earnout Shares will be earned as set forth below:

a) The First Tranche of a maximum of 1,000,000 Earnout Shares will be earned as follows (i) in the event that the gross consolidated gross revenue of New TruGolf and its subsidiaries (the “ Gross Revenues”) for 2024 equals or exceeds Thirty Million Dollars ($30,000,000) but is less than Forty Two Million Dollars ($42,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the First Tranche or in the event that the Gross Revenues for 2024 equals or exceeds Forty Two Million Dollars ($42,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the First Tranche; or (ii) in the event that the dollar volume-weighted average price(“VWAP”) of the DMA Class A Shares is at least $13.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to received100% of the First Tranche or, in the event that ten (10) or more Qualified Franchise Locations (as defined in the Merger Agreement) are opened prior to the end of the calendar year 2024, then the TruGolf Nevada Stockholders shall be entitled to received100% of the First Tranche.

b) The Second Tranche of a maximum of 1,500,000 Earnout Shares will be earned as follows (i) in the event that the Gross Revenues for 2025 equals or exceeds Fifty Million Dollars ($50,000,000) but is less than Sixty Five Million Dollars ($65,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the Second Tranche or in the event that the Gross Revenues for 2025 equals or exceeds Sixty Five Million Dollars ($65,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche; or (ii) in the event that the VWAP of DMA Class A Shares is at least $15.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche or, in the event that thirty (30) or more Qualified Franchise Locations are opened prior to the end of the calendar year 2025, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche.

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c) The Third Tranche of a maximum of 2,000,000 Earnout Shares will be earned as follows (i) in the event that the Gross Revenues for 2026 equals or exceeds Eighty Million Dollars ($80,000,000) but is less than One Hundred Million Dollars ($100,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the Third Tranche or in the event that the Gross Revenues for 2026 equals or exceeds One Hundred Million Dollars ($100,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche; or (ii) in the event that the VWAP of DMA Class A Shares is at least $17.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche or, in the event that fifty (50) or more Qualified Franchise Locations are opened prior to the end of the calendar year 2026, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche.

If at the end of a Price Measurement Period, a Revenue Milestone or a Price Milestone or a Franchise Milestone is not met, TruGolf Nevada Stockholder shall not be entitled to receive the applicable portion of the Earnout Shares.

The accounting for the Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Considering that the Earnout Shares are part of the Merger Consideration and there are no service conditions nor any requirement of TruGolf Nevada Stockholders to provide goods or services, we determined that the Earnout Shares are not within the scope of ASC 718. In reaching this conclusion, we focused on the fact that the Earnout Shares are not provided to any holder of options or unvested stock but rather the arrangement is provided only to vested equity holders.

Next, we determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480. Based upon the analysis, we concluded that the Earnout Shares should not be classified as a liability under ASC 480.

We next considered the conditions in ASC 815-10-15-74 and ASC 815-40 and concluded that the Earnout Shares are not within the scope of ASC 815. Therefore, the Earnout Share arrangement is appropriately classified in equity.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. TruGolf Nevada and DMA have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

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The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of 379,687 out of the total 574,764 shares of DMA common stock subject to redemption, for an aggregate redemption price of $4.37 million out the Trust Account. No other shares of DMA common stock were subject to redemption, plus a convertible debt financing of $15,500,000 with 10% Original Issuance Discount (“OID”) were available to fund expenses in connection with the Merger and to fund future cash needs of New TruGolf.

Included in the shares outstanding and weighted-average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are the shares of New TruGolf common stock issued to legacy TruGolf Nevada shareholders on the closing date of the Business Combination, the shares of New TruGolf common stock that were held by existing DMA investors, the shares of New TruGolf common stock issued to I-Bankers as marketing fees in relation to the Business Combination, and the shares of New TruGolf common stock issued to Ellenoff Grossman & Schole LLP as fees for their services.

Upon closing of the Business Combination, shares of TruGolf Nevada common stock outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Accrual Redemptions
	Number of Shares Owned	% Ownership

TruGolf Nevada shareholders (1)	7,467,134	56.2%
Private Placement Investors (2)	571,450	4.3%
DMA Public stockholders (3)	1,460,077	11.0%
DMA Directors and officers	280,000	2.1%
DMA Sponsor (4)	3,162,500	23.8%
I-Bankers (5)	313,952	2.4%
Ellenoff Grossman & Schole LLP (6)	20,000	0.2%
Total	13,275,113	100%

(1) In connection with the Business Combination, 13,098 TruGolf Nevada ordinary shares were exchanged for 7,467,134 shares of New TruGolf common stock, consisting of 5,750,274 shares of Class A common stock and 1,716,860 shares of Class B common stock.

(2) DMA’s Insiders had an aggregate of 406,500 units, which contain 406,500 Private Placement Shares and 406,500 Private Rights. I-Bankers had an aggregate of 113,000 units, which contain 113,000 Private Placement Shares and 113,000 Private Rights. Each holder of a private right received one-tenth (1/10) of one share of DMA Class A common stock upon consummation of initial business combination. Private placement shares were the shares of DMA Class A common stock. The 519,500 shares of DMA Class A common stock and 519,500 Private Right were exchanged for a total of 571,450 shares of New TruGolf common stock upon the closing of the Business Combination.

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(3) Prior to and in connection with the approval of the Business Combination, holders of 378,744 DMA Class A Shares properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from the IPO. In addition, in connection with the January 26, 2024 meeting to amend certain provisions of DMA’s corporate documents allowing DMA to extend its existence, an additional 943 shares were redeemed, resulting in actual redemptions of 379,687 shares out of the total 574,764 shares of DMA common stock subject to redemption. Upon the closing of the Business Combination, 1,265,000 shares of New TruGolf Class A common stock were issued upon the conversion of 12,650,000 public rights.

(4) In connection with the Business Combination, 3,162,500 shares of DMA Class A common stock held by the Sponsor and its affiliates were converted into 3,162,500 shares of New TruGolf Class A common stock.

(5) Reflects the payment of transaction fee pursuant to the BCMA Amendment due at Closing, which was paid to I-Bankers a transaction fee equal to (i) $2,000,000 in cash and (ii) 212,752 New TruGolf Class A Common Shares, and an aggregate of 101,200 Representative Shares issued in connection with the IPO were exchanged to New TruGolf common stock upon the closing of the Business Combination.

(6) Up to 20,000 shares of Class A Common Stock issued to Ellenoff Grossman & Schole LLP as fees for their services.

Material Events and Background Relevant to Material Events

On November 2, 2023 and December 7, 2023, DMA executed loan agreements with certain accredited investors (together, the “Prior Loan Agreements”) pursuant to which such investors agreed to loan DMA up to an aggregate $11,000,000 in exchange for the issuance of convertible notes and warrants. On February 2, 2024, TruGolf Holdings, Inc. (f/k/a Deep Medicine Acquisition Corp.) (the “Company”) executed a securities purchase agreement (the “Purchase Agreement”) with each of the investors that executed the Prior Loan Agreements, which replaced, in their entirety, the Prior Loan Agreements, and with additional investors (together, the “PIPE Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the PIPE Investors agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

The Purchase Agreement contemplates funding of the investment (the “Investment”) across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $4,650,000 of PIPE Convertible Notes will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $4,185,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), the Company will also issue the PIPE Investors the Series A Warrants and the Series B Warrants.

F-93

Subject to satisfying the conditions discussed below, the Company has the right under the Purchase Agreement, but not the obligation, to require that the PIPE Investors purchase additional Notes at up to two additional closings. Upon notice at any time after the 2nd trading day following the Initial Closing Date, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $4,650,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $4,185,000, if (i) the Registration Statement (as described below) has been filed; and (ii) certain customary closing conditions are satisfied (the “First Mandatory Additional Closing”). Upon notice at any time after the 2nd trading day following the date that the First Mandatory Additional Closing is consummated, the Company may require that the PIPE Investors purchase an additional aggregate principal amount of $6,200,000 of PIPE Convertible Notes, in exchange for aggregate gross proceeds of $5,580,000, if (i) the shareholder approval is obtained (as described below); (ii) the Registration Statement has been declared effective by the SEC; and (iii) certain customary closing conditions are satisfied (the “Second Mandatory Additional Closing”).

In addition, pursuant to the Purchase Agreement, each PIPE Investor has the right, but not the obligation, to require that, upon notice, the Company sell to such PIPE Investor at one or more additional closings such PIPE Investor’s pro rata share of up to a maximum aggregate principal amount of $10,850,000 in additional PIPE Convertible Notes (each such additional closing, an “Additional Optional Closing”); provided that, the principal amount of the additional PIPE Convertible Notes issued at each Additional Optional Closing must equal at least $250,000. If a PIPE Investor has not elected to effect an Additional Optional Closing on or prior to August 2, 2024, such PIPE Investor shall have no further right to effect an Additional Optional Closing under the Purchase Agreement.

Exchange of TruGolf Nevada Shares for Shares of New TruGolf

Based on 13,098 TruGolf Nevada ordinary shares outstanding immediately prior to the closing of the Business Combination, the Exchange Ratio determined in accordance with the terms of the Merger Agreement is approximately 570.10. New TruGolf issued 7,467,134 shares of New TruGolf common stock to legacy TruGolf Nevada shareholders in the Business Combination, determined as follows:

TruGolf Nevada shares outstanding as of immediately prior to the Closing
Ordinary shares, par value $0.01 per share	13,098
Exchange Ratio	570.10
Estimated shares of New TruGolf common stock issued to TruGolf Nevada shareholders upon Closing	7,467,134

(1) The shares issued to legacy TruGolf Nevada shareholders consists of 5,750,274 shares of New TruGolf Class A common stock and 1,716,860 shares of New TruGolf Class B common stock.

F-94

Accounting for the Business Combination

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DMA will be treated as the acquired company for accounting purposes, whereas TruGolf Nevada will be treated as the accounting acquirer. In accordance with this method of accounting, the Business Combination will be treated as the equivalent of TruGolf Nevada issuing shares for the net assets of DMA, accompanied by a recapitalization. The net assets of TruGolf Nevada will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of TruGolf Nevada. TruGolf Nevada has been determined to be the accounting acquirer for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	Legacy TruGolf Nevada stockholders expecting to have a majority of the voting power of New TruGolf,
●	TruGolf Nevada comprising the ongoing operations of New TruGolf,
●	TruGolf Nevada contributing a majority of the governing body members of New TruGolf, and
●	TruGolf Nevada’s senior management comprising the senior management of New TruGolf.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of TruGolf Nevada issuing stock for the net assets of DMA, accompanied by a recapitalization. The net assets of DMA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of TruGolf Nevada.

F-95

Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

Unaudited

(Amounts in thousands of US$, except for per share data)

	DMA	TruGolf Nevada	Transaction Accounting adjustment		Pro Forma Balance Sheet

ASSETS

Current assets:
Cash and cash equivalents	$178	$3,298	10,438	A	$13,914
Restricted cash	-	2,100	-		2,100
Accounts receivable, net	-	2,399	-		2,399
Inventory, net	-	2,119	-		2,119
Prepaid expenses	-	262	-		262
Marketable investment securities	-	2,479	-		2,479
Other current assets	-	-	-		-
Cash and marketable securities held in Trust Account	6,703	-	(6,703)	B	-

Total current assets	6,881	12,657	3,735		23,273

Property, plant and equipment, net	-	234	-		234
Right of use assets	-	973	-		973
Other long-term assets	-	1,906	-		1,906

TOTAL ASSETS	$6,881	$15,770	$3,735		$26,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$-	$2,060	-		$2,060
Customer deposits	-	1,704	-		1,704
Notes payable, current portion, net of discount	85	9	(85)	C	9
Notes payable to related parties, current portion	2,065	1,237	(2,065)	D	1,237
Line of credit	-	803	-		803
Line of credit margin account	-	1,981	-		1,981
Convertible notes payable, net	-	955	10,540	E	11,495
Accrued interest	-	460	-		460
Accrued and other current liabilities	1,492	1,125	(1,492)	F	1,125
Accrued and other current liabilities - related parties	6	-	(6)	G	-
Taxes payable	57	-	-		57
Lease liability, current portion	-	334	-		334

Total current liabilities	3,705	10,668	6,892		21,265

Non-current liabilities:
Notes payable, net of current portion	-	2,404	-		2,404
Note payables to related parties, net of current portion	-	861	-		861
Dividends notes payable	-	4,024	-		4,024
Gross sales royalty payable	-	1,000	-		1,000
Lease liability, net of current portion	-	668	-		668
Other liabilities	-	63	-		63
Deferred underwriting commissions	4,428	-	(4,428)	H	-

Total liabilities	8,133	19,688	2,464		30,285

COMMITMENTS AND CONTINGENCIES
Common stock subject to redemption	6,537	-	(6,537)	I	-

STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock	-	-	-		-
Common stock Class A Common stock	-	-	1	J	1
Class B Common stock	-	-	-		-
Additional paid in capital	-	10,480	(614)	K	9,866
Treasury stock	-	(2,037)	-		(2,037)
Accumulated other comprehensive income	-	(2)	-		(2)
Accumulated deficit	(7,789)	(12,359)	8,421	L	(11,727)

Total stockholders’ (deficit) equity	(7,789)	(3,918)	7,808		(3,899)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$6,881	$15,770	$3,735		$26,386

See accompanying notes to the unaudited pro forma condensed combined financial information.

F-96

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2023

Unaudited

(Amounts in thousands of US$, except for number of shares and per share data)

	DMA	TruGolf Nevada	Transaction Accounting adjustment		Pro Forma Balance Sheet

Revenues	$-	$20,584	$-		$20,584
Cost of revenues	-	(7,826)	-		(7,826)
Gross loss	-	12,758	-		12,758

Operating expenses:
Royalties	-	710	-		710
Franchise taxes	144	-	-		144
Salaries, wages and benefits	60	9,681	-		9,741
Selling, general and administrative	1,709	11,027	200	(AA)	12,936
Total operating expenses	1,913	21,418	200		23,531

Income from operations	(1,913)	(8,660)	(200)		(10,773)

Other income (expenses):
Interest expense	-	(1,731)	632	(BB)	(1,099)
Interest income	-	108	-		108
Loss on investment	-	-	-		-
Government grant	-	-	-		-
Other expenses	-	-	-		-
Investment income (loss) on investments held in Trust Account	352	-	55	(CC)	407
Total other income	352	(1,623)	687		(584)

(Loss) income before income taxes	(1,561)	(10,283)	487		(11,357)

Income tax	-	-	43	(DD)	43

Net (loss)	$(1,561)	$(10,283)	$444		$(11,400)

Other Comprehensive Income:

Unrealized gain in fair value of short-term investment	-	-	-		-

Comprehensive (loss) Income	$-	$(10,283)	$-		$(11,400)

Net loss per share
Basic and diluted - Class A	$(0.35)	$(857.35)			$(0.99)
Basic and diluted - Class B	N/A	N/A			$(6.64)

Weighted average number of shares
Basic - Class A	4,493,035	11,994	7,065,218	(EE)	11,558,253
Diluted - Class A	4,493,035	11,994	21,856,809		26,349,844
Basic and diluted - Class B	-	-	1,716,860		1,716,860

See accompanying notes to the unaudited pro forma condensed combined financial information.

F-97

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

(A) Represents pro forma adjustments to cash to reflect the following:

(Amounts in thousands of US$)
Release of the investments held in the Trust Account to cash and cash equivalents	$2,392	(1)
Repayment to sponsor’s loan	(2,065)	(2)
Payment of legal fees, and other DMA transaction-related fees	(2,901)	(3)
Payment of accrued expenses and tail insurance premium	(585)	(4)
Payment of legal fees, and other TruGolf Nevada transaction-related fees	(175)	(5)
Proceeds from the convertible debt financing at closing	13,815	(6)
Income tax payment	(43)	(7)
	$10,438

(1)	Reflects the reclassification of $2.4 million of cash held in the Trust Account at Closing after the redemption of 379,687 shares of DMA Class A common stock at a redemption price of $11.50 per share for an aggregate redemption of $4.4 million.

(2)	Reflects the repayments of the unsecured promissory notes in an aggregate principal amount of $2,065,000, which is comprised of: (i) an unsecured promissory note in the principal amount of $500,000 issued to the Sponsor on March 15, 2021 in connection with a portion of the IPO expense; (ii) an unsecured promissory note in the principal amount of $1,265,000 issued to two affiliates of the Sponsor on October 15, 2022 in connection with the First Extension, from October 29, 2022 to January 29, 2023; and (iii) an unsecured promissory note in the principal amount of $300,000 issued to an affiliate of the Sponsor on February 9, 2023 in connection with the Second Extension, from January 29, 2023 to July 29, 2023, pursuant to which a monthly payment of $50,000 had been deposited into the Trust Account after January 29, 2023 for six months. Pursuant to the fully executed Promissory Notes, each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of DMA’s initial business combination or the date of the liquidation of DMA.

(3)	Reflects the settlement of $2.9 million of DMA transaction costs at Closing due to advisory, legal and other acquisition-related transaction costs incurred. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.

(4)	Reflects the payment of expenses due at Closing, such as tail insurance premium, which were excluded from acquisition-related transaction costs and charged to expenses in the unaudited pro forma statements of operations, including the repayment to the accrued expenses as of December 31, 2023, and the repayment to a promissory note of $84,617, which was issued to a third party in connection with the premium payment for DMA’s Directors and Officers insurance.

(5)	Reflects the settlement of $175,000 of TruGolf Nevada transaction costs at close in connection with the Business Combination, representing advisory, legal and other acquisition-related transaction costs incurred. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.

(6)	Reflects the proceeds of $13.8 million from the convertible notes, net of 10% OID, pursuant to the securities purchase agreements executed on February 2, 2024.

(7)	We estimate our income tax obligations for the year ended December 31, 2023, which we shall pay from interest earned on the funds held in our Trust Account and released to us for this purpose.

F-98

(B) Reflects the reclassification of $2.4 million of cash held in the Trust Account at Closing after the redemption of 379,687 shares of DMA Class A common stock at a redemption price of $11.50 per share for an aggregate redemption of $4.4 million. The breakdown is set forth in the following table.

(Amounts in thousands of US$)
Release of the investments held in the Trust Account to cash and cash equivalents at Closing	$(2,392)
Investment income on investments held in Trust Account subsequent to December 31, 2023 and up to Closing	55
The redemption of 379,687 shares of DMA Class A common stock at a redemption price of $11.50 per share for an aggregate redemption of $4.4 million	(4,366)

$(6,703)

(C) Reflects the repayment of a third-party promissory note in amount of $84,617 due at Closing.

F-99

(D) Reflects the repayments of the unsecured promissory notes in an aggregate principal amount of $2,065,000, which is comprised of: (i) an unsecured promissory note in the principal amount of $500,000 issued to the Sponsor on March 15, 2021 in connection with a portion of the IPO expense; (ii) an unsecured promissory note in the principal amount of $1,265,000 issued to two affiliates of the Sponsor on October 15, 2022 in connection with the First Extension, from October 29, 2022 to January 29, 2023; and (iii) an unsecured promissory note in the principal amount of $300,000 issued to an affiliate of the Sponsor on February 9, 2023 in connection with the Second Extension, from January 29, 2023 to July 29, 2023, pursuant to which a monthly payment of $50,000 was deposited into the trust account after January 29, 2023, which was totaled $100,000 as of March 31, 2023, and $200,000 deposited after March 31, 2023. Pursuant to the fully executed Promissory Notes, each of the Promissory Notes bears no interest and is due and payable upon the earlier of the consummation of DMA’s initial business combination or the date of the liquidation of DMA.

(E) Represents pro forma adjustments to the convertible notes, pursuant to the securities purchase agreements executed on February 2, 2024 and the warrant cancellation agreements executed on July 10, 2023.

(Amounts in thousands of US$)
Convertible debt funded at Closing	$15,500	(1)
10% Original Issuance Discount	(1,550)	(2)
Debt discount due to the warrants granted	(3,325)	(3)
Debt discount due to legal fees	(135)	(4)
Reversal of debt discount	50	(5)
	$10,540

(1)	Reflects the principal of certain convertible debt financing in amount of $15.5 million pursuant to the securities purchase agreements executed on February 2, 2024.
(2)	Reflects the 10% Original Issuance Discount pursuant to the agreements set forth in footnote (1).
(3)	Reflects the fair value of 1,409,091 Series A warrants and 1,550,000 Series B warrants granted to the debt holders pursuant to the agreements set forth in footnote (1). The initial exercise price of the Series A Warrants shall be $13.00 per share for five years after the Closing, the fair value of the Series A Warrants was estimated to be approximately $2.28 million (or $1.61 per warrant) using the Black-Scholes option-pricing model as of the grant date based on the following assumptions: (1) expected volatility of 227.52%, (2) risk-free interest rate of 3.99% and (3) expected life of five years. The initial exercise price of the Series B Warrants shall be $10.00 per share for 30 months after the Closing, the fair value of the Series B Warrants was estimated to be approximately $2.15 million (or $1.38 per warrant) using the Black-Scholes option-pricing model as of the grant date based on the following assumptions: (1) expected volatility of 227.52%, (2) risk-free interest rate of 4.36 % and (3) expected life of 30 months.
(4)	Reflects the legal fee related to the debt financing.
(5)	Reflects the reversal of unamortized debt discount due to the cancellation of warrants, which was granted to TruGolf Nevada existing convertible debt holders in 2022. Pursuant to the Warrant Cancellation Agreements entered into on July 10, 2023 between TruGolf Nevada and the warrants holders, these warrants shall be cancelled at Closing of the Business Combination.

F-100

(F) Reflects the reduction in accrued liabilities related to DMA transaction costs after the payment to legal, financial advisory and other professional fees at Closing of the Business Combination.

(G) Reflects the reduction in accrued liabilities due to related parties after the cash payment of $10,000 and the issuance of 280,000 shares of DMA Common Stock to DMA’s officers and directors at Closing of the Business Combination. This stock issuance was granted at DMA’s incorporation. The fair value of this stock issuance was determined by the fair value of the DMA’s Common Stock on the grant date, at a price of $0.02 per share.

(H) Reflects the payment of transaction fee pursuant to the BCMA Amendment due at Closing, which was payable to I-Bankers a transaction fee consisting of (i) $2,000,000 in cash and (ii) 212,752 New TruGolf Class A Common Shares.

(I) Reflects the reclassification of approximately $2.4 million of DMA Common Stock subject to possible redemption to permanent equity after the redemption of 379,687 shares of DMA Class A common stock at a redemption price of $11.50 per share for an aggregate redemption of $4.4 million.

(J) Represents pro forma adjustments to reclassify TruGolf Nevada Stockholders equity to paid in capital at Closing of the Business Combination, assuming the conversion of all DMA Rights, DMA Common Shares have been issued to I-Bankers and DMA’s officers and directors, and based on funds in the Trust Account available to DMA outside of the Trust Account at Closing, and all upon the terms and subject to the conditions set forth in the Merger Agreement, but does not take into account (i) any shares reserved for issuance under the Incentive Plan, or (ii) the issuance of any shares relating to any additional Private Placement Units that are issued or issuable to our Sponsor pursuant to the conversion of the Sponsor’s up to $1.5 million working capital loans that were made to DMA.

(K) Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(Amounts in thousands of US$)
Common stock subject to redemption after consider the non-realized gain up to Closing and the actual redemption	$2,226
Reclassification of DMA’s historical retained earnings to additional paid in capital as part of the reverse recapitalization	(7,887)
Reduction in additional paid-in capital for acquisition related transaction expenses, net of accrual	(280)
Issuance of 280,000 shares to DMA’s officer and directors	6
Shares issuance to Ellenoff Grossman & Schole LLP as fees for their services due at Closing	250
Shares issuance to I-Bankers to settle $2,427,500 of deferred underwriters’ fees due at Closing	2,428
Fair value of the 1.4 million Series A warrants and 1.5 million Series B warrants granted in connection with the convertible notes described in (E)(3) above, which was executed on February 2, 2024	3,325
Cancellation of warrants at Closing, in connection with TruGolf Nevada existing convertible notes, pursuant to the Warrant Cancellation Agreements described in (E)(5) above.	(682)
$(614)

F-101

(L) Represents pro forma adjustments to accumulated deficit balance to reflect the following:

(Amounts in thousands of US$)
Reclassification of DMA’s historical accumulated deficit to additional paid in capital as part of the reverse recapitalization	$7,886
Reflects the estimated income tax payment	(43)
Reflects the payment of expenses due at Closing, such as tail insurance premium	(200)
Reflects the decrease in accrued expenses due to discounts	146
Reversal of expenses due to warrants cancellation at Closing, in connection with TruGolf Nevada existing convertible notes, pursuant to the Warrant Cancellation Agreements described in (E)(5) above.	632
$8,421

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2023 are as follows:

(AA) Reflects the payment of expenses due at Closing, such as tail insurance premium, was expensed at the Closing. These costs are a non-recurring item that are not expected to recur in the next 12 months.

(BB) Represents pro forma adjustment to reflect the cancellation of warrants at the Closing of the Business Combination, in connection with TruGolf Nevada existing convertible notes. Pursuant to the Warrant Cancellation Agreements entered into on July 10, 2023 between TruGolf Nevada and the warrants holders, these warrants shall be cancelled at Closing of the Business Combination.

(CC) Reflects the unrealized gain on marketable securities held in the Trust Account up to the Closing.

(DD) Reflects the estimated income tax liabilities due to the interest income from marketable securities held in the Trust Account.

(EE) The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based on the number of New TruGolf shares outstanding as if the Business Combination had occurred at the beginning of the earliest period presented.

F-102

Pro Forma weighted-average shares outstanding—basic and diluted is calculated as follows for the twelve months ended December 31, 2023:

Weighted-average shares outstanding—basic and diluted

Accrual Redemptions
Number of Shares Owned

Assume conversion of DMA Class A common stock into New TruGolf common stock effective January 1, 2023 as a result of assuming closing of the Business Combination on January 1, 2023	4,327,902
Assume reclassification of common stock subject to possible redemption to New TruGolf common stock effective January 1, 2023 as a result of assuming closing of the Business Combination on January 1, 2023	1,460,077
Assume on January 1, 2023 issuance of New TruGolf common stock to TruGolf Nevada shareholders as a result of assuming closing of the Business Combination on January 1, 2023	5,750,274
Assume on January 1, 2023 issuance of New TruGolf common stock to pay for the legal fee	20,000

Weighted average shares outstanding – Class A	11,558,253

Accrual Redemptions
Number of Shares Owned

Assume on January 1, 2023 issuance of New TruGolf common stock to TruGolf Nevada shareholders as a result of assuming closing of the Business Combination on January 1, 2023	1,716,860

Weighted average shares outstanding – Class B	1,716,860

F-103

The following potentially dilutive instruments were not included in the calculation of weighted-average shares outstanding for the twelve months ended December 31, 2023 as their effects would have been anti-dilutive:

Accrual Redemptions

PIPE Convertible Notes (1)	6,700,000
Series A Warrants (1)	1,409,091
PIPE Series B Warrants (1)	1,550,000
Earnout Shares (2)	4,500,000
Underwriter warrants (3)	632,500
Total	14,791,591

(1) Pursuant to the terms and conditions of the Securities Purchase Agreements dated on February 2, 2024, the PIPE Investors agreed to purchase from the Company (i) senior convertible notes in the aggregate principal amount of up to $15,500,000 (the “PIPE Convertible Notes”), (ii) Series A warrants to initially purchase 1,409,091 shares of the Company’s Class A common stock (the “Series A Warrants”); and (iii) Series B warrants to initially purchase 1,550,000 shares of the Company’s Class A common stock (the “Series B Warrants,” and collectively with the Series A Warrants, the “PIPE Warrants”) (the “PIPE Financing”).

F-104

Each holder of Notes may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our Class A common stock at an initial “Conversion Price” of $10.00 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the voluntary conversion by the holders of the PIPE Convertible Notes, in addition to the issuance of the Class A common stock issuable upon conversion of the principal amount of PIPE Convertible Notes, the Company shall issue to the holders in Class A common stock the sum of (A) all accrued interest on the PIPE Convertible Notes to date plus (B) all interest that would otherwise accrued on such principal amount of the PIPE Convertible Notes if such converted principal would be held to the Maturity Date at the Conversion Price.

The initial conversion price (the “Conversion Price”) of the PIPE Convertible Notes is $10.00 per share; provided that the Conversion Price will be automatically reduced to the applicable Adjustment Price (as defined below) if on (i) the 45th calendar day after the initial issuance date, and/or (ii) the date the Registration Statement (as described below) is declared effective by the SEC (each, an “Adjustment Measuring Date”), the greater of (A) $2.00 with respect to $5.0 million in principal amount of PIPE Convertible Notes and $2.50 with respect to the remainder of the PIPE Convertible Notes (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), and (B) the lowest volume weighted average price (“VWAP”) on any trading day during the five trading day period ended, and including, the trading day immediately prior to such applicable Adjustment Measuring Date (each, an “Adjustment Price”), is less than the Conversion Price then in effect.

The Series A Warrants shall expire five years after issuance and shall initially be exercisable for an aggregate of 1,409,091 shares of Class A common stock, which number of shares shall be increased each time the holder exercises any Series B Warrants in an amount equal to 91% of the shares of Class A common stock issued pursuant to such Series B Warrant exercise. The initial exercise price of the Series A Warrants shall be $13.00 per share; provided that if on (A) the 45th calendar day after issuance, and/or (B) the date the Registration Statement (as described below) is declared effective by the SEC (each, a “Warrant Adjustment Measuring Date”), the exercise price then in effect is greater than the greater of (i) $4.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), and (ii) the lowest VWAP on any trading day during the five trading day period ended, and including, the trading day immediately prior to such applicable Warrant Adjustment Measuring Date, the exercise price shall automatically lower to such price.

F-105

The Series B Warrants shall expire 30 months after issuance and shall initially be exercisable for an aggregate of 1,550,000 shares of Class A common stock. The initial exercise price of the Series B Warrants shall be $10.00 per share.

(2) At the Closing, subject to the terms and conditions set forth herein, the Company Stockholders shall receive the contingent right to receive up to an additional 4,500,000 shares of Purchaser Class A Common Stock. Assumes the earnout measurements will be met:

a) The First Tranche of a maximum of 1,000,000 Earnout Shares will be earned as follows (i) in the event that the gross consolidated gross revenue of New TruGolf and its subsidiaries (the “ Gross Revenues”) for 2024 equals or exceeds Thirty Million Dollars ($30,000,000)but is less than Forty Two Million Dollars ($42,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the First Tranche or (y) in the event that the Gross Revenues for 2024 equals or exceeds Forty Two Million Dollars ($42,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the First Tranche; or (ii) in the event that the dollar volume-weighted average price(“VWAP”) of the DMA Class A Shares is at least $13.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to received100% of the First Tranche or, in the event that ten (10) or more Qualified Franchise Locations (as defined in the Merger Agreement) are opened prior to the end of the calendar year 2024, then the TruGolf Nevada Stockholders shall be entitled to received100% of the First Tranche.

b) The Second Tranche of a maximum of 1,500,000 Earnout Shares will be earned as follows (i) in the event that the Gross Revenues for2025 equals or exceeds Fifty Million Dollars ($50,000,000) but is less than Sixty Five Million Dollars ($65,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the Second Tranche or (y) in the event that the Gross Revenues for 2025 equals or exceeds Sixty Five Million Dollars ($65,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche; or (ii) in the event that the VWAP of DMA Class A Shares is at least $15.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche or, in the event that thirty (30) or more Qualified Franchise Locations are opened prior to the end of the calendar year 2025, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Second Tranche.

c) The Third Tranche of a maximum of 2,000,000 Earnout Shares will be earned as follows (i) in the event that the Gross Revenues for2026 equals or exceeds Eighty Million Dollars ($80,000,000) but is less than One Hundred Million Dollars ($100,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 50% of the Third Tranche or (y) in the event that the Gross Revenues for 2026 equals or exceeds One Hundred Million Dollars ($100,000,000), then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche; or (ii) in the event that the VWAP of DMA Class A Shares is at least $17.00 per share for at least twenty (20) out of thirty (30) trading days in the specified period, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche or, in the event that fifty (50) or more Qualified Franchise Locations are opened prior to the end of the calendar year 2026, then the TruGolf Nevada Stockholders shall be entitled to receive 100% of the Third Tranche.

(3) The Company issued to I-Bankers a five-year warrant to purchase 632,500 Shares of Class A common stock, equal to 5.0% of the Shares issued in the IPO (“Representative Warrants”). The exercise price of Representative Warrants is $12.00 per Share.

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